UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cedar Fair, L.P.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Depositary units (representing limited partner interests)

(2)	Aggregate number of securities to which transaction applies:

55,263,092 depositary units (representing limited partner interests), options to purchase 17,400 depositary units with an exercise price below $11.50, 916,035 phantom limited partnership units and Special LP Interests in the aggregate capital account balance of $5,290,500.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 55,263,092 depositary units representing limited partnership interests multiplied by $11.50; (B) options to purchase 17,400 depositary units representing limited partnership interests with an exercise price less than $11.50 multiplied by $9.13 (which is the difference between $11.50 and the weighted average exercise price of $2.37 with respect to options having an exercise price less than $11.50); (C) phantom limited partnership units convertible into 916,035 depositary units multiplied by $11.50; and (D) the Special LP Interests which represent the right to receive $5,290,500 in the aggregate. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the sum of the numbers in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$651,198,822.50

(5)	Total fee paid:

$46,430.48

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION, DATED JANUARY 8, 2009

One Cedar Point Drive

Sandusky, Ohio 44870-5259

[•]

Dear Fellow Unitholder:

The board of directors of Cedar Fair Management, Inc., the general partner of Cedar Fair, L.P., has unanimously, with Mr. Richard Kinzel abstaining, approved a merger agreement providing for the acquisition of Cedar Fair by Siddur Holdings, Ltd., an entity controlled by affiliates of Apollo Global Management. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $11.50 in cash, without interest and less any applicable withholding tax, for each unit of limited partnership interest owned by you.

At a special meeting of unitholders, you will be asked to vote on a proposal to adopt the merger agreement and approve the transactions contemplated in the merger agreement, including the merger, and, if requested by Parent pursuant to the merger agreement, the conversion of Cedar Fair to a limited liability company (including the approval of a limited liability company agreement to be in effect if the conversion takes place) immediately prior to the merger. The special meeting will be held on [•] at [•] a.m., local time, at [•]. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger and the conversion. A copy of the merger agreement is attached as Annex A to the proxy statement. A copy of the limited liability company agreement to be in effect if a conversion is implemented at the request of Parent is attached as Annex B to the proxy statement. We encourage you to read the entire proxy statement, the merger agreement and the limited liability company agreement carefully. You may also obtain more information about Cedar Fair from documents we have filed with the United States Securities and Exchange Commission.

The board of directors has unanimously, with Mr. Richard Kinzel abstaining, approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the conversion of Cedar Fair into a limited liability company immediately prior to the merger, if requested by Parent pursuant to the merger agreement. The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated therein, including the merger and the conversion, as well as a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is very important. We cannot complete the merger or the conversion without the affirmative vote of the holders of two-thirds of the outstanding units of limited partnership interest excluding the Special LP Interests in favor of adopting the merger agreement and approving the transactions contemplated in the merger agreement. The failure of any unitholder to vote on the proposal to adopt the merger agreement and approve the transactions contemplated therein will have the same effect as a vote against the adoption of the merger agreement and the approval of the transactions contemplated therein.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and support.

Sincerely,

CEDAR FAIR MANAGEMENT, INC.

Richard L. Kinzel Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [•] and is first being mailed to unitholders on or about [•].

One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF SPECIAL MEETING OF LIMITED PARTNER UNITHOLDERS

TO BE HELD ON [•]

Dear Unitholder:

A special meeting of limited partner unitholders of Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair” or the “Company”), will be held on [•] at [•] a.m., local time, at [•] for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2009, by and among Siddur Holdings, Ltd., a New York corporation (“Parent”), Siddur Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Cedar Fair Management, Inc., an Ohio corporation and the general partner of the Company (the “General Partner”), and approve the transactions contemplated therein, including the merger of the Company and, if requested by Parent, the conversion of the Company to a limited liability company under the laws of the State of Delaware to be effective immediately prior to the closing of the merger (including approval of the limited liability company agreement to be in effect if the conversion is implemented at the request of Parent) (the conversion to a limited liability company, together with the approval of the limited liability company agreement, are collectively referred to herein as the “Conversion”). A copy of the Merger Agreement is attached as Annex A and a copy of the limited liability company agreement to be in effect if the Conversion is implemented at the request of Parent is attached as Annex B to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result, the Company will continue as the surviving entity and a subsidiary of Parent (the “Merger”, and together with the Conversion, the “Transactions”) and each outstanding unit of limited partnership interest, including limited partnership interests underlying depositary units but excluding the Special LP Interests (collectively, the “LP Units”) in the Company (other than LP Units (i) owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of the Company or (ii) as to which the treatment is otherwise agreed by Parent and the holder thereof) will be cancelled and converted into the right to receive $11.50 in cash, without interest and less any applicable withholding tax.

2.

To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement and approve the Transactions.

Unitholders of the Company of record as of the close of business on [•] are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. All unitholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement and approval of the Transactions requires the affirmative vote of the holders of two-thirds of the outstanding LP Units. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your LP Units will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your LP Units will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the Merger Agreement and approval of the Transactions and a vote against the adjournment proposal, if necessary. If you are a unitholder of record, voting in person at the meeting will revoke any proxy previously submitted. If your LP Units are held in “street name,” which means your LP Units are held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or the Internet.

The board of directors of the General Partner (the “Board of Directors”) has unanimously, with Mr. Richard Kinzel abstaining, approved and declared advisable the Merger Agreement and the Transactions. The Board of Directors recommends that our unitholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Transactions and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Attendance at the special meeting is limited to unitholders. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If you hold LP Units in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of the LP Units as of the close of business on [•], the record date, and valid photo identification. If you are the representative of a corporate or institutional unitholder, you must present valid photo identification along with proof that you are the representative of such unitholder. In addition, if you would like to attend the special meeting and vote in person, in order to vote, you must contact the person in whose name your LP Units are registered, obtain a proxy from that person and bring it to the special meeting. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY NOTIFYING OUR SECRETARY IN WRITING OF THE REVOCATION, BY DELIVERY OF A LATER-DATED PROXY, BY USING THE TOLL-FREE TELEPHONE NUMBER OR INTERNET WEBSITE ADDRESS OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

CEDAR FAIR MANAGEMENT, INC.

Richard L. Kinzel Chairman, President and Chief Executive Officer

Sandusky, Ohio

[•]

i

ii

References to “Cedar Fair,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Cedar Fair, L.P. and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference into this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 103.

The Parties to the Merger (Page 17)

Cedar Fair, L.P.

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

Cedar Fair, L.P. is a Delaware limited partnership. We commenced operations in 1983 when we acquired Cedar Point, Inc., and became a publicly traded partnership in 1987. We are one of the largest regional amusement park operators in the world and own 11 amusement parks, six outdoor water parks, one indoor water park and five hotels in the United States and Canada. In 2009, we entertained more than 21 million visitors. All of our parks are family oriented, with recreational facilities for people of all ages, and provide clean and attractive environments with exciting rides and entertainment. Our seasonal amusement parks are generally open during weekends beginning in April or May, and then daily from Memorial Day until Labor Day, after which they are open during weekends in September and, in most cases, October. The six outdoor water parks also operate seasonally, generally from Memorial Day to Labor Day, plus some additional weekends before and after this period. As a result, virtually all of the operating revenues of these parks are generated during an approximate 130- to 140-day operating season. The demographic groups that are most important to the parks are young people ages 12 through 24 and families. Families are believed to be attracted by a combination of rides and live entertainment and the clean, wholesome atmosphere. Young people are believed to be attracted by the action-packed rides. During their operating seasons, the parks conduct active television, radio, newspaper and Internet advertising campaigns in their major market areas geared toward these two groups. We generate our revenues primarily from sales of (i) admission to our parks, (ii) food, merchandise and games inside our parks, and (iii) hotel rooms, food and other attractions outside our parks. Our principal costs and expenses, which include salaries and wages, advertising, maintenance, operating supplies, utilities and insurance, are relatively fixed and do not vary significantly with attendance.

For more information about Cedar Fair, please visit our website at http://www.cedarfair.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 103. The Company’s LP Units are publicly traded on the NYSE under the symbol “FUN.”

Cedar Fair Management, Inc.

Cedar Fair Management, Inc.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

Cedar Fair Management, Inc. is an Ohio corporation and the General Partner of the Company, the shares of which are held by an Ohio trust. The General Partner owns a 0.001% interest in the Company’s income, losses and cash distributions, except in defined circumstances, and has full responsibility for management of the Company.

Siddur Holdings, Ltd.

Siddur Holdings, Ltd.

c/o Apollo Management VII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Siddur Holdings, Ltd., which we refer to as Parent, is a New York corporation controlled by affiliates of Apollo Global Management that was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, the Company will be a subsidiary of Parent.

Siddur Merger Sub, LLC

Siddur Merger Sub, LLC

c/o Apollo Management VII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Siddur Merger Sub, LLC, which we refer to as Merger Sub, is a Delaware limited liability company that was formed solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by or in furtherance of the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will cease to exist and the Company will continue as the surviving entity.

The Merger (Page 74)

The Merger Agreement provides, among other things, that Merger Sub will be merged with and into the Company, and as a result, the Company will continue as the surviving entity and a subsidiary of Parent (the “Surviving Entity”) following the Merger. In the Merger, each outstanding LP Unit (other than LP Units (i) owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of the Company or (ii) as to which the treatment is otherwise agreed by Parent and the holder thereof) will be cancelled and converted into the right to receive $11.50 in cash, without interest and less any applicable withholding tax, which amount we refer to in this proxy statement as the merger consideration.

The Special LP Interests (as such term is defined in the Limited Partnership Agreement) will be converted into the right to receive $5,290,500 in the aggregate, without interest, payable to holders thereof pro rata based on the holders’ relative capital accounts.

Unless otherwise agreed to by the parties to the Merger Agreement, the parties are required to close the Merger no later than the fifth business day after the satisfaction or waiver of the conditions described under “The

Merger Agreement – Conditions to the Merger,” subject to extension in certain circumstances to allow for completion of a marketing period of 30 consecutive calendar days. For a further discussion of the marketing period, see “The Merger Agreement – Consummation of the Merger; Marketing Period” beginning on page 74.

We currently anticipate that the Merger will be completed by the beginning of the second quarter of 2010. However, the exact timing of the completion of the Merger cannot be predicted.

Effects of the Merger

If the Merger is completed, you will be entitled to receive $11.50 in cash, without interest and less any applicable withholding taxes, for each LP Unit you own. As a result of the Merger, the Company will cease to be an independent, publicly traded limited partnership. You will not own any LP Units or any other interest in the Surviving Entity.

In the Merger, the 0.001% general partnership interest of the General Partner will, at the option of Parent, either (i) be cancelled (without any payment in respect of such interest) or (ii) be transferred by the General Partner to an entity selected by Parent, with such entity being admitted as a successor general partner (the “GP Transfer”).

The Conversion (Page 75)

If requested by Parent pursuant to the Merger Agreement, the Company and the General Partner will use commercially reasonable efforts to cause the Company to be converted into a limited liability company under the laws of the State of Delaware and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), and the Delaware Limited Liability Company Act, as amended (“DLLCA”) immediately prior to the closing of the Merger. If converted into a limited liability company, the Company, pursuant to Delaware law, will be deemed to be the same entity as Cedar Fair prior to the Conversion. Upon the Conversion, each LP Unit will be converted into one unit of membership interest in the Company and each right to receive one LP Unit previously granted will be converted into the right to receive one unit of membership interest in the Company. The holders of membership interests in the Company will not have any rights with respect to voting or distributions (other than in respect of liquidation) with respect to the Company, and the units of membership interest will immediately be converted into the right to receive the merger consideration for each unit of membership interest. The rights of the holders of membership interests in the Company will be governed by the limited liability company agreement of the Company which will come into effect at the same time as the Conversion is accomplished (immediately prior to the Merger) (the “LLC Agreement”), a copy of which is attached as Annex B. Consummation of the Conversion is not a condition to the closing of the Merger.

The Conversion will not affect the rights of the holders of the Special LP Interests to receive $5,290,500 in the aggregate, without interest, payable to holders thereof pro rata based on the holders’ respective capital accounts.

The Special Meeting (Page 19)

Time, Place and Date

The special meeting will be held on [•], at [•] a.m., local time, at [•].

Purpose

You will be asked to consider and vote upon the adoption of the Merger Agreement and the approval of the Transactions, as well as a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned LP Units at the close of business on [•], the record date for the special meeting. Each holder of record of LP Units as of the record date is entitled to cast one vote per LP Unit on each of the proposals. As of the record date, there were [•] LP Units outstanding and entitled to vote. The presence in person or by proxy of holders of a majority of the LP Units entitled to vote at the special meeting will constitute a quorum for the purpose of considering the proposals.

Vote Required

Adoption of the Merger Agreement and approval of the Transactions requires the affirmative vote of the holders of two-thirds of the outstanding LP Units. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the outstanding LP Units. As a general matter, your vote in favor of the adoption of the Merger Agreement and the approval of the Transactions constitutes your approval of all of the transactions contemplated by the Merger Agreement, including the Conversion and the GP Transfer.

LP Unit Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate [•] LP Units, representing [•]% of the outstanding LP Units.

Voting and Proxies

Any unitholder of record entitled to vote at the special meeting may authorize a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your LP Units are held in “street name” by your broker, you should instruct your broker on how to vote your LP Units using the instructions provided by your broker. If you do not provide your broker with instructions, your LP Units will not be voted which will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and the approval of the Transactions and a vote “AGAINST” the proposal to adjourn the special meeting, if necessary.

Revocability of Proxy

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio 44870, before the vote is taken at the special meeting, or by attending the special meeting and voting in person. If your LP Units are voted through your broker, you must follow directions received from your broker to change your voting instructions.

Treatment of Options and Phantom LP Units (Page 76)

Options

Upon consummation of the Merger, each outstanding option to purchase LP Units (whether vested or unvested) will be cancelled and converted into the right of the holder to receive an amount in cash equal to the product of (i) the number of LP Units issuable upon exercise of such option and (ii) the excess, if any, of the merger consideration over the exercise price per LP Unit attributable to such option, net of any applicable withholding tax. If the exercise price of any option exceeds the merger consideration, such option will be cancelled for no consideration.

Phantom LP Units

Upon consummation of the Merger, each outstanding phantom LP Unit or performance-based equity award denominated in LP Units (whether vested or unvested) will be cancelled and converted into the right of the holder to receive an amount in cash equal to the merger consideration multiplied by the number of LP Units to which such phantom LP Unit or performance-based equity award relates (with all phantom LP Units or performance-based equity awards denominated in LP Units attributable to a performance period that has not yet ended on the consummation of the Merger to be deemed to have achieved the applicable performance conditions at the target level), net of any applicable withholding tax.

Reasons for the Merger and the Conversion; Recommendation of the Board of Directors (Page 35)

Following a review by the Board of Directors of the Company’s strategic alternatives and after careful consideration of various factors described in the section entitled “The Merger and the Conversion – Reasons for the Merger and the Conversion; Recommendation of the Board of Directors” beginning on page 35, the Board of Directors, at a meeting held on December 16, 2009, unanimously, with Mr. Richard Kinzel abstaining (i) approved the terms of the Merger Agreement, including the Merger, the Conversion and the other transactions contemplated thereby and declared the Merger Agreement and the transactions contemplated thereby to be advisable and in the best interests of the General Partner, the Company and its unitholders, (ii) resolved to recommend that the unitholders approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Conversion and (iii) directed that the Merger Agreement, the Merger and the Conversion be submitted to the unitholders for consideration at a special meeting of unitholders. The Board of Directors recommends that our unitholders vote “FOR” the adoption of the Merger Agreement and the approval of the Transactions and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 60)

In considering the recommendation of the Board of Directors, you should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a unitholder. These interests include, among other things, the agreement of Parent to employ certain of our executive officers following the Merger and the agreement of certain of our executive officers to invest certain proceeds received in the Merger in shares of Parent’s common stock, the cash-out of all outstanding options and phantom LP Units (whether vested or unvested) held by our executive officers and directors and, pursuant to employment and change in control arrangements with or for the benefit of our executive officers, the payment of severance payments in connection with a qualifying termination of employment of an executive officer that may occur in connection with the Merger. In addition, cash bonuses awarded under our 2008 Omnibus Incentive Plan will be deemed to have been earned at 100% of the target level with respect to the year in which the Merger is consummated and will be paid within 30 days thereafter, and all amounts under our non-qualified, supplemental executive retirement programs will vest and be funded in a trust for the benefit of the participants when they retire at age 62, die, or become disabled.

Concurrent with the consummation of the Merger, Parent intends to establish an equity incentive plan which reserves up to 6% of the shares of Parent’s common stock (determined as of the closing of the Merger) for grants of equity awards to employees, consultants and non-employee directors of Parent and its subsidiaries. Parent currently intends to grant options in respect of at least two-thirds of this pool of shares upon the closing of the Merger. Richard Kinzel, the Company’s chairman, president and chief executive officer, Jack Falfas, the Company’s chief operating officer, Peter Crage, the Company’s vice president of finance and chief financial officer, and Robert Decker, the Company’s corporate vice president of planning and design, have each entered into an agreement with Parent, in the form of a signed term sheet, that specifies the key terms and conditions of the executive’s employment following the closing of the Merger and provides for the executive’s investment in shares of Parent’s common stock and the grant of options in respect of such shares under the equity incentive plan pursuant to individual award agreements between each executive and Parent. Each term sheet is binding upon Parent and the respective executive as of the closing of the Merger and will supersede any existing employment arrangements with the executive and contemplates, among other things, that the executive will enter into an employment agreement and option agreement with Parent having the terms set forth in the term sheet.

The Board of Directors was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Merger and the Conversion and to make the recommendation that our unitholders vote in favor of adopting the Merger Agreement and approving the Transactions. For a discussion of these interests, see “The Merger and the Conversion – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 60.

Opinions of the Financial Advisors (Page 39)

Opinion of Guggenheim Securities, LLC

Guggenheim Securities, LLC (“Guggenheim Securities”) delivered a written opinion to the Board of Directors to the effect that, as of December 16, 2009, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the merger consideration to be received in the Merger was fair, from a financial point of view, to the holders of LP Units, excluding LP Units held by the Company or its subsidiaries.

Opinion of Rothschild Inc.

Rothschild Inc. (“Rothschild”) delivered a written opinion to the Board of Directors that, as of December 16, 2009, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the merger consideration to be received in the Merger was fair, from a financial point of view, to the holders of LP Units (other than (i) affiliates of Parent and (ii) the holders of excluded units defined in the opinion as Excluded LP Units, which are described in “The Merger and the Conversion – Opinions of the Financial Advisors; Opinion of Rothschild Inc.”).

The full text of the written opinions of Guggenheim Securities and Rothschild (collectively referred to as the “Financial Advisors”) are attached as Annexes C and D, respectively, to this proxy statement. The written opinions of the Financial Advisors set forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by each of the Financial Advisors in rendering their respective opinions. For a discussion of these written opinions, see “The Merger and the Conversion – Opinions of the Financial Advisors” beginning on page 39. The Financial Advisors provided their opinions for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The opinion of Guggenheim Securities was limited to the evaluation of the fairness, from a financial point of view, to the holders of LP Units, excluding LP Units held by the Company or its subsidiaries. The opinion of Rothschild was limited to the evaluation of the fairness, from a financial point of view, to the holders of LP Units (other than (i) affiliates of Parent and (ii) the holders of Excluded LP Units) of the merger consideration to be received in the Merger. Furthermore, in rendering their respective written opinions, the Financial Advisors did not express any view or opinion as to the fairness, financial or otherwise, of (i) the amount or nature of the consideration to be received by holders of the Special LP Interests, (ii) the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the merger consideration, (iii) the investment upon consummation of the Merger by certain members of the Company’s senior management of certain proceeds received in the Merger in shares of the Surviving Entity’s common stock or (iv) the Conversion.

The opinions of the Financial Advisors are not recommendations to any unitholder, stockholder, policyholder or creditor of the Company, the General Partner or any of their respective subsidiaries or any other person as to how such person should vote or act in connection with the Merger or any matter related thereto.

Financing (Page 58)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $2.472 billion, which Parent and Merger Sub expect will be funded by equity and debt financings, and to the extent available, cash of the Company. Notwithstanding the financing arrangements that Parent has in place, consummation of the Merger is not subject to any financing conditions (although funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the commitment letters under which the financings will be provided). See “The Merger and the Conversion – Financing” beginning on page 58. The following arrangements are in place for the financing of the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing

Parent has received an equity commitment letter, dated December 16, 2009, from affiliates of Apollo Management VII, L.P. (referred to in this proxy statement as the “Investors”) to provide equity financing in an aggregate amount of up to $765,000,000. In certain circumstances the Investors may assign their commitments to other investors, although such assignment will not affect the Investors’ obligations under the equity commitment letter. The funding of financing contemplated by the equity commitment is subject to the closing of the Merger in accordance with the terms of the Merger Agreement and the prior or simultaneous closing of the debt financing or the alternative debt financing, as the case may be. The Company is a third party beneficiary of the equity commitment letter solely to the extent that the Company is awarded specific performance of Parent’s obligation to cause the Investors to fund their equity commitment in certain limited circumstances in accordance with the terms of the Merger Agreement.

Debt Financing

Parent has received a debt commitment letter, dated December 16, 2009, from prospective arrangers and lenders (jointly referred to in this proxy statement as the “Lenders”), pursuant to which, and subject to the conditions of that letter, the Lenders have agreed to provide to Parent and Merger Sub up to $1,250,000,000 of senior secured credit facilities and up to $700,000,000 of senior unsecured increasing rate loans under a senior unsecured credit facility. The Lenders may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

Limited Guarantee (Page 60)

Pursuant to a limited guarantee delivered by the Investors in favor of the Company, dated December 16, 2009, the Investors have agreed (severally and not jointly) to guarantee the performance and discharge of certain obligations of Parent and Merger Sub under the Merger Agreement; however, the maximum aggregate liability of the Investors will not exceed $50,000,000 (which is equal to the Maximum Recovery Amount (as defined below) payable by Parent to the Company under certain circumstances). See “The Merger and the Conversion – Limited Guarantee” beginning on page 60.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the United States Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. The Company and an affiliate of Apollo Global Management (on behalf of Parent) filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on December 30, 2009. Additionally, the Merger is notifiable in Canada under the Canada’s Competition Act, R.S.C. 1985, c. 34, as amended (the “Canada Competition Act”). The parties expect to submit an Advance Ruling Certificate under the Canada Competition Act the week of January 4, 2009.

Material United States Federal Income Tax Consequences (Page 69)

The Merger will be treated as a taxable sale for U.S. federal income tax purposes (and also may be taxed under applicable state, local and foreign tax laws). For U.S. federal income tax purposes, a U.S. Holder (as defined in “The Merger and the Conversion – Material United States Federal Income Tax Consequences” beginning on page 69) receiving merger consideration in exchange for its LP Units will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized by that unitholder (equal to the sum of the merger consideration received and the unitholder’s share of the Company’s nonrecourse liabilities) as a result of the Merger and (ii) that unitholder’s adjusted tax basis in its LP Units. Moreover, because a portion (which, depending upon the length of a U.S. Holder’s holding period, could be substantial) of a U.S. Holder’s gain or loss will be separately computed and taxed as ordinary income, a U.S. Holder may recognize both ordinary income and a capital loss as a result of the Merger.

If the Conversion is consummated pursuant to the terms of the Merger Agreement, the Company does not expect that U.S. Holders will recognize any material incremental U.S. federal income tax consequences by reason of consummation of the Conversion that would not have been recognized upon the Merger in the absence of the Conversion. If requested by Parent pursuant to the Merger Agreement, the Company and the General Partner are required to use commercially reasonable efforts to effect the Conversion immediately prior to the closing, unless the Company receives written advice of a nationally recognized law or accounting firm (which advice and firm are reasonably acceptable to Parent) to the effect that, by reason of a change in law or in any administrative interpretation thereof after the date of the Merger Agreement, the Conversion would have a significant adverse effect on the unitholders.

For a further discussion of the determination of the amount and character of a unitholder’s income, gain or loss from the Merger, and more information regarding the U.S. federal income tax consequences of the Merger and the Conversion, see “The Merger and the Conversion – Material United States Federal Income Tax Consequences” beginning on page 69. The tax consequences of the Merger and the Conversion to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Merger and the Conversion to you.

Conditions to the Merger (Page 87)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver prior to consummation of the Merger of certain conditions, including the approval of the Merger Agreement by the Company’s unitholders, compliance with federal and foreign antitrust laws and the absence of any legal prohibition to the Merger or the other transactions contemplated by the Merger Agreement.

Parent and Merger Sub’s obligation to consummate the Merger is conditioned upon the satisfaction, or waiver by Parent, of certain conditions, including the accuracy of our and the General Partner’s representations and warranties, the performance in all material respects of the Company’s and the General Partner’s obligations under the Merger Agreement prior to consummation of the Merger, the absence of a material adverse effect on the Company, EBITDA of the Company and its subsidiaries (as defined in Exhibit A of the Merger Agreement) for the four fiscal quarters ending December 31, 2009 of at least $311,800,000, no outstanding indebtedness or funded debt (as defined in Exhibit C of the Merger Agreement) of the Company other than under the Amended and Restated Credit Agreement, among the Company, 3147010 Nova Scotia Company and the lenders party thereto, dated as of February 15, 2007, as amended (the “Credit Agreement”), the delivery of certificates, in each case, attesting to the foregoing conditions, the occurrence and completion of the marketing of debt securities to finance the merger consideration, no payment default having occurred and the Company not having terminated any commitments under the Credit Agreement and the lapsing of a 30-calendar day period for Parent to review the EBITDA calculation delivered by the Company to Parent.

The Company’s obligation to consummate the Merger is subject to certain conditions, including the accuracy of Parent and Merger Sub’s representations and warranties, the performance in all material respects by Parent and Merger Sub of their obligations prior to consummation of the Merger and the delivery of a certificate attesting to the foregoing conditions.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers (Page 89)

We may solicit alternative acquisition proposals until January 25, 2010 (such date being referred to in this proxy statement as the “Solicitation Period End Date,” and such period as the “go-shop period”). After that date, the Company may continue discussions with any party that has made an acquisition proposal prior to the Solicitation Period End Date that the Board of Directors believes to be bona fide and that constitutes or is reasonably likely to result in a superior proposal (as determined in good faith by the Board of Directors). Except with respect to such third parties, after the Solicitation Period End Date, the Company is subject to a restriction on its ability to solicit third-party acquisition proposals, provide information and/or engage in discussions with third parties regarding acquisition proposals, unless the failure to take such action would be inconsistent with the directors’ fiduciary duties. We have agreed to provide Parent with notice of certain events, with regard to the solicitation of alternative acquisition proposals, including the name of any party submitting an acquisition proposal and the material terms of such proposal.

Termination of Merger Agreement (Page 92)

Either Parent or the Company may terminate the Merger Agreement under certain circumstances. The Merger Agreement may be terminated at any time by the mutual written consent of the parties. The Merger Agreement may be terminated by us or Parent in the event that unitholder approval of the Merger Agreement is not obtained at the special meeting or at any adjournment or postponement thereof at which the Merger Agreement was voted on, the Merger is not consummated by May 10, 2010 or a court or governmental entity issues an injunction prohibiting the Merger or a governmental entity declines to grant any of the necessary regulatory approvals. In addition, the Merger Agreement may be terminated by us in order to enter into a definitive agreement for an alternative acquisition transaction that constitutes a superior proposal or where all conditions to consummation of the Merger have been met and Parent fails to complete the Merger within two business days following the date the closing should have occurred pursuant to the Merger Agreement if we were ready, willing and able to consummate during such period.

Parent may terminate the Merger Agreement if the Board of Directors or the Company approves, or enters into a definitive agreement for, an alternative acquisition proposal, or withdraws, changes or fails to reaffirm (upon request) its recommendation that our unitholders adopt the Merger Agreement and approve the Transactions. Parent may also terminate the Merger Agreement if the Company does not deliver a certificate certifying its calculation of EBITDA (as defined in Exhibit A of the Merger Agreement) for the four fiscal quarters ending December 31, 2009 by the earlier of the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and March 1, 2010, if such certificate states that EBITDA (as defined in Exhibit A of the Merger Agreement) four fiscal quarters ending December 31, 2009 is less than $311,800,000 or if the Company experiences a Material Adverse Effect (as defined in “The Merger Agreement – Conditions to the Merger” beginning on page 87).

The Company or Parent may terminate the Merger Agreement for material breach by the other party of a representation or warranty or failure to perform a covenant, which material breach or failure would result in the failure of a condition to closing being satisfied (in certain circumstances, the breaching party has a period of time to cure a breach).

Termination Fees and Expenses Payable by Us (Page 93)

If the Company terminates the Merger Agreement, or the Merger Agreement is terminated by Parent or Merger Sub under certain circumstances described in further detail in “The Merger Agreement – Termination Fees and Expenses Payable by the Company,” the Company must pay a termination fee. The termination fee is $19,556,700 unless the Company terminates the Merger Agreement during the go-shop period to accept an alternative acquisition proposal than constitutes a superior proposal, in which case the termination fee would be $11,408,100. In addition, in the event the Merger Agreement is terminated by Parent or the Company if the Merger has not been consummated by May 10, 2010 (and, prior to termination, an alternative acquisition proposal has been publicly disclosed and not withdrawn or terminated) or if unitholder adoption of the Merger Agreement is not obtained, or by Parent because of an uncured breach of the Merger Agreement by the Company, then the Company has agreed to pay all of the actual expenses of Parent, up to an aggregate amount equal to $6,500,000. Upon termination of the Merger Agreement under specified circumstances described in further detail in “The Merger Agreement – Maximum Recovery Amount Payable by Parent,” beginning on page 95 Parent may be required to pay the Company a fee of $50,000,000.

Specific Performance (Page 98)

The Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded to consummate the Merger only if (i) Parent and Merger Sub are required to complete the closing pursuant to the Merger Agreement (including the satisfaction of the closing conditions), (ii) the debt financing has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, (iii) Parent and Merger Sub fail to complete the closing of the Merger and (iv) the Company has irrevocably confirmed that, if specific performance is granted and the equity financing and the debt financing are funded, the closing will occur. Parent is entitled to an injunction, specific performance and other equitable remedies to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement. Parent also is entitled to seek specific performance to enforce all of the Company’s obligations under the Merger Agreement.

Dissenters Rights or Appraisal Rights (Page 102)

Unitholders are not entitled to dissenters’ or appraisal rights with respect to the Merger, the Conversion or the other transactions contemplated by the Merger Agreement under the Fifth Amended and Restated Agreement of Limited Partnership of the Company (the “Limited Partnership Agreement”) or applicable law.

Market Price of the Company’s LP Units (Page 99)

The closing sale price of the Company’s LP Units on the NYSE on December 15, 2009, the last trading day prior to the public announcement of the proposed Merger was $9.01. The $11.50 per LP Unit merger consideration represents a premium of approximately 43% over the Company’s volume-weighted average closing LP Unit price during the 30 days prior to December 16, 2009, 42% over the Company’s volume-weighted average closing LP Unit price during the 90 days prior to December 16, 2009 and 28% over the Company’s closing LP Unit price as of December 15, 2009, the last trading day prior to the public announcement on December 16, 2009 of the execution of the Merger Agreement. On [•], the most recent practicable date before this proxy statement was mailed to unitholders, the closing price for the Company’s LP Units on the NYSE was $[•]. You are encouraged to obtain current market quotations for the Company’s LP Units in connection with voting your LP Units.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE MERGER AND THE CONVERSION

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement, the Merger, the Conversion and the special meeting. These questions may not address all questions that may be important to you as a unitholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement, which you should read carefully.

Q.	What are the proposed transactions?

A.

The proposed transactions are the acquisition of the Company pursuant to the Merger Agreement by Parent, an entity controlled by affiliates of Apollo Global Management, and the conversion of the Company into a limited liability company immediately prior to the closing of the Merger, if requested by Parent pursuant to the Merger Agreement. Once the Merger Agreement has been adopted and the Transactions approved by the unitholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Cedar Fair. Cedar Fair will be the Surviving Entity and a subsidiary of Parent. In the Merger, the general partnership interest held by the General Partner will, at the election of Parent, either (i) be cancelled (without any payment in respect of such interest) or (ii) be transferred to an entity selected by Parent, with such entity being admitted as successor general partner of the Company.

Q.	What will I receive in the Merger?

A.

Upon completion of the Merger, you will be entitled to receive $11.50 in cash, without interest and less any applicable withholding tax, for each LP Unit you own. For example, if you own 100 LP Units, you will receive $1,150 in cash in exchange for your LP Units, less any applicable withholding tax. The Conversion will have no effect on the form or amount of merger consideration that holders of LP Units will receive in the Merger or the timing of its receipt. You will not own any LP Units or any other equity interest in the Surviving Entity.

The Special LP Interests (as such term is defined in the Limited Partnership Agreement) will be converted into the right to receive $5,290,500 in the aggregate, without interest, payable to holders thereof pro rata based on the holders’ relative capital accounts.

Q.	What happens to my future distributions?

A.

Once the Merger is completed and LP Units are exchanged for the merger consideration, you will not own any LP Units or any other equity interest in the Surviving Entity and you will not be entitled to receive any dividends or other distributions from the Surviving Entity.

Q.	When and where is the special meeting?

A.	The special meeting of unitholders will be held on [•], at [•] a.m., local time, at [•].

Q.	What vote is required for Cedar Fair’s unitholders to adopt the Merger Agreement and approve the Transactions?

A.	The affirmative vote of the holders of two-thirds of the outstanding LP Units is required to adopt the Merger Agreement and approve the Transactions.

Q.	What vote of Cedar Fair’s unitholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the outstanding LP Units.

Q.	How does the Board of Directors recommend that I vote?

A.

The Board of Directors unanimously, with Mr. Richard Kinzel abstaining, recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Transactions and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Transactions. You should read “The Merger and the Conversion – Reasons for the Merger and the Conversion; Recommendation of the Board of Directors” for a discussion of the factors that the Board of Directors considered in deciding to recommend the adoption of the Merger Agreement and the approval of the Transactions.

Q.	What effects will the proposed Merger have on Cedar Fair?

A.

As a result of the proposed Merger, Cedar Fair will cease to be a publicly-traded limited partnership and will be a subsidiary of Parent. You will no longer have any interest in the future earnings or growth of Cedar Fair. Following consummation of the Merger, the registration of the Company’s LP Units and our reporting obligations with respect to our LP Units under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the United States Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, the depositary units representing our LP Units will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q.	What effects will the proposed Conversion have on Cedar Fair?

A.

If the Conversion is implemented, Cedar Fair would be converted into a limited liability company under the laws of the State of Delaware immediately prior to the closing of the Merger. Pursuant to Delaware law, the converted Company will be deemed to be the same entity as Cedar Fair prior to the Conversion. Upon the Conversion, each LP Unit will be converted into one unit of membership interest in the Company and each right to receive one LP Unit previously granted will be converted into the right to receive one unit of membership interest in the Company. The holders of membership interests in the Company will not have any rights with respect to voting or distributions (other than in respect of liquidation) with respect to the Company, and each such unit of membership interest in the Company will immediately be converted into the right to receive the merger consideration for each unit of membership interest. The rights of the holders of membership interests in the Company will be governed by the LLC Agreement. Consummation of the Conversion is not a condition to the closing of the Merger.

The Conversion will not affect the rights of the holders of the Special LP Interests to receive $5,290,500 in the aggregate, without interest, payable to holders thereof pro rata based on the holders’ respective capital accounts.

Q.	What happens if the Conversion is not effected?

A.

Consummation of the Conversion is not a condition to the closing of the Merger, but may be undertaken at the request of Parent pursuant to the Merger Agreement. If the Conversion is not effected, the Merger can still be completed.

Q.	What happens if the Merger is not consummated?

A.

If the Transactions are not approved by the requisite vote of our unitholders or if the Merger is not completed for any other reason, unitholders will not receive any payment for their LP Units in connection with the Merger. Instead, Cedar Fair will remain an independent public limited partnership and our LP Units will continue to be listed and traded on the NYSE. Under specified circumstances, Cedar Fair may be required to pay Parent a termination fee or reimburse Parent for its expenses as described in detail under the heading “The Merger Agreement – Termination Fees and Expenses.”

Q.	What do I need to do now?

A.

If you hold your LP units in your own name as the unitholder of record, even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please authorize a proxy to vote your LP Units by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to authorize your vote via the Internet. You can also attend the special meeting and vote. Do NOT return your depositary receipts or certificates representing outstanding LP Units with your proxy.

Q.	How do I authorize a proxy to vote?

A.	You may authorize a proxy to vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card;

•	by appearing at the special meeting; or

•	if you hold your LP Units in “street name,” following the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your LP Units will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Transactions and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by delivery to our Corporate Secretary a written notice of revocation;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you authorized a proxy to vote by telephone or the Internet, by authorizing a proxy to vote a second time by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your LP Units, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my LP Units are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my LP Units for me?

A.

Your broker, bank or other nominee will only be permitted to vote your LP Units if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your LP Units. If you do not instruct your broker, bank or other nominee to vote your LP Units, your LP Units will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement and the approval of the Transactions and “AGAINST” the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you also hold LP Units in “street name,” directly as a record holder or otherwise through the Company’s equity plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should be authorized and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your LP Units are voted.

Q.	What happens if I sell my LP Units before the special meeting?

A.

The record date of the special meeting is earlier than the date of the special meeting and the date on which the Merger is expected to be completed. If you transfer your LP Units after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your LP Units through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my LP Units?

A.

No. Holders of LP Units are not entitled to dissenters’ or appraisal rights with respect to the Merger, the Conversion or the other transactions contemplated by the Merger Agreement under the Limited Partnership Agreement or applicable Delaware law.

Q.	When is the Merger expected to be completed?

A.

We are working toward completing the Merger as quickly as possible, and we currently anticipate that it will be completed by the beginning of the second quarter of 2010. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain the requisite unitholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by the Merger Agreement and applicable law). See “The Merger Agreement – Consummation of the Merger; Marketing Period” and “The Merger Agreement – Conditions to the Merger” beginning on pages 74 and 87, respectively.

Q.	Will a proxy solicitor be used?

A.

Yes. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay MacKenzie Partners, Inc. a fee of approximately $[•]. The Company has also agreed to reimburse MacKenzie Partners, Inc. for its reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify MacKenzie Partners, Inc. against certain losses, costs and expenses.

Q.	Should I send my certificates now?

A.

No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your depositary receipts or certificates for the merger consideration. If your LP Units are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” LP Units in exchange for the merger consideration. Please do not send your depositary receipts or certificates in now.

Q.	Who can help answer my other questions?

A.

If you have additional questions about the Merger or the Conversion, need assistance in submitting your proxy or voting your LP Units, or need additional copies of the proxy statement or the enclosed proxy card, please call MacKenzie Partners, Inc., our proxy solicitor, at:

MacKenzie Partners, Inc.
[•]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Some of the statements contained in this proxy statement (including information included or incorporated by reference herein) may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors could adversely affect the Company’s future financial performance and cause actual results to differ materially from the Company’s expectations, including uncertainties associated with the proposed sale of the Company to an affiliate of Apollo Global Management, the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction, the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions, the ability of the parties to satisfy the conditions to closing of the Merger Agreement to complete the transaction and the risk factors discussed from time to time by the Company in reports filed with the SEC. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. See “Where You Can Find More Information” beginning on page 103. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Cedar Fair, L.P.

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

(419) 627-2233

Cedar Fair, L.P. is a Delaware limited partnership. We commenced operations in 1983 when we acquired Cedar Point, Inc., and became a publicly traded partnership in 1987. We are one of the largest regional amusement park operators in the world and own 11 amusement parks, six outdoor water parks, one indoor water park and five hotels in the United States and Canada. In 2009, we entertained more than 21 million visitors. All of our parks are family oriented, with recreational facilities for people of all ages, and provide clean and attractive environments with exciting rides and entertainment. Our seasonal amusement parks are generally open during weekends beginning in April or May, and then daily from Memorial Day until Labor Day, after which they are open during weekends in September and, in most cases, October. The six outdoor water parks also operate seasonally, generally from Memorial Day to Labor Day, plus some additional weekends before and after this period. As a result, virtually all of the operating revenues of these parks are generated during an approximate 130 to 140-day operating season. The demographic groups that are most important to the parks are young people ages 12 through 24 and families. Families are believed to be attracted by a combination of rides and live entertainment and the clean, wholesome atmosphere. Young people are believed to be attracted by the action-packed rides. During their operating seasons, the parks conduct active television, radio, newspaper and internet advertising campaigns in their major market areas geared toward these two groups. We generate our revenues primarily from sales of (i) admission to our parks, (ii) food, merchandise and games inside our parks and (iii) hotel rooms, food and other attractions outside our parks. Our principal costs and expenses, which include salaries and wages, advertising, maintenance, operating supplies, utilities and insurance, are relatively fixed and do not vary significantly with attendance.

For more information about Cedar Fair, please visit our website at http://www.cedarfair.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 103. The Company’s LP Units are publicly traded on the NYSE under the symbol “FUN.”

Cedar Fair Management, Inc.

Cedar Fair Management, Inc.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

(419) 627-2233

Cedar Fair Management, Inc. is an Ohio corporation and the General Partner of the Company, the shares of which are held by an Ohio trust. The General Partner owns a 0.001% interest in the Company’s income, losses and cash distributions, except in defined circumstances, and has full responsibility for management of the Company.

Siddur Holdings, Ltd.

Siddur Holdings, Ltd.

c/o Apollo Management VII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

(212) 515-3200

Siddur Holdings, Ltd., which we refer to as Parent, is a New York corporation controlled by affiliates of Apollo Global Management that was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, the Company will be a subsidiary of Parent.

Siddur Merger Sub, LLC

Siddur Merger Sub, LLC

c/o Apollo Management, VII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

(212) 515-3200

Siddur Merger Sub, LLC, which we refer to as Merger Sub, is a Delaware limited liability company that was formed solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by or in furtherance of the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will cease to exist and the Company will continue as the Surviving Entity.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to the Company’s unitholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held on [•], at [•] a.m., local time, at [•], or at any postponement or adjournment thereof. The purpose of the special meeting is for our unitholders to consider and vote upon the adoption of the Merger Agreement and the approval of the Transactions (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies). The holders of two-thirds of the outstanding LP Units must, by affirmative vote, adopt the Merger Agreement and approve the Transactions in order for the Merger, and, if requested by Parent, the Conversion, to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our unitholders on [•].

Record Date and Quorum

We have fixed the close of business on [•] as the record date for the special meeting, and only holders of record of LP Units on the record date are entitled to vote at the special meeting. On the record date, there were [•] LP Units outstanding and entitled to vote. Each LP Unit entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the total voting power of the Company’s LP Units issued and outstanding constitutes a quorum for the purpose of considering the proposals. LP Units represented at the special meeting but not voted, including LP Units for which proxies have been received but as to which unitholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction for all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Only unitholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If you hold LP Units in “street name” (that is, through a bank, broker or other nominee) please bring to the special meeting an account statement or other acceptable evidence of ownership of the LP Units as of the close of business on [•], the record date, and valid photo identification. If you are the representative of a corporate or institutional unitholder, you must present valid photo identification along with proof that you are the representative of such unitholder. Please note that cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers will not be permitted at the special meeting.

Vote Required for Approval

Adoption of the Merger Agreement and approval of the Transactions requires the affirmative vote of the holders of two-thirds of the outstanding LP Units. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger, requires the affirmative vote of the holders of a majority of the outstanding LP Units.

For the proposals to adopt the Merger Agreement and approve the Transactions, as well as the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or LP Units voting on the proposal to adopt the Merger Agreement and approve the Transactions or the proposal to adjourn the special meeting if necessary or appropriate, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the proposals to adopt the Merger Agreement and approve the Transactions, as well as the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Under the rules of the NYSE, brokers who hold LP Units in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement and approval of the Transactions, as well as the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the adoption of the proposals to adopt the Merger Agreement and approve the Transactions. As a result, absent specific instructions from the beneficial owner of such LP Units, brokers are not empowered to vote those LP Units, referred to generally as “broker non-votes.” These “broker non-votes” will be counted as present for purposes of determining a quorum and will be treated as LP Units present at the special meeting in person or by proxy. Because the adoption of the Merger Agreement and approval of the Transactions requires the affirmative vote of the holders of two-thirds of the outstanding LP Units regardless of whether such LP Units are present at the special meeting, “broker non-votes” will have the same effect as a vote “AGAINST” the proposals to adopt the Merger Agreement and approve the Transactions. In addition, because the approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the outstanding LP Units, “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary.

Proxies and Revocation

If you submit a proxy by telephone. by Internet or by returning a signed proxy card by mail, your LP Units will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your LP Units will be voted “FOR” the adoption of the Merger Agreement and the approval of the Transactions and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the Board of Directors on any other matters properly brought before the special meeting for a vote.

If your LP Units are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your LP Units voted. If you do not instruct your broker to vote your LP Units, it has the same effect as a vote against the adoption of the Merger Agreement and the approval of the Transactions, as well as the proposal to adjourn the special meeting, if necessary or appropriate.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by delivering to the Corporate Secretary a written notice of revocation;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you authorized a proxy to vote by telephone or the Internet, by authorizing a proxy to vote a second time by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your LP Units, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your depositary receipts or certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your depositary receipts and/or certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days after the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the Company’s outstanding LP Units present in person or represented by proxy at the special meeting may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our unitholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by the Company on behalf of the Board of Directors. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners, Inc. a fee of approximately $[•]. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. In addition, certain employees of affiliates and/or representatives of Apollo Global Management may be deemed to be participants in the solicitation. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of the Company’s LP Units that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying by any interested unitholder through the investor relations section of the Company’s website at http://www.cedarfair.com and at the principal executive offices of the Company during its regular business hours.

Questions and Additional Information

If you have additional questions about the Merger or the Conversion, need assistance in submitting your proxy or voting your LP Units, or need additional copies of the proxy statement or the enclosed proxy card, please call our proxy solicitor at [•] or toll free at [•].

THE MERGER AND THE CONVERSION

Background of the Merger

The Board of Directors and the Company’s senior management team regularly evaluate the Company’s long-term strategic plan, including the Company’s business and operations, capital investment opportunities, level of indebtedness and capital structure, and the Company’s status as a public limited partnership. As part of this process, the Board of Directors also has periodically reviewed strategic alternatives to enhance value for the Company’s unitholders.

In 2006, the Company incurred debt to acquire Paramount Parks. The acquisition of Paramount Parks enabled the Company to diversify its revenue base, establish operations in geographic regions with favorable economic and demographic trends and improve its future earnings growth by improving the profitability of the acquired parks. At the time of the acquisition, the Company announced its intention to reduce indebtedness through an equity offering. Although the Company was able to significantly improve the profitability of Paramount Parks, the trading price of its LP Units did not improve. At the same time, the credit and mergers and acquisitions markets continued to improve as the availability of indebtedness for acquisition transactions continued to increase. As a result, and reflecting the execution risk relating to a public sale of LP Units, the Company elected not to issue equity, but to explore the divestiture of certain assets or the sale of the Company and held discussions with several parties regarding these and other alternatives. By mid-2007, however, the credit markets began to deteriorate rapidly, making it difficult to consummate any potential transaction. Throughout 2008 and 2009, the Board of Directors and the Company’s senior management team continued to regularly evaluate the long-term strategic goals of, and strategic alternatives available to, the Company in light of changing market conditions and other challenges facing the Company, including its significant leverage.

In 2008 and 2009, however, economic and market conditions, including the steep rise in unemployment and the sharp decrease in consumer spending, and a particularly cool summer during 2009, negatively impacted the Company’s financial and operating results. The Board of Directors determined, in light of economic and market conditions and the continued weakness in the credit markets, that reducing the Company’s debt and strengthening its balance sheet were priorities for the Company. Therefore, the Board of Directors continued to explore alternatives for reducing its debt and strengthening its balance sheet, including the divestiture of certain assets, the repurchase of outstanding debt below par, a reduction in the distribution to the Company’s unitholders and an amendment of the Company’s Credit Agreement.

On March 9, 2009, the Company announced that it was decreasing its annual distribution to unitholders from $1.92 to $1.00 per LP Unit, beginning with the distribution expected to be declared in the second quarter of 2009. In addition, as part of the effort to reduce indebtedness, the Company announced, it would continue to explore the potential sale of three of its amusement parks, as well as certain excess land. Although the Company was able to complete the sale of excess land in Canada during the third quarter of 2009, it was unable to complete the divestiture of any parks on terms that were acceptable to the Board of Directors. In August 2009, the Company amended its Credit Agreement to extend the maturity on a portion of its debt (from 2012 to 2014) in exchange for increasing the interest rate on the extended portion of the debt (from LIBOR plus 200 basis points to LIBOR plus 400 basis points). Although the amendment did extend the maturity of a portion of the term loans, the Company would, however, still be required to refinance, in the near term, the portion of the term loans that was not extended, and the Company was unable to obtain relief from its financial covenants on terms that were acceptable to the Board of Directors. At this same time, it was also becoming increasingly clear that due to continued weakness in the Company’s financial performance during the peak operating season, it was likely that the Company would announce disappointing earnings for the fiscal third quarter. The Board of Directors was also concerned that the Company would have limited flexibility under the distribution suspension and leverage covenants in the Credit Agreement and that any continuation or further weakness in the Company’s financial performance could expose the Company to the risks associated with any potential violation of the leverage covenant, which would decrease on December 31, 2009.

During the last week of September 2009, Mr. Richard Kinzel, the Company’s President and Chief Executive Officer, was contacted by a representative of Apollo Global Management (“Apollo”), who requested to meet with Mr. Kinzel to discuss Apollo’s potential interest in the Company. In a meeting between Mr. Kinzel and the representative of Apollo on October 6, 2009, Apollo, which previously had expressed an interest in an acquisition of, or investment in, the Company, indicated that it was interested in a potential acquisition of the Company. The representative of Apollo explained that Apollo was aware of the challenges that the Company was facing, its recent Credit Agreement amendment and the decrease in the distribution suspension and leverage covenants effective as of December 31, 2009 and the impact that such factors would likely have on all future distributions, not just one quarter, which would have been paid in February 2010. Apollo, the representative explained, was prepared to move quickly to explore a potential acquisition and could be prepared, Apollo believed, to enter into an agreement with the Company before the Company’s scheduled announcement in the first week of November, 2009 of its fiscal third quarter financial results if the Board of Directors were to determine that that was in the best interests of the Company and its unitholders. Mr. Kinzel advised the representative of Apollo that he would speak with the Board of Directors about Apollo’s interest.

At a meeting of the Board of Directors on October 7, 2009, Mr. Kinzel advised the Board of Directors of the discussions with Apollo. He reminded the Board of Directors that Apollo had conducted substantial due diligence on the Company in 2007 in connection with a potential equity investment in the Company and in 2008, had expressed an interest in purchasing, or making a significant equity investment in the Company, although the Company had not had any discussions with Apollo about a potential transaction for approximately a year. After discussion, the Board of Directors authorized Mr. Kinzel to continue to have preliminary conversations with Apollo, to enter into a confidentiality agreement with Apollo and to permit Apollo to conduct additional due diligence on the Company. The Board of Directors also authorized the Company to retain Guggenheim Securities, LLC and Rothschild Inc. (the “Financial Advisors”) as its financial advisors in connection with a review of its strategic alternatives. Mr. Steven Tishman, who is a director of the Company and a managing director of Rothschild, abstained from the vote with respect to engaging the Financial Advisors. Mr. Kinzel advised the Board of Directors that neither he nor any member of the Company’s management team would have any discussions with Apollo regarding their potential role with the Company if Apollo were to acquire the Company, unless and until so authorized by the Board of Directors.

Following the Board of Directors’ meeting, Mr. Kinzel, Mr. Peter Crage, the Company’s vice president of finance and chief financial officer, and the Financial Advisors had several conversations with representatives of Apollo. During the discussions, the representatives of Apollo explained their views with respect to a potential acquisition of the Company and the financing of a potential acquisition, including that Apollo would expect to have conversations with the Company’s current lenders regarding their interest in financing a potential acquisition of the Company. They also discussed the due diligence that Apollo would need to conduct in connection with a potential acquisition, which Apollo believed could be completed expeditiously given its prior work.

On the morning of October 15, 2009, the Board of Directors held a special meeting to, among other things, review the Company’s ongoing efforts to reduce indebtedness in order to comply with its covenants under the Credit Agreement and the preliminary results of the Company’s fiscal third quarter, which were scheduled to be released by the Company in the first week of November, 2009, approve the Company’s five-year business plan, which had been provided to the Board of Directors prior to the meeting, and provide an update on ongoing discussions with Apollo. The Company’s management first provided an update to the Board of Directors with respect to ongoing discussions relating to a potential asset divestiture, which the Company hoped to complete prior to year-end in order to reduce indebtedness before the covenants in the Credit Agreement became more restrictive (on December 31, 2009). The Company’s management reported that the potential buyer in this potential transaction informed the Company that it would not be able to complete the transaction by the end of the year. Management then reviewed the Company’s five-year business plan. After discussion, the Board of Directors approved the Company’s business plan. Management then summarized for the Board of Directors the preliminary results for the Company’s fiscal third quarter, as well as the likely impact that the Company’s financial results would have on the distributions to the Company’s unitholders. As had been previously discussed with the Board of Directors in the past, management believed that, given the limitations in the Company’s Credit Agreement with respect to distributions, the Company’s recent and expected financial performance and the Company’s inability to complete transactions to reduce its indebtedness, the Company likely would have to suspend distributions to its unitholders beginning with the distribution for the fourth quarter 2009 (which would have been paid in February 2010) in order to comply with the Credit Agreement. The Board of Directors discussed this matter with the Company’s management, including potential alternatives for addressing this issue, as well as the potential impact on the trading price for the Company’s LP Units if the distribution were to be suspended. Mr. Kinzel again explained to the Board of Directors that Apollo had approached the Company at the end of September 2009 regarding a potential acquisition of the Company by Apollo. As the Board of Directors had discussed on October 7, 2009, Apollo, Mr. Kinzel added, wanted the opportunity to commence due diligence on the Company, including speaking with management about the Company’s recent financial performance. The Board of Directors discussed the approach by Apollo, as well as whether it was the right time to explore a sale of, or investment in, the Company, generally, and if so, what process would lead to the best result for the Company’s unitholders. The Board of Directors also considered the challenges the Company was facing with its business and operations, its indebtedness, its capital structure and, in all likelihood, the trading price of its LP Units. In addition, the Board of Directors discussed with the Company’s management the engagement of Weil, Gotshal & Manges LLP (“Weil, Gotshal”) to assist the Board of Directors and the Company in its discussions with Apollo.

On October 16, 2009, the Company entered into a confidentiality agreement (dated as of October 14, 2009), which included a customary standstill provision, with Apollo.

On October 15 and October 16, 2009, representatives of Apollo met with the Company’s management team at the Company’s corporate offices to begin its due diligence review with a focus on recent financial performance at each of the Company’s parks and the Company’s five-year business plan.

Between October 16 and October 21, 2009, the Financial Advisors and representatives of Weil, Gotshal had discussions with Apollo and its representatives regarding Apollo’s interest in a potential acquisition of the Company, its plans with respect to financing, the due diligence that Apollo and its financing sources would require, the structure of a potential acquisition of the Company and the proposed timetable. During this period, Apollo also continued its due diligence review.

On October 21, 2009, the Board of Directors held a special meeting during which the Company’s management and advisors provided an update to the Board of Directors on the status of Apollo’s due diligence review of the Company and Apollo’s discussions with potential financing sources. The Board of Directors then discussed with the Company’s advisors the extent of the remaining due diligence that Apollo and its financing sources likely would need to conduct and approximately how long it would take, how Apollo expected to finance the acquisition and the process that would be undertaken by the Company to determine whether Apollo was interested in a potential acquisition of the Company and, if so, at what value. In particular, the Board of Directors discussed with the Company’s advisors the challenges posed by the current financing market and how that might impact the value of Apollo’s bid if Apollo moved forward, as well as the process and timing of discussions. The Financial Advisors informed the Board of Directors that the Company would be making a presentation regarding the Company’s business and operations to potential financing sources the next day, and that several of the potential financing sources contemplated by Apollo were already lenders to the Company and, therefore, were familiar with the Company and its business and operations. The Board of Directors advised the Company’s advisors that it would need to understand in detail Apollo’s financing plans and the potential risks to the Company presented by Apollo’s financing, as well as the structure of any potential transaction. In light of the release of the financial results for the Company’s fiscal third quarter, scheduled for the first week of November, 2009, which likely would include an announcement with respect to the suspension of the distribution to the Company’s unitholders, the Board of Directors believed that it was important to receive a proposal, including an offer price, from Apollo as soon as possible, so that the Board of Directors could determine whether to continue discussions with Apollo. The Financial Advisors explained that, given the characterization of the due diligence currently being conducted by Apollo and Apollo’s discussions with potential financing sources, they expected Apollo to submit a proposal, including with respect to price, the following week. Following these discussions, the Board of Directors directed the Company’s management and the advisors to continue discussions with Apollo and to request that Apollo submit a firm proposal as soon as possible.

On October 22, 2009, members of the Company’s management team and the Financial Advisors met with Apollo and representatives of Apollo’s potential financing sources. During the meeting, the Company reviewed, among other things, the historical financial and operating performance of the Company, including the preliminary results for the fiscal third quarter and the potential impact on the distribution to unitholders, and the Company’s five-year business plan.

On October 23, 2009, the Board of Directors met to, among other things, review the Company’s recent financial performance and business plan with management, including the preliminary results for the Company’s fiscal third quarter and the likely suspension of the distribution to the Company’s unitholders, consider and discuss potential strategic alternatives that might be available to the Company and receive an update with respect to the recent discussions with Apollo. First, representatives of Weil, Gotshal reviewed with the Board of Directors certain legal matters, including the directors’ fiduciary duties, relating to the discussions with Apollo, the consideration of strategic alternatives, generally, and the Company’s announcement regarding the fiscal third quarter financial results, including the likely announcement with respect to the suspension of the distribution to unitholders. The Company’s management team then reviewed the Company’s preliminary financial and operating results through the third quarter and the expected results for 2009. Management then discussed that the Company would be required to suspend distributions beginning with the distribution for the fourth quarter 2009 in order to comply with the Credit Agreement. The Board of Directors then discussed how the suspension could impact the Company and the trading price of the LP Units and what steps, if any, could be taken with respect to the distribution, as well as the Company’s ability to resume distributions in light of restrictions under the Credit Agreement and potential new restrictions if the Company’s debt was refinanced, and the long-term outlook for the distribution based on the five-year plan, including the potential impact of a higher interest expense following a refinancing of the Company’s indebtedness, as well as higher anticipated tax payments once amortization of the increased tax basis attributable to the Paramount Parks acquisition was fully utilized. The Board of Directors also discussed with management and the Financial Advisors the Company’s five-year business plan in light of the current financial and operating results, the Company’s outstanding indebtedness and alternatives for refinancing the indebtedness and how the challenges facing the Company’s business and operations and the United States economy, generally, could impact the Company’s business plan and financial performance and the Company’s ability to refinance its indebtedness. Based on these discussions, the Board of Directors determined that it was not likely that the Company would resume distributions to unitholders during 2010. In addition, the Company’s management explained that it likely would be difficult for the Company to restore distributions unless the Company’s operating performance exceeded the Company’s five-year business plan and the credit markets improved. The Board of Directors also considered the timing of the public announcement of the Company’s fiscal third quarter results and the likely suspension of the distribution, which currently was scheduled for the first week of November, 2009, and, how that announcement could impact the public value of the units and negotiations with Apollo if an agreement were not entered into by that date. The Financial Advisors then reviewed with the Board of Directors several potential strategic alternatives that the Company might consider, including selling a significant equity stake in the Company, refinancing alternatives with respect to the Company’s outstanding indebtedness, conversion of the Company from a limited partnership to a corporation and acquisition or merger transactions by the Company, and the extent to which any of these alternatives were feasible under the circumstances. In particular, the Financial Advisors reviewed with the Board of Directors other parties that might be interested in an acquisition of, or significant investment in, the Company and, whether any such parties had the ability to engage in a transaction with the Company at this time, as well as the impact on the discussions with Apollo if the Company were to approach any of those parties. The Board of Directors then discussed each of these alternatives with the Company’s advisors and the Company’s management, including the pros and cons and feasibility of each of these alternatives. The Board of Directors also discussed with the

Company’s advisors the ability of the Company to engage with parties that might be interested in an acquisition of the Company after a merger agreement with Apollo was executed and publicly disclosed. In particular, the Board of Directors discussed the use and potential conduct of a “go-shop” process, the number of precedent transactions that included a go-shop and the likelihood that interested parties would approach and engage with the Company during a go-shop period. After discussing the potential alternatives, including the parties that might be interested in a transaction with the Company (and the fact that such parties were unlikely to pursue such a transaction) and the ability of the Company to solicit and respond to proposals from interested parties following execution of a merger agreement with Apollo, as well as the potential impact contacting other parties might have on the discussions with Apollo, the Board of Directors determined that it was not in the best interests of the Company and the unitholders to approach any other parties at this time, but that the Board of Directors would require that any merger agreement with Apollo contain an acceptable go-shop provision. The Financial Advisors then updated the Board of Directors on the discussions with Apollo and its representatives and the due diligence that had been conducted by Apollo to date, as well as the meetings with Apollo’s potential financing sources the day before. The Financial Advisors also reviewed with the Board of Directors the potential challenges that Apollo might face in securing committed financing for an acquisition in the current environment. After discussion, the Board of Directors directed the Company’s management team, as well as the Financial Advisors and the representatives of Weil, Gotshal to continue discussions with Apollo and its representatives. Given the Company’s upcoming announcement of its fiscal third quarter financial results and the likely suspension of distributions to unitholders, the Board of Directors indicated to the advisors that, if Apollo was going to proceed with an acquisition of the Company, it should do so as soon as possible so that the Board of Directors could determine whether to continue discussions with Apollo and whether to pursue any other alternatives.

Between October 23 and October 26, 2009, the Company’s advisors had several conversations with Apollo and its representatives regarding Apollo’s due diligence, Apollo’s financing and the status of its financing commitments and the potential timetable. During the conversations, Apollo and its representatives told the Company’s advisors that Apollo was nearly finished with due diligence, but that its financing sources may need to conduct some additional due diligence. Apollo explained to the Company’s advisors that, given the continued uncertainty in the financing markets and the discussions with its potential financing sources, Apollo was considering a financing structure that would require the Company to complete a bond financing as soon as possible following execution of a merger agreement but prior to closing, with the proceeds being placed into escrow until the closing of the acquisition. The Company’s advisors and Apollo and its representatives discussed the challenges associated with consummating a bond financing prior to closing of an acquisition and who would be responsible for the significant costs that would be incurred if the bond financing was consummated, but the acquisition was not closed. It was Apollo’s view that the Company should be responsible for such costs. The Company’s advisors indicated that this likely would not be acceptable to the Board of Directors, particularly given the potential amount of these expenses. The Company’s advisors also advised Apollo and its representatives that if the parties were to proceed to a transaction, the Company would insist on having the ability to solicit alternative proposals for some period of time following the public announcement of a transaction with Apollo and, until the transaction with Apollo closed, to consider third-party acquisition proposals that are superior to the Apollo transaction and, if necessary, terminate the agreement with Apollo to pursue a transaction with another party. The Company’s advisors and the representatives of Apollo discussed these points and other matters relating to a potential acquisition, including the potential transaction structure, conditions to closing, the parties’ rights to terminate the merger agreement and the timing and structure of Apollo’s financing and the meeting of the Company’s unitholders to consider the transaction.

On October 26, 2009, the Board of Directors convened a special meeting to review the discussions with Apollo and the status of Apollo’s due diligence and financing efforts. The Company’s Financial Advisors explained to the Board of Directors that Apollo was still in discussions with its potential financing sources, but that Apollo appeared to be having difficulty securing financing commitments on terms that were acceptable to Apollo. The Financial Advisors added that Apollo expected to submit a firm proposal, with a price, the next day. The Board of Directors then discussed with the Company’s advisors the risks to the Company raised by Apollo’s financing and the structure of the transaction and alternatives that may be available to Apollo. Representatives of

Weil, Gotshal informed the Board of Directors that Apollo was preparing a merger agreement and described the likely structure of the potential transaction, as well as the material terms and conditions of a merger agreement for transactions like the potential acquisition of the Company. The Board of Directors then discussed again its position that the merger agreement include a go-shop provision that would provide the Company with an opportunity to solicit acquisition proposals from third parties for a period of time following public announcement of a transaction with Apollo and provisions that would permit the Board of Directors to consider third-party proposals to acquire the Company and, if necessary, would permit the Company to terminate the agreement with Apollo to enter into an agreement with another party. The Board of Directors then discussed the go-shop and other merger agreement provisions with the Company’s advisors, as well as the pros and cons of attempting to conduct a full auction before entering into an agreement with Apollo in light of the parties that might be interested in, and in a position to consummate, a transaction with the Company. After discussion, including with respect to the parties that might be interested in an acquisition of the Company and that it was unlikely that such parties would be interested in exploring an acquisition, the fact that the merger agreement with Apollo would give the Company the ability to consider third-party acquisition proposals and the Company’s financial and operating performance and the likely suspension of the distribution, the Board of Directors directed the Company’s advisors to continue discussions with Apollo and its representatives regarding a potential acquisition of the Company.

On October 27, 2009, a representative of Apollo called the Financial Advisors and explained that, assuming that there were no issues with the remaining due diligence and that Apollo was able to secure acceptable financing for the acquisition, Apollo was prepared to acquire the Company for $11.25 per LP Unit in cash. The Company’s representatives discussed with Apollo the basis for Apollo’s proposal and the terms and conditions of Apollo’s potential financing.

Later that day, the Financial Advisors updated the Board of Directors regarding their conversations with Apollo and informed the Board of Directors that Apollo had indicated that it was prepared to acquire the Company for $11.25 per LP Unit in cash, assuming acceptable financing could be secured. Apollo’s proposal, they added, was based on the due diligence that Apollo had performed to date, including with respect to the Company’s financial performance and the cost of the Company’s interest rate swap arrangements, and the structure and cost of its financing for the acquisition. The Financial Advisors explained that Apollo continued to work on securing financing commitments in connection with its proposal, but apparently still was having difficulty securing financing commitments. The Board of Directors then discussed Apollo’s offer and how to respond to the proposal. The Board of Directors also again discussed alternatives to a transaction with Apollo that might be available to the Company and the announcement with respect to its fiscal third quarter financial results and the suspension of distributions to the Company’s unitholders and the potential impact of the announcements on the trading price of the LP Units. The Board of Directors directed the Financial Advisors to inform Apollo that the Company would not move forward with Apollo at $11.25 per LP Unit or with the continued uncertainty with respect to Apollo’s financing and to continue negotiations with Apollo to improve the terms of its proposal. It was the view of the Board of Directors that $12.00 to $12.50 represented a more appropriate valuation.

On October 28, 2009, Wachtell, Lipton, Rosen & Katz, Apollo’s legal advisor, delivered an initial draft merger agreement to Weil, Gotshal.

On October 29, 2009, the Board of Directors held a special meeting to further consider and discuss Apollo’s proposal to acquire the Company for $11.25 per LP Unit in cash, as well as the draft merger agreement. The Financial Advisors first described, based on their conversations with Apollo, the basis for Apollo’s $11.25 per LP Unit offer price and discussed the cost and terms and conditions of the proposed financing for the acquisition. The Financial Advisors also discussed with the Board of Directors the current status of Apollo’s negotiations with its potential financing sources and the factors that could impact the ability of Apollo to increase its offer price. Representatives of Weil, Gotshal then reviewed the structure of the transaction proposed by Apollo and the provisions of the draft merger agreement. Among other things, they summarized the representations and warranties, the material obligations of the Company between signing and closing, including the limitation on the Company’s operations between signing and closing and the Company’s obligation to assist Apollo in securing its financing, the rights of each of the Company and Apollo to terminate the merger agreement, including in the event that the Company’s unitholders do not approve the transaction, and the circumstances under which the Company and Apollo would have to pay fees to the other party upon termination of the merger agreement. In particular, the Board of Directors discussed the fact that, pursuant to the draft merger agreement, the Company had no right to specific performance and Apollo could walk away from the transaction by paying a termination fee (referred to as a reverse termination fee). The draft merger agreement did not include an amount for the termination fee to be paid by the Company or the reverse termination fee to be paid by Apollo. Although the draft merger agreement included a go-shop provision, the Board of Directors discussed whether the go-shop period of 25 calendar days proposed by Apollo was adequate and, although not yet specified in the draft merger agreement, whether there should be a lower termination fee that would be payable if the Company were to terminate the merger agreement during the go-shop period to pursue a transaction with another party. The Board of Directors then discussed with the advisors the process that would be undertaken during a go-shop period and whether the advisors believed that an interested party would approach the Company during a go-shop in light of the executed merger agreement with Apollo and the likelihood that such party would have to pay a termination fee. The Board of Directors also discussed with the advisors the other material issues raised by the draft merger agreement. The Board of Directors again reviewed with the Company’s management the Company’s five-year business plan and the Company’s forecasts, as well as the likelihood that the Company would have to suspend the distributions to unitholders. The Board of Directors then discussed with the Company’s management and the advisors whether, in light of the discussions with Apollo, the Company should consider delaying the announcement of its fiscal third quarter financial results. After discussion, the Board of Directors determined that it was unwilling to proceed with Apollo at $11.25 per LP Unit and it would not be appropriate to delay the announcement at this point. In addition, the Board of Directors had serious concerns with certain of the provisions of the draft merger agreement, as well as the current status of Apollo’s potential financing commitments. The Board of Directors instructed the Company’s advisors to communicate the Board of Directors’ views to Apollo and its representatives.

Later that day, the Company’s Financial Advisors advised Apollo that the Board of Directors was unwilling to proceed with a transaction with Apollo at $11.25 per LP Unit. The Company’s advisors also spoke with Apollo’s representatives regarding the concerns that the Board of Directors had with the draft merger agreement. In discussions with the Financial Advisors over the next few days, representatives of Apollo stated that Apollo would be willing to increase its offer to $11.70 per LP Unit assuming that it could secure financing on terms acceptable to Apollo by the end of 2009. If the financing was not obtained on terms acceptable to Apollo, Apollo wanted the right to terminate the merger agreement. As part of the financing of the merger, Apollo wanted the Company to complete a bond financing prior to the end of 2009 and be responsible for the significant costs associated with the bond financing if the acquisition was not consummated.

The Board of Directors held special meetings on October 30 and October 31, 2009 to continue reviewing the terms and conditions of the draft merger agreement and to receive updates with respect to the status of Apollo’s financing commitments and the discussions among Apollo and its advisors and the Company’s advisors, including with respect to price. The Financial Advisors first advised the Board of Directors that Apollo had increased its offer price to $11.70 per LP Unit. The revised offer price, the Financial Advisors explained, was conditioned on Apollo securing acceptable financing arrangements, completion of the bond financing prior to the end of 2009 and the Company being responsible for the significant costs associated with the bond financing if the acquisition was not consummated. A representative of Weil, Gotshal then reviewed the material terms and conditions of the draft merger agreement, and the Board of Directors discussed the material issues raised by the draft merger agreement. Specifically, the Board of Directors discussed the material adverse effect definition, the circumstances in which the Company would be required to pay Apollo a termination fee and reimburse Apollo’s expenses, which would include, based on the draft merger agreement, the expenses associated with Apollo’s bond financing if it were consummated prior to closing and the transaction did not close, and the appropriate size of the termination fee and whether an expense reimbursement should be included in the merger agreement and, if so, what was the appropriate cap on the expenses that the Company should be required to reimburse. The Board of Directors also discussed with the Company’s advisors the conditions to closing in the draft merger agreement, the certainty of closing, generally, and that the Company would have no right to specific performance, but rather,

Apollo could walk away from the transaction by paying a reverse termination fee. In particular, it was the Board of Directors’ view that the Company only should pay a relatively small termination fee and then only under certain limited circumstances, the Company should not be required to reimburse Apollo’s expenses and the merger agreement should require Apollo to close the transaction if the conditions to closing were satisfied. The Board of Directors discussed with the advisors, among other things, the appropriate termination fees and the expense reimbursement provision and the estimated expenses that Apollo would incur in the event that Apollo closed a bond financing and the transaction did not close. In addition, the Board of Directors discussed with the advisors the impact, if any, that these provisions would have on third parties interested in pursuing a transaction with the Company after a merger agreement with Apollo was executed and publicly disclosed. The Company’s management also raised a concern that the reimbursement of Apollo’s expenses could be prohibited by the Credit Agreement. Management was asked to consider this issue further with the Company’s advisors. The Board of Directors then discussed Apollo’s revised offer price. The Financial Advisors explained that it appeared that Apollo was still having difficulty securing financing commitments and did not have negotiated commitment letters that could be reviewed by the Company or its advisors. Although, the Financial Advisors noted, Apollo explained that it might be able to increase its proposed price, the financing issues could, in fact, cause Apollo to decrease its offer or be unable to go forward with the potential acquisition. The Board of Directors discussed the financing issues extensively, including the potential execution risks associated with Apollo’s proposed financing due to Apollo’s inability to secure financing commitments and instructed the Company’s advisors to convey these concerns to Apollo and its representatives and to try to address the other issues raised by the Board of Directors in a draft merger agreement. Given the uncertainty in the Apollo discussions and the Company’s upcoming announcement with respect to its fiscal third quarter results, the Board of Directors again discussed with management and the Company’s advisors the alternatives that might be available to the Company. After discussion, the Board of Directors determined that, although it would be willing to move forward with Apollo at $11.70 per LP Unit, if Apollo’s financing commitments were not further along by the end of the weekend, it would terminate discussions with Apollo.

Over this same period, the Company’s advisors continued to have negotiations with Apollo and its representatives regarding the terms and conditions of the merger agreement and the status of Apollo’s financing commitments and exchanged drafts of the merger agreement.

On November 1, 2009, the Financial Advisors were informed by Apollo that it was unable to secure financing commitments on terms that were acceptable to Apollo. The Company’s advisors had discussions with Apollo and its representatives as to the principal issues with the financing commitments, as well as some of the issues in the merger agreement that previously had been raised by the Board of Directors.

Later that day, the Board of Directors convened a special meeting to review the status of discussions with Apollo. The Financial Advisors explained that Apollo was unable to obtain financing commitments that were acceptable to Apollo. Although Apollo continued to be interested in an acquisition of the Company, according to the Financial Advisors, Apollo could not move forward because of the uncertainty as to whether it would be able to secure acceptable financing commitments. After discussion, the Board of Directors determined that, given the lack of financing commitments and the fundamental issues in the merger agreement that remained unresolved, discussions with Apollo should be terminated and the Company’s management should focus on its business plan and the consideration of other strategic alternatives, including alternatives with respect to its capital structure. The Board of Directors then discussed the announcement with respect to the Company’s fiscal third quarter financial results, including the announcement that the distribution to unitholders would be suspended beginning with the fourth quarter 2009 distribution, which would have been paid in February 2010, and the potential market reaction to the announcement.

Following the meeting of the Board of Directors, the Company’s advisors informed Apollo and its representatives that the Board of Directors was terminating discussions with Apollo regarding a potential acquisition.

On November 2, 2009, the Company sent a letter to Apollo confirming that discussions regarding the proposed acquisition of the Company by Apollo had been terminated the day before.

On November 3, 2009, the Company issued its third quarter 2009 earnings release, which included an announcement that the Company would suspend distributions to unitholders beginning with the distribution for the fourth quarter of 2009 and would use excess cash flow to repay indebtedness. The Company also announced that the Board of Directors and management team would be reviewing alternatives for improving the Company’s operating performance and enabling unitholders to realize value consistent with the Company’s financial performance, including potential changes to the Company’s capital and corporate structure, refinancing or restructuring the Company’s debt and other strategic options.

On November 6, 2009, Apollo and its representatives called the Financial Advisors to advise them that Apollo had further discussions with its potential financing sources, had made some progress with respect to the potential financing and remained interested in a potential acquisition of the Company. However, the representatives of Apollo added that, based on the terms and conditions of the financing, which were less favorable than previously anticipated, Apollo could only proceed with an acquisition of the Company at $11.00 per LP Unit. They added that the financing commitments would be available for review by the Company shortly and that Apollo was aware of the Company’s concerns with the draft merger agreement and would have proposals to address these concerns, as well. Later that day, Apollo provided the Company with a draft debt financing commitment letter.

Over the next few days, the Company’s advisors had several discussions with Apollo and its representatives regarding the terms and conditions of Apollo’s financing commitment and a revised merger agreement, including with respect to the conditions to closing, which included a financing condition in the latest draft merger agreement, the parties’ rights to terminate the merger agreement, the termination fee and the reverse termination fee, each of which Apollo proposed be equal to 4% of the purchase price, and exchanged drafts of the merger agreement. Among other things, the advisors conveyed the Board of Directors’ position that the termination fee had to be lower than 4% of the purchase price and the reverse termination fee had to be larger than 4% of the purchase price. In addition, the parties discussed the Board of Directors’ position that if the conditions to closing were satisfied and the debt financing was available, Apollo should be obligated to close the transaction.

The Board of Directors convened a special meeting on November 10, 2009 to review the latest discussions with Apollo. The Financial Advisors explained to the Board of Directors that they and representatives of Weil, Gotshal had received calls from Apollo’s representatives on Friday, November 6, 2009, indicating that Apollo had made progress with its financing sources and was still interested in an acquisition of the Company. Over the weekend, Apollo provided the Company’s advisors with a revised proposal to acquire the Company, including a revised debt financing commitment letter. Although Apollo’s revised proposal contemplated fully committed financing, the offer price was now $11.00 per LP Unit, the merger agreement now included a financing condition, which would permit Apollo to refuse to close the transaction if the debt financing was unavailable, and a requirement that the Company reimburse Apollo for all of its transaction expenses, including expenses incurred with any bond financing in the event the transaction was not consummated (other than as a result of a material breach by Apollo). The Financial Advisors then summarized the terms and conditions of Apollo’s revised proposal, including the debt financing commitment letter. The Company’s advisors also reviewed with the Board of Directors the other material issues raised by Apollo’s revised proposal. The Financial Advisors explained that, as part of its financing, Apollo still was planning to consummate a bond financing prior to closing of the merger. While the proceeds of the bond financing would be held in escrow pending consummation of the merger, the Financial Advisors added, the bondholders would be entitled to interest on the bonds. Apollo was insisting that it be able to consummate a bond financing as soon as possible, given the uncertainty in the financing markets, and that the Company be responsible for the costs of the bond financing, which could be significant. The Board of Directors discussed Apollo’s revised proposal with the Company’s advisors. While the Board of Directors recognized the benefits of Apollo securing financing commitments, they were still concerned with the challenges associated with consummating a bond financing prior to closing. The Board of Directors instructed the Company’s advisors to get clarification from Apollo on several aspects of its revised proposal, but also to reiterate to Apollo that the Board of Directors was not prepared to go forward with Apollo at $11.00 per LP Unit.

Between November 10 and November 13, 2009, Apollo and its representatives and the Company’s advisors had several discussions regarding Apollo’s revised proposal, including the price, Apollo’s financing commitments and the terms and conditions of the merger agreement. In particular, the Company’s advisors explained that the Board of Directors would not be willing to execute a transaction with Apollo at $11.00 per LP Unit and would not agree to include a financing condition in the merger agreement.

On November 12, 2009, Apollo provided the Financial Advisors with a further revised proposal to acquire the Company for $11.50 per LP Unit in cash. Among other things, the revised proposal still required the Company to reimburse Apollo’s expenses, including expenses relating to a bond financing, but only up to an aggregate of $15,000,000. Apollo’s revised proposal also included, among other things, a more significant reverse termination fee, in lieu of the Company’s right to specific performance, and an option for Apollo to acquire up to 20% of the Company for $7.00 per LP Unit through the issuance of new LP Units under certain circumstances and the transaction was not consummated.

On November 13, 2009, the Board of Directors held a special meeting to discuss Apollo’s revised proposal. The Company’s advisors summarized the material terms of the revised proposal. A representative of Weil, Gotshal reviewed the terms and conditions of the revised draft merger agreement, including the material adverse effect definition, the circumstances under which the Company would be required to reimburse Apollo’s expenses up to the proposed $15,000,000 cap, the triggers for payment of the termination fee and reverse termination fee and the size of the termination fees proposed by Apollo, as well as the purchase option to acquire LP Units that had been requested by Apollo. The Weil, Gotshal representative then discussed with the Board of Directors certain legal matters, including with respect to the directors’ fiduciary duties, related to the revised merger agreement and the material issues. The Board of Directors again discussed with the Company’s management the extent to which the Company could reimburse Apollo’s expenses under the Credit Agreement and whether, if the Company was unable to reimburse the expenses in cash, the Company could pay Apollo’s expenses in LP Units under the Credit Agreement. After discussion, the Board of Directors provided the advisors with guidance with respect to the open issues, including that the Board of Directors was unwilling to consider providing Apollo with an option to acquire LP Units at $7.00 per LP Unit, as Apollo had requested. The Board of Directors also again discussed alternatives to the revised Apollo proposal, including a conversion from a limited partnership to a corporation, the sale of certain assets and a financing transaction. The Board of Directors determined, after discussion with the Financial Advisors, that, if the other terms and conditions, including the financing, were acceptable, it would be willing to enter into a transaction with Apollo at $11.50 per LP Unit, provided that the material open issues in the merger agreement could be resolved in a satisfactory manner.

On November 14, 2009, the Company’s advisors communicated to Apollo and its representatives the position of the Board of Directors with respect to the open issues, including that the Company was unwilling to provide Apollo with the requested option to acquire LP Units, to reimburse Apollo’s expenses up to $15,000,000 or to take the risk that Apollo consummate a bond financing prior to consummation of the transaction. Between November 14 and November 21, 2009, the Company’s advisors continued to have discussions with Apollo and its representatives regarding the terms and conditions of the merger agreement and the open issues, including issues related to the go-shop, the conditions to closing, including the financing condition, expense reimbursement provision, the Company’s right to seek specific performance, the termination provisions and the triggers for, and size of, the termination fee, which Apollo proposed be equal to 3.5% of the purchase price or 2.0% of the purchase price in the event that the merger agreement is terminated by the Company prior to the end of the go-shop period. On November 20, 2009, Wachtell, Lipton, Rosen & Katz delivered a revised draft of the merger agreement to Weil, Gotshal.

On November 22, 2009, the Board of Directors held a special meeting to review the status of the discussions with Apollo, the current terms and conditions of the proposed transaction and the open issues. A representative of Weil, Gotshal summarized for the Board of Directors the current terms and conditions of the merger agreement and the parties’ current positions with respect to the material open issues, a summary of which had been provided to the Board of Directors prior to the meeting. In response to a question from the Board of Directors, the Financial Advisors each advised the Board of Directors that, based on their analyses and the discussions to date, and subject to consultation with and approval by their respective opinion committees, if requested, they each expected to be able to deliver an opinion that the merger consideration of $11.50 per LP Unit is fair, from a financial point of view, to the holders of LP Units (other than certain excluded holders). The independent directors then met in executive session with the representatives of Weil, Gotshal to discuss the $11.50 per LP Unit offer price and the material open issues in the Apollo proposal, as well as the Apollo proposal, generally. The Board of Directors again discussed alternatives to a transaction with Apollo, including whether it would be advisable to contact any other parties regarding an acquisition of, or equity investment in, the Company. After discussion, including as to whether any other parties would be interested in a transaction with the Company and that it was unlikely that such parties would be willing to consider a transaction, as well as the ability to solicit interest during the go-shop period and the willingness of interested parties in engaging with the Company during the go-shop period, the Board of Directors determined to continue discussions with Apollo. During this session, the Board of Directors discussed management’s business plan and financial forecasts. The independent directors met separately with Mr. Kinzel and Mr. Jacob Falfas, the Company’s chief operating officer, to discuss the Company’s five-year business plan and the Company’s prospects, including the likelihood of achieving the Company’s objectives in the current economic environment, the challenges facing the Company’s business and operations, weak operating performance in the fourth quarter to date, and the need to refinance the Company’s indebtedness. They also discussed the impact on unitholders of suspending the distributions. The Board of Directors, in executive session, determined, after discussion, that it was advisable that a group of independent directors be designated to work with the Company’s advisors to attempt to resolve the open issues. This transaction committee, as it was referred to, was comprised of Darrel D. Anderson, Michael D. Kwiatkowski, the lead director, and C. Thomas Harvie, each of whom were independent directors and had no interest in the potential transaction. The transaction committee did not have the authority to approve any transaction agreements or the transaction, but rather, was asked to assist with negotiations because the Company’s management team might be conflicted in that although there had been no discussions to date, the Board of Directors considered it likely that Apollo would ask them to continue with the Company post-closing.

Over the next few days, Apollo’s representatives and the Company’s advisors continued to negotiate the terms and conditions of the merger agreement, including the duration of the go-shop period, the conditions to the closing of the merger, including the financing condition proposed by Apollo and potential alternatives to the financing condition, the triggers for payment and size of the termination fees, the cap on the expense reimbursement, the material adverse effect definition and the circumstances under which such termination fees and/or expenses would be payable by the Company or Apollo, as well as the other material open issues. In particular, the Company’s representatives proposed a termination fee equal to 3% of the purchase price or 1.5% of the purchase price in the event that the merger agreement is terminated by the Company prior to the end of the go-shop period. During this period, the parties exchanged drafts of the merger agreement. Also during this period, Wachtell, Lipton, Rosen & Katz delivered initial drafts of the equity financing commitment letter and the limited guarantee to Weil, Gotshal, revised drafts of which were thereafter exchanged by the parties.

Between November 22 and December 11, 2009, the transaction committee met with the Company’s advisors several times to discuss the revised terms and conditions of the merger agreement and the other transaction documents and the open issues. In particular, they discussed the terms and conditions of the go-shop, the conditions to closing, including the proposed financing condition and potential alternatives to a financing condition, the size of and triggers for payment of the termination fee, including a lower termination fee in the event that the merger agreement is terminated by the Company prior to the end of the go-shop period, and reverse termination fee, the circumstances in which the Company would reimburse Apollo’s expenses and the cap on such expenses (in cash or in LP Units) and the extent to which the Company could compel Apollo to close the merger.

Based on these discussions and the guidance provided by the transaction committee, the Company’s advisors continued their discussions with Apollo and its advisors. Among other things, the parties agreed to a termination fee equal to 3% of the purchase price or 1.75% of the purchase price in the event that the merger agreement is terminated by the Company prior to the end of the go-shop period. The parties also discussed potential alternatives to the financing condition, including conditions requiring that the Company have a certain minimum level of earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) at December 31, 2009 and no indebtedness, other than indebtedness available under the Credit Agreement, as of the closing date of the merger. The Company’s advisors discussed these provisions with members of the transaction committee and the Company’s management team over several days. The Company’s management team was of the view that, with the appropriate definition and at the right level of EBITDA, it could get comfortable with these conditions, which were narrower than a financing condition. The Company’s advisors discussed these provisions with Apollo and its representatives.

On December 7, 2009, the Company’s advisors met with Apollo’s representatives and advisors at the offices of Weil, Gotshal to discuss the remaining open issues. At the conclusion of the meeting, Apollo requested that, given the resolution of many of the open issues, it be permitted to have preliminary discussions with certain members of the Company’s management team to determine their interest in continuing to be employed by the Company after closing. The Board of Directors previously had determined that the Company’s advisors, in consultation with the members of the transaction committee, would determine when Apollo should be permitted to have discussions with the Company’s management team. The Company’s advisors, after discussion with members of the transaction committee, determined that given the status of negotiations and the fact that Apollo was unlikely to proceed without management, management and Apollo could have discussions regarding management’s employment with the Company post-closing. The Company’s advisors directed management and Apollo not to have any discussions regarding the terms and conditions of the acquisition with management and to keep the Company’s advisors informed as to the status and terms and conditions of the proposed arrangements with management.

On December 8, 2009, Mr. Kinzel, Mr. Falfas, Mr. Crage and Mr. Robert Decker, the Company’s corporate vice president of planning and design, commenced discussions with Apollo with respect to possible future employment terms.

At a special meeting of the Board of Directors on December 11, 2009, the then-current terms and conditions of the Apollo transaction, as well as the material open issues, were discussed in detail. A representative of Weil, Gotshal first provided the Board of Directors with an update on the negotiation of the merger agreement, including the provisions relating to the termination and reverse termination fees, specific performance, expense reimbursement and conditions relating to the minimum EBITDA and indebtedness of the Company, as well as the material adverse effect definition. The Weil, Gotshal representative also summarized the discussions that Apollo was having with the Company’s management and the proposed terms and conditions of management’s arrangements with Apollo. After discussion, including in executive session, without members of the Company’s management, the Board of Directors provided guidance with respect to the open issues and directed the Company’s advisors to continue discussions with Apollo and its representatives regarding the open issues.

On December 14, 2009, the Board of Directors convened a special meeting to discuss the status of the discussions with Apollo and the open items in the merger agreement. A representative of Weil, Gotshal reviewed with the Board of Directors a summary of the then-current draft merger agreement and the open issues, a copy of which previously had been distributed to the Board of Directors, which included the definition of material adverse effect and Apollo’s remedies for the Company’s breach of its covenants with respect to the solicitation of its unitholders, the unitholders meeting, the proxy statement and financing assistance. The Weil, Gotshal representative also summarized the terms and conditions of management’s proposed arrangements with Apollo. After discussion, including in executive session, without members of the Company’s management team, the Board of Directors again provided the advisors with guidance for resolving the issues and directed the advisors to continue working with Apollo and its representatives to finalize the transaction documents.

On December 15, 2009, the Board of Directors convened a special meeting to review the status of the discussions with Apollo and the proposed terms and conditions of the transaction. Representatives of Weil, Gotshal reviewed with the Board of Directors a summary of the terms and conditions of the merger agreement, a copy of which previously had been distributed to the Board of Directors. After discussion, including in executive session, without members of the Company’s management team present, the Board of Directors provided the advisors with guidance for resolving the open issues. In addition, representatives of Weil, Gotshal summarized for the Board of Directors the arrangements between Apollo and the Company’s management that were being discussed. Mr. Kinzel addressed the Board of Directors, stating that he believed management and Apollo were close to resolving the few open points in the management arrangements. The Financial Advisors then each delivered a financial presentation with respect to the Company and the proposed transaction to the Board of Directors, copies of which had been provided to the Board of Directors prior to the meeting, and indicated that, if requested, based on their analyses, each was prepared to deliver an opinion that the consideration to be received in the merger was fair, from a financial point of view, to the holders of LP Units (other than certain excluded holders). After extensive discussion, the Board of Directors directed management and the advisors to continue discussions with Apollo. The Board of Directors agreed to convene a special meeting the next day to further consider the proposed transaction.

On December 16, 2009, the Board of Directors again held a special meeting to consider the proposed transaction with Apollo. A representative of Weil, Gotshal summarized the parties’ positions with respect to the material open issues and explained that the issues that had been discussed with the Board of Directors the day before had been resolved in the manner previously discussed with the Board of Directors. The merger agreement and the other transaction documents, the representatives of Weil, Gotshal reported, were being finalized. Representatives of each of the Financial Advisors then delivered to the Board of Directors their opinions that, as of that date and based upon and subject to the qualifications, assumptions and limitations set forth in their written opinions, the merger consideration of $11.50 per LP Unit to be received in the Merger was fair, from a financial point of view, to the holders of LP Units (other than certain excluded holders). For a more detailed discussion of the opinions of the Financial Advisors, see “Opinions of the Financial Advisors” beginning on page 39. After considering all of the information presented, including the presentations made by the Company’s advisors, having had an opportunity to ask questions of and receive answers from each of the foregoing, and after discussing the merits of the proposed transaction in detail, the Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby, including the Merger and the Conversion, authorized the execution, delivery and performance of the merger agreement and recommended that the Company’s unitholders adopt the merger agreement and approve the transactions contemplated thereby, with Mr. Kinzel abstaining with respect to each of the foregoing. The Board of Directors then directed management and the advisors to finalize the transaction documents, as had been discussed, and authorized management to execute the transaction documents on behalf of the Company.

Following the meeting, the Company and Apollo executed the final merger agreement and the related limited guarantee with certain affiliates of Apollo. Also on that day, Messrs Kinzel, Crage, Falfas and Decker each entered into term sheets with Apollo regarding the terms of their employment following completion of the proposed transaction. The parties subsequently issued a press release announcing execution of the merger agreement.

Reasons for the Merger and the Conversion; Recommendation of the Board of Directors

The Board of Directors, at a meeting held on December 16, 2009, unanimously, with Mr. Richard Kinzel abstaining (i) approved the terms of the Merger Agreement, including the Merger, the Conversion and the other transactions contemplated thereby, and declared the Merger Agreement and the transactions contemplated thereby to be advisable and in the best interests of the General Partner, the Company and its unitholders, (ii) resolved to recommend that the unitholders approve the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Conversion and (iii) directed that the Merger Agreement, the Merger and the Conversion be submitted to the unitholders for consideration at a special meeting of unitholders.

In the course of reaching its determination, the Board of Directors considered the following factors and potential benefits of the Transactions:

•

the market price of the Company’s LP Units and the fact that the price of $11.50 represented a premium to those historical prices, including a premium of approximately 43% to the volume-weighted average closing LP Unit price for the 30 days prior to December 16, 2009, a premium of approximately 42% to the volume-weighted average closing price for the 90 days prior to December 16, 2009 and a premium of approximately 28% over the Company’s closing LP Unit price as of December 15, 2009, the last trading day prior to the public announcement of the execution of the Merger Agreement on December 16, 2009;

•

the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, nationally as well as within the amusement park industry;

•

the view of the Board of Directors that the Merger is more favorable to unitholders than possible alternatives to the Merger, which belief was based on the Board of Directors’ review, with the assistance of its financial advisors, of the strategic alternatives currently available to the Company and the Company’s recent inability to reduce indebtedness through the sale of assets or equity on favorable terms;

•

the opinion of Guggenheim Securities that, as of December 16, 2009, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the merger consideration to be received in the Merger was fair, from a financial point of view, to the holders of LP Units, excluding LP Units held by the Company or its subsidiaries, together with the financial presentation of Guggenheim Securities made to our board of directors in connection with this opinion (see “Opinions of the Financial Advisors—Opinion of Guggenheim Securities, LLC” beginning on page 39);

•

the opinion of Rothschild that, as of December 16, 2009 and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the merger consideration to be received in the Merger was fair, from a financial point of view, to the holders of LP Units (other than (i) affiliates of Parent and (ii) the holders of excluded units defined in the opinion as Excluded LP Units, which are described in “The Merger and the Conversion—Opinions of the Financial Advisors; Opinion of Rothschild Inc.”), together with the financial presentation of Rothschild made to our board of directors in connection with this opinion (see “Opinions of the Financial Advisors—Opinion of Rothschild Inc.” beginning on page 48);

•	the fact that the merger consideration is all cash, allowing the Company’s unitholders to immediately realize a fair value for their investment;

•

the certainty of unitholders in realizing in cash a fair value for their investment provided by the Merger, compared to the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis, and the risks and uncertainties associated with the Company’s stand-alone operating plan for the 2010 operating season, such as:

•

the challenges associated with growing the Company’s business and maintaining historical levels of profitability, including, but not limited to the decline in the Company’s revenue in the first three quarters of 2009 of 7.6% from the Company’s revenue in the first three quarters of 2008 and the corresponding decline in EBITDA of 11.3% as the decline in attendance has offset the benefits associated with our cost reduction initiatives;

•

the continued weakness of operating performance in the fourth quarter of 2009, with attendance and results to date tracking below forecasts and below the fourth quarter of 2008 and Wall Street analyst expectations for that quarter;

•	the uncertainty regarding economic outlook and attendance expectations for the 2010 operating season and beyond;

•

the constraints of operating within the Company’s existing capital structure, including the expected breach of the distribution suspension covenant contained in the Credit Agreement at the end of 2009 and limited operating flexibility with respect to the total leverage covenant contained in the Credit Agreement, both of which would become more restrictive on December 31, 2009;

•

the need to refinance the Company’s current indebtedness, likely at higher costs and with more restrictive covenants than under the Credit Agreement in light of changes in the capital markets since entering into the Credit Agreement in 2007;

•

the $0.92 reduction in the per LP Unit annual distribution rate, which began in the second quarter of 2009, and the announced indefinite suspension of distributions to unitholders after the fourth quarter of 2009;

•

that, because the Company is treated as a partnership for U.S. federal income tax purposes, the Company’s income would continue to be included in unitholders’ income for such purposes (and, accordingly, unitholders might owe cash taxes), even in the absence of the payment of cash distributions to unitholders by the Company;

•

the uncertainty surrounding the timing and magnitude of any future reinstatement of distributions in light of variability in operating performance, anticipated higher financing costs and more restrictive debt covenants upon refinancing the Company’s current indebtedness, and expected future increased income tax expenses at the parks owned through Magnum Management Corporation and its subsidiaries as the step-up in tax basis arising from the Paramount Parks acquisition becomes fully amortized; and

•	changes that would be required to the Company’s stand-alone operating plan on a going forward basis and the related cost, distraction and effort involved in implementing such changes;

•

the fact that current high yield market conditions are favorable in facilitating Parent’s interest in and financing of the Merger, and the risk that an adverse change in market conditions at a later date could have impacted the ability of Parent to obtain committed financing or of the Company to refinance its existing indebtedness;

•

the view of the Board of Directors that, given the due diligence that Apollo had already completed and the discussions Apollo already had with potential financing sources, the Board of Directors believed that Apollo could successfully consummate an acquisition of the Company in a timely manner;

•	the Company’s historical performance compared with its projected financial results and future prospects;

•	the market prices of the Company’s LP Units relative to that of market indices and the share prices of others who operate in the same industry as the Company;

•	the terms of the Merger Agreement and the related agreements, including:

•

the fact that the Merger Agreement provides for a 40-day post-signing “go-shop” period during which the Company may solicit additional interest in transactions involving the Company, and after such 40-day period, continue discussions with certain persons or respond to unsolicited proposals under certain circumstances;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•

our ability to terminate the Merger Agreement in order to accept a superior proposal, subject to paying Parent a termination fee of $19,556,700, unless the Merger Agreement is terminated during the go-shop period, in which case the termination fee would be $11,408,100;

•

that the equity commitment provided in favor of Parent was for an amount sufficient to cover the aggregate merger consideration, and that the Company is a named third party beneficiary of the equity commitment letter solely to the extent that the Company is awarded specific performance of Parent’s obligation to cause the equity financing to be funded;

•

the receipt of an executed debt commitment letter from the Lenders and the terms of the debt commitment letter and reputation of the Lenders which, in the reasonable judgment of the Board of Directors, increases the likelihood of such financing being completed;

•	that funds affiliated with Apollo Management VII, L.P. guaranteed certain of Parent’s obligations under the Merger Agreement; and

•	our ability to seek specific performance, under certain conditions, of Parent’s obligation to cause the equity financing to be funded to consummate the Merger;

•	the absence of a financing condition in the Merger Agreement; and

•

the fact that for one year from the effective date of the Merger the Surviving Entity will maintain for the benefit of each continuing full-time employee compensation and benefits provided under the benefit plans of the Company which are substantially comparable in the aggregate to the benefits maintained for and provided to the Company’s current employees.

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the Conversion, including the following:

•

the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with customers and suppliers;

•

the fact that the Company’s unitholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in the value that could be realized as a result of improvements to the Company’s operations;

•

the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, both nationally and also within the amusement park industry, and the related impact on the Company’s current LP Unit price and overall valuation;

•	the vote of the Company’s unitholders required to approve the Merger and the Conversion is two-thirds of the total outstanding LP Units;

•

the requirement that we pay Parent a termination fee of $19,556,700 if we terminate the Merger Agreement in order to accept a superior proposal, unless the Merger Agreement is terminated during the go-shop period, in which case the termination fee would be $11,408,100;

•

the requirement that we pay all of the reasonable expenses of Parent, up to an aggregate amount of $6,500,000, in the event that the Merger Agreement is terminated by Parent or the Company if the Merger has not been consummated by May 10, 2010 or if unitholder approval of the Merger Agreement is not obtained, or by Parent because of an uncured breach of the Merger Agreement by the Company;

•

the restrictions on the conduct of the Company’s business prior to the completion of the Merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger; and

•

the facts that (i) the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws, (ii) a unitholder may recognize both ordinary income and a capital loss as a result of the Merger, and (iii) although Parent agreed that the Surviving Entity will determine the allocation of the merger consideration among the assets of the Company (which could effect the amount of ordinary income recognized by a unitholder) and prepare and file the Company’s income tax returns and Schedules K-1 in accordance with certain standards set forth in the Merger Agreement, the unitholders are not third-party beneficiaries of such agreement.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the Transactions. After considering these factors, the Board of Directors unanimously concluded that the positive factors relating to the Merger Agreement and the Transactions outweighed the potential negative factors. In view of the wide variety of factors considered by the Board of Directors, and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors. The Board of Directors unanimously, with Mr. Richard Kinzel abstaining, approved and recommends the Merger Agreement and the Transactions based upon the totality of the information presented to and considered by it.

The Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement and the approval of the Transactions and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinions of the Financial Advisors

Opinion of Guggenheim Securities, LLC

Overview

Pursuant to an engagement letter dated as of October 9, 2009, the Company retained Guggenheim Securities to act as its financial advisor in connection with its evaluation of possible strategic transactions. In selecting Guggenheim Securities as its financial advisor, the Board of Directors considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, asset management and financial advisory firm whose representatives have substantial experience advising companies in the amusement park industry as well as significant experience providing strategic and financial advisory services. Guggenheim Securities, as part of its investment banking and financial advisory business, is engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, restructurings and recapitalizations, spin-offs/split-offs, private placements and other securities offerings and valuations for corporate and other purposes.

At the December 16, 2009 meeting of the Board of Directors, Guggenheim Securities delivered its oral opinion, which was subsequently confirmed in writing, that, as of December 16, 2009, and based on the procedures followed, the assumptions made and various qualifications to and limitations of the review undertaken, the consideration to be received in connection with the Merger was fair, from a financial point of view, to holders of LP Units, excluding LP Units held by the Company or its subsidiaries. Furthermore, Guggenheim Securities did not express any view or opinion as to the fairness, financial or otherwise, of (i) the amount or nature of the consideration to be received by holders of the Special LP Interests, (ii) the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the merger consideration or (iii) the investment upon consummation of the Merger by certain members of the Company’s senior management of certain proceeds received in the Merger in shares of Parent’s common stock.

The full text of Guggenheim Securities’ written opinion is attached as Annex C to this proxy statement, and you should read the opinion carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various qualifications to and limitations on the review undertaken by Guggenheim Securities. Guggenheim Securities’ opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is subject to the assumptions, qualifications and limitations contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of the opinion set forth below, you should be aware that Guggenheim Securities’ opinion:

•	was provided to the Board of Directors for its information and assistance in connection with its consideration of the Merger;

•	did not constitute a recommendation to the Board of Directors in connection with the Merger;

•	does not constitute a recommendation to any unitholder as to how to vote in connection with the Merger or otherwise;

•

did not address the Company’s underlying business and/or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business and/or financial strategies that might exist for the Company or the effects of any other transaction in which the Company might engage;

•	addressed only the fairness, from a financial point of view, of the consideration to be received pursuant to the Merger Agreement;

•

expressed no view or opinion as to any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including, without limitation, the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any other class of securities, creditors or other constituencies of the Company;

•

expressed no view or opinion as to the fairness, financial or otherwise, of (i) the amount or nature of any consideration to by received by holders of the Special LP Interests, (ii) the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the consideration to be received pursuant to the Merger Agreement and (iii) the investment upon consummation of the Merger by certain members of senior management of certain proceeds received in the Merger in shares of Parent common stock; and

•

did not constitute a solvency opinion or a fair value opinion, and Guggenheim Securities did not evaluate the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information for the Company;

•

reviewed certain non-public business and financial information regarding the Company’s business and prospects (including certain financial projections for the period beginning September 30, 2009 and ending December 31, 2013), all as prepared and provided to Guggenheim Securities by the Company’s management;

•

met with certain members of the Company’s senior management to discuss such management’s strategic and financial rational for the Merger and the Company’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, distribution yields, trading multiples and trading volumes of the LP Units;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which Guggenheim Securities deemed generally comparable to the Company;

•

reviewed the valuation and financial metrics of certain relevant mergers and acquisitions and other recent transaction activity involving companies which Guggenheim Securities deemed generally comparable to the Company;

•	performed discounted cash flow analyses based on the financial projections for the Company furnished to Guggenheim Securities by the Company;

•	reviewed the estimated internal rate of return on equity to be invested by Parent based on the financial projections furnished to Guggenheim Securities by the Company;

•	reviewed the premia paid in other leveraged buyout transactions of a size generally comparable to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

In connection with rendering its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information provided to or discussed with it by the Company or obtained by Guggenheim Securities from public sources, including, without limitation, the financial projections referred to above.

•

With respect to the financial projections, Guggenheim Securities relied on representations that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company.

•

Guggenheim Securities did not assume any responsibility or liability for the independent verification of, and it did not independently verify, any such information, including, without limitation, the financial projections; Guggenheim Securities expressed no view or opinion regarding such financial projections or the assumptions upon which they were based; and Guggenheim Securities further relied upon the assurances of the senior management of the Company that they were unaware of any facts or circumstances that would have made such information, including the financial projections, incomplete, inaccurate or misleading.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company, nor was Guggenheim Securities furnished with any such appraisals.

•

During the course of Guggenheim Securities’ engagement and prior to execution of the Merger Agreement, Guggenheim Securities was not asked by the Board of Directors to, and Guggenheim Securities did not, solicit indications of interest from any third parties regarding a potential transaction with the Company.

•

Guggenheim Securities did not express any opinion as to the tax treatment of the Merger to the Company, its subsidiaries and the holders of the LP Units, and Guggenheim Securities did not consider the tax implications of the Merger to unitholders in rendering its opinion.

•

Guggenheim Securities assumed that (i) the parties to the Merger Agreement will comply with all terms of the Merger Agreement material to its analyses and (ii) the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have a effect material to its analyses.

•	Guggenheim Securities is not legal, regulatory, tax, accounting or actuarial experts and it relied on the assessments made by the Company and its advisors with respect to such issues.

•	Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the LP Units may trade subsequent to the announcement of the Merger.

Summary of Valuation and Financial Analyses

This Summary of Valuation and Financial Analyses presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to the Board of Directors by Guggenheim Securities in connection with rendering its opinion.

Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ valuation and financial analyses.

Overview

Based on the Merger price of $11.50 per unit, Guggenheim Securities reviewed the multiples implied by (i) the transaction enterprise value compared with earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA) and (ii) the transaction enterprise value compared to earnings before interest and taxes (commonly referred to as EBIT) with respect to the Merger. Guggenheim Securities also calculated the transaction price premia in relation to various Cedar Fair unit prices including (i) the closing stock price as of December 15, 2009, (ii) volume weighted average stock price since the Company’s announcement and distribution suspension on November 2, 2009 and during year ended December 15, 2009 and (iii) the past year’s high and low stock prices as of December 15, 2009.

Merger Premia and Implied Merger Multiples
Merger Price per Unit	$11.50

	Cedar Fair Stock Price
Acquisition Premium/(Discount) Relative to:
Closing Stock Price on December 15, 2009	$ 9.01	27.6%
Volume-Weighted Average Stock Price:
Since Nov. 2 Announcement of Q3 2009 Earnings and Distribution Suspension	7.31	57.3
52 Week	9.44	21.8
52-Week High Stock Price	14.10	(18.4)
52-Week Low Stock Price	5.75	100.0

Transaction Enterprise Value/EBITDA:
2009E:
Including Transaction Expenses		8.0	x
Excluding Transaction Expenses		7.6
2010E:
Including Transaction Expenses		7.4	x
Excluding Transaction Expenses		7.0

Transaction Enterprise Value/EBIT:
2009E:
Including Transaction Expenses		12.8	x
Excluding Transaction Expenses		12.1
2010E:
Including Transaction Expenses		11.7	x
Excluding Transaction Expenses		11.1

Valuation Analyses

Summary of Valuation Analyses.    In assessing the valuation of the Company in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses, which are summarized in more detail below, including a peer group trading analysis, precedent merger and acquisition transaction analysis, discounted cash flow analysis and leveraged buyout analysis. Guggenheim Securities also reviewed the trading price of the Company’s LP Units over time and the premia paid in precedent leveraged buyout transactions.

Merger Price per Unit	$11.50

Selected Valuation Analyses	Low	High	Implied Enterprise Value/2009E EBITDA
Peer Group Trading Analysis	$6.50	$15.50	6.6x – 8.2x
Precedent M&A Transaction Analysis	4.70	10.35	6.5x – 7.5x
Discounted Cash Flow Analysis:	7.81	17.74	6.8x – 8.5x
LBO Analysis	8.09	14.35	6.5x – 7.7x

Other Valuation Benchmarks
Cedar Fair’s LP Unit Price Range During Past Year	$5.75	$14.10	6.4x – 7.9x
LBO Premia Paid Analysis	9.78	14.01	7.4x – 8.1x

Peer Group Trading Analysis.    In conducting its review of publicly traded companies that are generally comparable to the Company, Guggenheim Securities noted that there are no publicly traded comparable domestic amusement park companies. Guggenheim Securities then compared and analyzed the Company’s historical LP Unit price performance, historical and projected financial performance and valuation metrics versus certain selected publicly traded companies in the broader local out-of-home entertainment industry. Specifically, Guggenheim Securities focused on the following groups of peer companies in the movie theater, restaurant, live event and regional casino sectors:

Movie Theaters	Restaurants	Live Events	Regional Casinos
• Carmike Cinemas, Inc.	• CEC Entertainment, Inc.	• Churchill Downs, Inc.	• Ameristar Casinos, Inc.
• Cinemark Holdings, Inc.	• Cheesecake Factory, Inc.	• International Speedway Corp.	• Boyd Gaming Corp.
• Regal Entertainment Group	• Darden Restaurants, Inc.	• Live Nation, Inc.	• Isle of Capri Casinos, Inc.
	• DineEquity, Inc.	• Speedway Motorsports, Inc.	• Penn National Gaming, Inc.
• World Wrestling Entertainment, Inc.

Guggenheim Securities calculated the following trading multiples for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings for the companies:

		Enterprise Value/				Enterprise Value/
		EBITDA				EBIT
		2009E		2010E		2009E		2010E
Movie Theaters:	Mean	7.1	x	6.6	x	13.3	x	11.7	x
	Median	7.0		6.7		13.3		11.5
	High	7.5		7.1		14.1		12.4
	Low	6.9		6.1		12.4		11.3

Restaurants:	Mean	7.0	x	7.0	x	11.1	x	11.1	x
	Median	7.1		7.3		10.2		10.1
	High	8.1		7.9		14.5		14.3
	Low	5.7		5.7		9.7		9.8

Live Events:	Mean	7.7	x	6.9	x	10.9	x	9.8	x
	Median	7.8		6.7		10.9		9.8
	High	9.6		8.5		13.8		11.6
	Low	6.0		6.1		7.9		8.0

Regional Casinos:	Mean	7.1	x	6.8	x	14.0	x	12.6	x
	Median	7.1		6.9		14.0		12.4
	High	7.6		7.4		16.9		16.2
	Low	6.6		6.0		11.1		9.6

Cedar Fair:	Market (Wall Street)	7.1	x	6.8	x	11.5	x	10.9	x
	Market (Mgmt.)	7.0		6.5		11.2		10.3
	Merger Price	7.6		7.0		12.1		11.1

In performing its peer group trading analysis:

•

Guggenheim Securities selected a reference range of trading multiples for purposes of valuing the Company on a stand-alone public market trading basis as follows: (i) trading enterprise value/EBITDA 2009E multiple range of 6.6x-8.2x; (ii) trading enterprise value/2010E EBITDA multiple range 6.1x-7.5x; (iii) trading enterprise value/2009E EBIT multiple range of 10.6x-13.2x; and (iv) trading enterprise value/2010E EBIT multiple range 9.6x-12.0x.

•

Guggenheim Securities’ analysis of the selected peer group companies resulted in an overall reference range of $6.50 to $15.50 per unit for purposes of valuing the Company’s LP Units on a stand-alone public-market trading basis.

•	Guggenheim Securities noted that the merger consideration of $11.50 was in line with the aforementioned valuation reference range based on the peer group trading analysis.

Precedent Merger and Acquisition Transaction Analysis.    Guggenheim Securities reviewed and analyzed the valuation and financial metrics of certain relevant precedent merger and acquisition transactions during the past several years involving companies in the amusement park industry. Because of recent recessionary economic conditions and the global financial crisis, which together have created significant downward pressure on stock prices, increased stock price volatility and a challenging credit environment, Guggenheim Securities focused on the recent acquisition of Busch Entertainment Corp. and the recent transaction activity relating to Six Flags, Inc. for purposes of its valuation analysis. The older transactions were deemed to be less relevant, given the significantly different valuation multiples in the amusement park sector at the time of those transactions, as evidenced by the Company’s enterprise value/LTM EBITDA multiple at the time of each of those transactions. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities:

Date Announced	Acquiror	Target	Enterprise Value/ 2009E EBITDA				Cedar Fair Enterprise Value/ 2009E EBITDA at Transaction Date		% Premium/(Discount) to Cedar Fair
			Low		High				Low	High
More Recent/More Relevant M&A Transactions
11/7/2009	SFO Noteholders	Six Flags, Inc.	7.2	x	7.2	x	6.7	x	7.5%	7.5%
10/7/2009	Blackstone Capital Partners V	Busch Entertainment Corp.	6.3		6.8		7.3		(13.7)	(6.8)

Older/Less Relevant M&A Transactions			Enterprise LTM EBITDA		Cedar Fair Enterprise Value/ LTM EBITDA at Transaction Date		% Premium/ (Discount) to Cedar Fair
8/24/2007	Parques Reunidos SA	Palace Entertainment	13.7	x	10.0	x	37.2%
1/11/2007	PARC 7F-Operations	Six Flags, Inc. (7 Parks)	10.4		10.7		(2.7)
5/22/2006	Cedar Fair, L.P.	Paramount Parks	11.2		9.7		15.3
2/27/2006	MidOcean Partners LP	Palace Entertainment	7.3		10.8		(32.1)
7/13/2005	Blackstone Capital Partners V	LEGOLAND Parks	10.3		12.7		(18.9)
4/8/2004	Cedar Fair, L.P.	Six Flags Worlds of Adventure	9.0		11.8		(23.6)

In performing its precedent merger and acquisition transactions analysis:

•

Guggenheim Securities selected a reference range of transaction multiples for purposes of valuing the Company on a change-of-control basis equal to 6.5x-7.5x, primarily based on the recent Busch Entertainment and Six Flags transaction activity.

•

Guggenheim Securities’ analysis of the select relevant precedent merger and acquisition transactions resulted in an overall reference range of $4.70 to $10.35 per unit for purposes of valuing the Company’s units on a change-of-control basis.

•	Guggenheim Securities noted that the merger consideration of $11.50 and implied 2009E EBITDA multiple of 7.6x was in line with the other recent transaction activity in the sector.

Discounted Cash Flow Analyses.    Guggenheim Securities also performed stand-alone discounted cash flow analyses of the Company based on projected unlevered after-tax free cash flows for the Company and an estimate of its terminal value at the end of the projection horizon. In performing its discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the projections for the period ended December 31, 2013 furnished to Guggenheim Securities by the Company.

•

Guggenheim Securities estimated the Company’s weighted average cost of capital to be within a range of 10.75%-12.25% based on, among other factors, (i) a review of the Company’s Bloomberg historical five-year average adjusted beta, its Bloomberg historical two-year average adjusted beta and its then-current Barra predicted beta (with a bias toward more recent historical and predicted data to more appropriately reflect the Company’s current risk profile) as well as similar beta information for the Company’s peer group companies, (ii) Guggenheim Securities’ estimate of the US equity risk premium range, (iii) the Company’s assumed target capital structure on a prospective basis and (iv) Guggenheim Securities’ investment banking and capital markets judgment and experience in valuing companies similar to the Company.

•

In calculating the Company’s terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used a reference range of perpetual growth rates in the terminal year normalized free cash flow of 1.50% to 2.50%. The terminal values implied by this perpetual growth rate reference range were cross-checked for reasonableness by reference to implied terminal year EBITDA multiple.

•

Guggenheim Securities’ discounted cash flow analyses resulted in an overall reference range of $7.81 to $17.74 per unit for purposes of valuing the Company’s units on a stand-alone intrinsic-value basis.

•	Guggenheim Securities noted that the merger consideration of $11.50 was in line with the aforementioned valuation reference range based on the discounted cash flow analysis.

Leveraged Buyout Analysis.    Guggenheim Securities performed an illustrative analysis of the implied purchase price per unit that could theoretically be paid by a financial buyer, provided that financial buyer required a four year IRR ranging from 18% to 22% (excluding the impact of dilution arising from management incentive equity compensation). In performing the illustrative leveraged buyout analysis:

•

Guggenheim Securities assumed (i) debt (excluding revolving debt) of $1,700 million at prevailing market rates, (ii) a step-up in tax basis on the parks held in partnership form amortizable over 10 years, (iii) projections furnished to Guggenheim Securities by Cedar Fair for the period ending December 31, 2013 and (iv) exit at the end of four years at an exit LTM EBITDA multiple of 6.5x to 8.0x.

•	Guggenheim Securities’ leveraged buyout analysis resulted in an overall reference range of $8.09 to $14.35 per unit.

•	Guggenheim Securities noted that the merger consideration of $11.50 was in line with the aforementioned valuation reference range based on the leveraged buyout analysis.

LBO Premia Paid Analysis.    Guggenheim Securities also reviewed the premia paid in other precedent LBO transactions since January 1, 2006 with transaction values from $1.5-$3.0 billion as an additional indication of value. The range of premia paid in those transactions to the unaffected price was 8.2%-55.0% compared to the 27.6% premium to the price on the day prior to announcement of the Merger. When applied to the Company’s price on the day prior to announcement of the transaction, the 8.2%-55.0% premia paid range in the precedent transactions would imply a merger consideration of $9.78 to $14.01 per LP Unit, in line with the merger consideration of $11.50.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set out above, without considering such analysis as a whole, would in the view of Guggenheim Securities create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

arrived at its ultimate opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the consideration to be received by the holders of LP Units pursuant to the Merger.

Guggenheim Securities also noted that:

•

The valuation and financial analyses performed by Guggenheim Securities, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the publicly traded companies used in the peer group trading analysis described above are identical to the Company, and none of the precedent merger and acquisition transactions used in the precedent merger and acquisitions transactions analysis described above are identical to the Merger.

•

Recent recessionary economic conditions and the ongoing global financial crisis have together created downward pressure on stock prices, increased stock price volatility and a challenging credit environment; accordingly, certain precedent merger and acquisition transactions announced before the onset of the economic recession and the global financial crisis may be less relevant or irrelevant for purposes of Guggenheim Securities’ precedent merger and acquisitions transactions analysis.

•

Peer group trading analysis and precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which the Company and the Merger were compared.

•

The valuation and financial analyses performed by Guggenheim Securities do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

•

The Company did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between the Company and Parent and were approved by the Board of Directors. The decision to enter into the Merger Agreement was solely that of the Board of Directors. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Board of Directors. Consequently, Guggenheim Securities’ valuation and financial analyses should not be viewed as determinative of the decision of the Board of Directors with respect to the fairness, from a financial point of view, of the consideration to be received pursuant to the Merger.

•

The aggregate fee payable to Guggenheim Securities as a result of the Merger is currently estimated to be approximately $8,100,000, which represents a percentage of the total consideration, including outstanding indebtedness assumed, payable in the Merger. Under the terms of its engagement, Guggenheim Securities became entitled to receive $1,500,000 of the aggregate fee upon the delivery of its fairness opinion, which portion of the fee is not contingent upon the successful completion of the Merger but which is credited against the payment of the transaction fee. The Company has also agreed to reimburse Guggenheim Securities for reasonable expenses incurred by Guggenheim Securities in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Guggenheim Securities and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. The terms of Guggenheim Securities’ fee arrangements were negotiated at arm’s length between the Company and Guggenheim Securities, and the Board of Directors was aware of such fee arrangements.

•

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates may (i) provide such financial services to the Company, Apollo Global Management and/or their respective affiliates, for which services Guggenheim Securities and/or certain of its affiliates have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade or otherwise conduct such activities in or with respect to debt or equity securities, bank debt and/or derivative products relating to the Company, Apollo Global Management and their respective affiliates. Furthermore, Guggenheim Securities and/or certain of its affiliates, employees, officers or directors may have passive minority investments in certain investment funds managed directly or indirectly by Apollo Global Management and/or its affiliates and in portfolio companies of such funds.

Opinion of Rothschild Inc.

The Company retained Rothschild to act as a financial advisor in connection with its evaluation of possible strategic transactions. The Company selected Rothschild based on its reputation and experience. As part of its investment banking business, Rothschild regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, private placements and other transactions.

In connection with this engagement, the Board of Directors requested that Rothschild deliver an opinion in connection with the merger consideration to be received in the Merger. On December 16, 2009, at a meeting of the Board of Directors, Rothschild delivered to the Board of Directors its written opinion, dated December 16, 2009, to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions set forth in its written opinion, the merger consideration to be received in the Merger was fair, from a financial point of view, to the holders of the LP Units (other than (i) affiliates of Parent and (ii) the holders of excluded units, as described below, which are referred to for purposes of Rothschild’s opinion as the Excluded LP Units). For purposes of Rothschild’s opinion, Excluded LP Units refers to all of the following securities, and in any event includes the senior management of the Company and the General Partner, who may be holders of such securities: (i) LP Units owned by Parent or Merger Sub, all of which shall be cancelled without any consideration being exchanged therefor, (ii) LP Units owned by the Company, all of which (other than LP Units in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by or held for the benefit of third parties) at the effective time of the Merger shall be cancelled without any consideration being exchanged therefor, (iii) LP Units owned by any direct or indirect wholly owned subsidiary of the Company (including Magnum Management Corporation), all of which, immediately following the effective time of the Merger, shall be cancelled without any consideration being exchanged therefor, (iv) LP Units as to which the treatment in the Merger is separately agreed by Parent and the holder thereof, which LP Units shall be treated as so agreed, and (v) the Special LP Interests (as such term is defined in the limited partnership agreement of the Company) all of which, at the effective time of the Merger, shall be converted into the right to receive $5,290,500 in the aggregate, without interest, with such aggregate amount payable to the holders thereof pro rata based on the holders’ relative capital accounts.

The type and amount of consideration payable in the Merger was determined through negotiation between the Company and Parent, and the decision to approve the Merger and related transactions was solely that of the Company and the Board of Directors. Rothschild did not recommend any specific merger consideration to the Board of Directors or that any given merger consideration constituted the only appropriate consideration for the Merger. No other instructions or limitations were imposed by the Board of Directors on Rothschild with respect to the investigations made or procedures followed by Rothschild in rendering its opinion.

The full text of Rothschild’s written opinion, dated December 16, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference. We encourage you to read the opinion in its entirety. Rothschild’s opinion was addressed to, and was solely for the use and benefit of, the Board of Directors in connection with its evaluation of the Merger. Rothschild’s opinion was not intended to be and did not constitute a recommendation to the Board of Directors to approve or enter into the Merger. Rothschild’s opinion was not on behalf of, and is not intended to confer rights or remedies or be relied upon by, any other entity or person, and may not be used for any other purpose without Rothschild’s prior written consent. Rothschild has consented to the inclusion of its opinion and the disclosures contained under the heading “Opinion of Rothschild Inc.” in this proxy statement, however, Rothschild has not assumed any responsibility for the form or content of this proxy statement, other than Rothschild’s opinion itself.

Rothschild’s opinion is not intended to and does not constitute a recommendation to any unitholder, stockholder, policyholder or creditor of the Company, the General Partner or any of their respective subsidiaries or any other person as to how such person should act in connection with the Merger or any matter related thereto.

Rothschild’s opinion was limited to the evaluation of the fairness, from a financial point of view, to the holders of the LP Units (other than (i) affiliates of Parent and (ii) the holders of Excluded LP Units) of the merger consideration to be received in the Merger. In rendering its opinion, Rothschild expressed no opinion as to the merits of the underlying decision by the Company to engage in the Merger or as to any term or aspect of the Merger or any other transactions contemplated by the Merger Agreement except for those terms specifically identified in its written opinion. Rothschild expressed no opinion as to the relative merits or fairness of the Merger as compared to the consideration that would have been received by the holders of LP Units under any other transaction or strategy. In that regard, in arriving at its opinion, Rothschild was not authorized to contact, and as of the date of its opinion, had not contacted, any third parties to solicit indications of interest in a possible transaction involving all or a part of the Company, nor had Rothschild negotiated or held discussions with any party (other than Parent and its affiliates) concerning a possible transaction with the Company.

In arriving at its opinion, Rothschild, among other things:

•	reviewed a draft of the Merger Agreement dated December 16, 2009;

•	discussed the proposed Merger with the management of the Company (and/or the management of the General Partner on behalf of the Company);

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain audited and unaudited financial statements of the Company, and certain other financial and operating data, including financial forecasts, relating to the Company, provided to Rothschild by the management of the Company (and/or the management of the General Partner on behalf of the Company);

•

held discussions with the management of the Company (and/or the management of the General Partner on behalf of the Company) regarding the past and current operations and financial condition and prospects of the Company;

•	compared the historical and projected financial performance of the Company with that of certain publicly traded companies that Rothschild deemed to be relevant;

•	reviewed the financial terms, to the extent publicly available, of certain transactions that Rothschild deemed to be relevant;

•	reviewed the historical market prices and trading volumes of the LP Units; and

•	considered such other factors and information, and conducted such other analyses, as it deemed appropriate.

In rendering its opinion, Rothschild did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to Rothschild, concerning the Company or any of its subsidiaries, including, without limitation, any financial information considered by it in connection with the rendering of its opinion. Accordingly, in the course of Rothschild’s analyses and for purposes of its opinion, Rothschild relied upon the accuracy and completeness of all such information. In rendering its opinion, Rothschild did not prepare or was not provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries. In particular, Rothschild did not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, whether at then current market prices or in the future. Rothschild did not prepare or obtain any independent evaluation with respect to the solvency of any party to the Merger or any of its subsidiaries and did not express any opinion as to the solvency of any party to the Merger, including under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. In rendering its opinion, Rothschild assumed that any forward-looking information made available to it and used in its analyses had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company (and/or the management of the General Partner on behalf of the Company) as to the matters covered thereby. In rendering its opinion, Rothschild expressed no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it was based.

For purposes of rendering its opinion, Rothschild assumed that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries was made available to Rothschild. Rothschild assumed that, in all respects material to its analysis, the representations and warranties contained in the Merger Agreement and any agreement contemplated thereby were and will be as of all dates made or deemed made true and correct, that each of the parties to the Merger Agreement or any agreement contemplated thereby would perform all of the covenants and agreements to be performed by it under such agreement and that the Merger will be consummated in accordance with the terms and conditions set forth in the Merger Agreement without any waiver or modification thereof, including that Parent will obtain the financing necessary to consummate the Merger. Rothschild assumed that the material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any party to the Merger Agreement is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on any party to the Merger Agreement or the expected benefits of the Merger to any party to the Merger Agreement in any way meaningful to its analysis. Rothschild further assumed that the final Merger Agreement as executed would not differ in any material respect from the latest draft of the agreement reviewed by it.

In rendering its opinion, Rothschild did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Rothschild’s opinion address any legal, tax, regulatory or accounting matters, as to which Rothschild understood that the Company had obtained such advice as it deemed necessary from qualified professionals. Rothschild expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Rothschild expressed no view or opinion as to the financing of the Merger or the terms or conditions upon which it is to be obtained.

In preparing its opinion, Rothschild performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Rothschild believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. Rothschild’s opinion has been approved by the Investment Banking Commitment Committee of Rothschild, with the advice and counsel of members of its Opinion Subcommittee.

Rothschild employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild was based on all analyses and factors taken as a whole and also on application of Rothschild’s experience and judgment, which conclusion involved significant elements of subjective judgment and qualitative analysis. Rothschild therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. No company, transaction or business used by Rothschild in its analyses as a comparison is identical to the Company or the Merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Rothschild’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Rothschild’s analyses and estimates are inherently subject to substantial uncertainty. In rendering its opinion, Rothschild did not express any opinion as to the price at which any LP Unit or any other security may trade at any time, including subsequent to the date of its opinion.

Rothschild’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Rothschild as of, the date of its opinion. Events occurring after the date of Rothschild’s opinion may affect its opinion and the assumptions used in preparing it, and Rothschild did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, performed by Rothschild in connection with the rendering of its opinion, dated December 16, 2009, to the Board of Directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Rothschild’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Rothschild’s financial analyses.

Transaction Value Overview

Rothschild reviewed the enterprise value, transaction value, EBITDA multiples and unit premia implied by the transaction at the merger consideration of $11.50 per unit. In computing the enterprise value, Rothschild included the equity value (including options and phantom units), the Company’s projected term debt and derivative liability balances as of December 31, 2009, the average net revolver balance through the year based on information provided by management and the Special LP Interests, less the value of certain non-operating real estate assets based on information provided by management. Rothschild also computed the implied transaction value which includes estimated total transaction fees and expenses. EBITDA multiples reflect management’s forecasts, excluding selected non-recurring items.

Key Transaction Statistics
Merger Consideration	$11.50

Implied EBITDA Multiples
Enterprise Value / 2009E EBITDA	7.6x
Enterprise Value / 2010E EBITDA	7.0x
Transaction Value / 2009E EBITDA	8.0x
Transaction Value / 2010E EBITDA	7.4x

Implied premia vs. volume weighted average closing unit prices
December 14, 2009 closing price	27.2%
Four weeks	40.4%
Six months	29.4%

Selected Precedent Transactions Analysis

Using publicly available information, Rothschild analyzed certain merger and acquisition transactions involving companies in the regional amusement park industry. Rothschild calculated a range of multiples of the transaction value to EBITDA implied in these transactions. Rothschild then applied a range of selected multiples for these selected precedent transactions to the corresponding data of the Company in order to derive an implied per share equity reference range for the Company. In selecting the precedent transactions, Rothschild reviewed precedent transactions deemed to be similar to the Company due to certain factors, including, without limitation, their industry sector and size. Rothschild concluded that precedent transactions that occurred prior to the onset of the credit crisis in the summer of 2007 were not generally comparable given the significant decline in valuation multiples observed in the market since that time, the reduction in leverage available to acquirers and, in selected cases, the synergies available to certain strategic acquirers. Consequently, Rothschild’s precedent transaction analysis focused principally on two recent industry transactions involving assets that it determined were comparable to the operations and business of the Company and, due to their recent announcement, reflected current market and financing conditions. These transactions were Blackstone’s acquisition of Busch Entertainment announced in October 2009 and the recapitalization of Six Flags, Inc. pursuant to its second amended joint plan of reorganization, dated November 2009. Rothschild calculated a range of multiples of transaction value to estimated 2009 EBITDA for these transactions which resulted in a range of 6.3x to 6.8x for Busch Entertainment and 6.8x to 7.2x for Six Flags, Inc. Rothschild then applied the reference range of 6.3x to 7.2x implied by the precedent transactions to corresponding data for the Company. Based on this reference range, and taking into account the Company’s projected term debt and derivative liability balances as of December 31, 2009 and the Special LP Interests, and excluding selected non-recurring items in management’s forecasts, this analysis indicated the following approximate implied per unit equity reference range for Cedar Fair:

Implied Per Unit Equity Reference Range for the Company	Merger Consideration
$5.22 – $10.31	$11.50

It is important to note that no company identified in the foregoing transactions is identical to the Company. In selecting and evaluating the transactions, Rothschild made subjective judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Because of the inherent differences between the business, operations, financial condition and prospects of the Company and those of the acquired companies included in the selected precedent transactions, Rothschild believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis.

Discounted Cash Flow Analysis

Rothschild also performed a discounted cash flow analysis of the Company in order to derive an implied per unit reference range for the Company if it were to remain an independent publicly-traded limited partnership, and then compared this implied per unit reference range with the merger consideration. In this analysis, Rothschild calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the Company could generate over the fiscal years 2010 through 2013 utilizing financial forecasts and information provided to Rothschild by the Company’s management, and a discount rate of 11.75% based on the weighted average cost of capital for the Company derived from an analysis using the capital asset pricing model and various market-derived and Company-specific inputs. Rothschild then calculated terminal values for the Company utilizing the perpetuity growth and the terminal EBITDA multiple methods. In conducting the terminal valuation under the perpetuity growth valuation methodology, Rothschild utilized perpetuity growth rates of 1.50% to 2.50%. In conducting the terminal EBITDA multiple method, Rothschild applied a range of forward EBITDA multiples of 6.0x to 7.0x to the Company’s terminal EBITDA. To determine the implied equity value for the Company, Rothschild took into account the projected term debt and derivative liability balances at December 31, 2009 (as adjusted for market pricing of the debt to reflect the value of below-market interest rates in the Company’s existing credit facility relative to current cost of capital), the Company’s average net revolver balance through the year based on information provided by management, the Special LP Interests, the present value of certain tax assets and liabilities under the management projections, and the value of certain non-operating real estate assets based on information provided by management. Rothschild also considered a discount rate range of 10.75% to 12.75%. Based on the analysis the following implied per unit equity reference range was selected for Cedar Fair:

Implied Per Unit Equity Reference Range for the Company	Merger Consideration
$9.69 – $13.97	$11.50

Selected Public Company Analysis

Using publicly available information, Rothschild compared selected financial data of the Company with similar data for selected public companies that it deemed most comparable to the business and operations of the Company. As there are no publicly traded companies with primary business operations directly comparable to those of the Company, Rothschild analyzed selected publicly traded companies with lines of business focused on out-of-home local/regional entertainment which included three publicly traded companies that operate movie theaters, five publicly traded companies that operate live events, four publicly traded companies that operate largely regional casinos, and four publicly traded companies that operate restaurants.

Movie Theater companies

•	Regal Entertainment Group
•	Carmike Cinemas, Inc.
•	Cinemark Holdings, Inc.

Live Event companies

•	Churchill Downs Incorporated
•	International Speedway Corporation
•	Live Nation, Inc.
•	Speedway Motorsports, Inc.
•	World Wrestling Entertainment, Inc.

Casino companies

•	Ameristar Casinos, Inc.
•	Boyd Gaming Corporation
•	Isle of Capri Casinos, Inc.
•	Penn National Gaming, Inc.

Restaurants

•	Darden Restaurants, Inc.
•	DineEquity, Inc.
•	The Cheesecake Factory Incorporated
•	CEC Entertainment, Inc.

No company included in the selected public companies is identical to the Company. In selecting and evaluating the selected public companies, Rothschild made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Because of the inherent differences between the businesses, operations, financial condition and prospects of the Company and those of the selected public companies, Rothschild believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public companies analysis.

Rothschild calculated multiples of the current enterprise values of these companies, taking into account debt at market prices, derivative liabilities and adjustments for non-operating assets, to each company’s 2009 and 2010 projected EBITDA. Rothschild then applied a range of multiples derived from the selected public companies to the Company’s 2009 and 2010 projected EBITDA to determine a range of implied per unit values of the Company’s equity. All multiples were based on closing prices as of December 14, 2009. Estimated financial data for the selected companies were based on publicly available research analyst estimates. Estimated financial data for the Company were based on the Company’s management projections. The analysis indicated the following:

Movie Theatre Companies	Median
Enterprise Value / 2009E EBITDA	7.1x
Enterprise Value / 2010E EBITDA	6.7x

Live Event Companies	Median
Enterprise Value / 2009E EBITDA	7.6x
Enterprise Value / 2010E EBITDA	6.4x

Casino Companies	Median
Enterprise Value / 2009E EBITDA	7.4x
Enterprise Value / 2010E EBITDA	6.9x

Restaurant Companies	Median
Enterprise Value / 2009E EBITDA	7.1x
Enterprise Value / 2010E EBITDA	7.2x

Based on the enterprise value/EBITDA multiples from among the medians of each group, Rothschild applied the following reference range to the corresponding data for the Company:

	Low	High
Enterprise Value / 2009E EBITDA	7.1x	7.6x
Enterprise Value / 2010E EBITDA	6.4x	7.2x

Taking into account the Company term debt as of September 30, 2009 valued at market prices, derivative liability, average net revolver balance through the year based on information provided by management, the Special LP Interests and the value of certain non-operating real estate assets based on information provided by management, and excluding selected non-recurring items in management’s forecasts, this analysis indicated the following approximate implied per unit equity reference range for the Company:

Implied Per Unit Equity Reference Range for Cedar Fair	Merger Consideration
$8.56 – $13.48	$11.50

Other Analyses

Rothschild also conducted several ancillary analyses in addition to the three primary valuation methods described above. Rothschild first compared the premium associated with the Merger to the premiums paid in comparable public transactions. Based on a review of public all-cash transactions since 2006 in an equity value range of $200 million to $1,000 million, the median four-week premium was 31% among all transactions and 24% among a subset of LBO transactions. The merger consideration of $11.50 represented a premium of 64% over the price four weeks prior (and 40% over the volume-weighted average closing price over the four weeks prior). In addition, Rothschild conducted an LBO analysis to review the returns that could be achieved by a private equity investor in an LBO transaction at various purchase prices, employing certain transaction financing assumptions and management’s forecasts. Based on targeted equity returns of 18-22% and a trailing exit EBITDA multiple range of 6.5x to 8.0x after four years, the indicated reference range of prices was $8.09 to $14.33.

Miscellaneous

The aggregate fee payable to Rothschild as a result of the Merger is currently estimated to be approximately $13,500,000, which represents a percentage of the total consideration, including outstanding indebtedness assumed, payable in the Merger. Under the terms of its engagement, Rothschild became entitled to receive $1,500,000 of the aggregate fee upon the delivery of its opinion, which portion of the fee is not contingent upon the successful completion of the Merger but which is credited against the payment of the transaction fee. The Company also has agreed to reimburse Rothschild for reasonable expenses incurred by Rothschild in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Rothschild and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. The terms of Rothschild’s fee arrangements were negotiated at arm’s length between the Company and Rothschild, and the Board of Directors was aware of such fee arrangements.

In addition, in the past Rothschild has provided financial advisory services to the Company and one or more of the equity holders of Parent, or to one or more of their respective portfolio companies or other affiliates, and Rothschild may have provided and may currently be providing, or may provide in the future, investment banking services to the Company, Parent or one or more of the equity holders of Parent, or to one or more of their respective portfolio companies or other affiliates, for which Rothschild has received and/or may receive customary fees. In particular, Rothschild served as a financial advisor to the Company in connection with the Company’s acquisition of all of the outstanding shares of capital stock of Paramount Parks, Inc. from a subsidiary of CBS Corporation in June 2006, and Rothschild received customary fees for such services. In addition, Rothschild served as a financial advisor to (i) Apollo Global Management in connection with the acquisition of Smart & Final Inc. by an affiliate of Apollo Global Management, and (ii) Vinson & Elkins LLP, counsel to Huntsman Corporation, in connection with certain litigation between Huntsman Corporation and Hexion Specialty Chemicals, Inc., an affiliate of Apollo Global Management, and Rothschild received customary fees for such services. Steven H. Tishman, a member of the Board of Directors, has been a managing director at Rothschild since November 2002. In addition, in the ordinary course of business, Rothschild and its affiliates may trade the securities of the Company or affiliates of Apollo Global Management for its own and/or their own accounts or for the accounts of customers and may at any time hold a long or short position in such securities. The Board of Directors, in selecting Rothschild as its financial advisor and in receiving and taking into consideration Rothschild’s opinion, was aware of these facts but determined that Rothschild’s prior services did not preclude the engagement of Rothschild as its financial advisor.

Rothschild’s opinion, together with the analyses performed by Rothschild in connection with its opinion and reviewed with the Board of Directors, was only one of many factors considered by the Board of Directors in its evaluation of the Merger. See “The Merger and the Conversion – Reasons for the Merger and the Conversion; Recommendation of the Board of Directors” beginning on page 35. Consequently, Rothschild’s opinion should not be viewed as determinative of the views of the Board of Directors or management with respect to the Merger or the merger consideration, including whether the Board of Directors would have been willing to determine that a different merger consideration was fair.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts for extended periods due to unpredictability of the underlying assumptions and estimates. However, in connection with Apollo’s due diligence review of the Company, the Company provided Apollo and its advisors with certain non-public financial information about Cedar Fair, including financial projections with respect to the fiscal years ended December 31, 2009, 2010, 2011, 2012 and 2013, which were prepared by the Company’s management in December 2009 with respect to the financial projections for the fiscal year 2009 and in October 2009 with respect to the financial projections for the fiscal years 2010 through 2013. The Company also provided these financial projections to the Financial Advisors, and these projections were used in the preparation of the Financial Advisors’ opinions.

The Company’s financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in the Company’s periodic reports. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The Company’s financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have complied, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. In rendering their opinions, neither Financial Advisor expressed any view as to the reasonableness of the Company’s financial projections or any estimate, judgment or assumption on which they were based, and the Financial Advisors relied upon the accuracy and completeness of the Company’s financial projections.

The inclusion of the financial projections herein will not be deemed an admission or representation by us that they are viewed by us as material information of the Company.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger. Further, the financial projections do not take into account the effect of any failure to occur of the Merger and should not be viewed as accurate or continuing in that context. We have neither updated or revised nor intend to update or otherwise revise the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error.

The following is a summary of the financial forecasts prepared by management of the Company and given to Apollo, its advisors and the Financial Advisors.

Summary Financial Forecasts ($ in millions)

	Forecasted		Projections
	2009		2010	2011	2012	2013

Revenue	916.0		966.6	988.2	1,012.2	1,036.0
EBITDA	304.8	(1)	341.6	348.3	357.1	365.9
Capital Expenditures (seasonal)	69.1		84.4	82.5	86.1	79.2

(1)

Does not include adjustments required by the definition EBITDA as set forth in Exhibit A of the Merger Agreement, which adjustments totaled approximately $15.9 million for the three fiscal quarters ended September 27, 2009.

Financing of the Merger

The total amount of funds necessary to complete the Merger and the related transactions contemplated by the Merger Agreement is anticipated to be approximately $2.472 billion, consisting of:

•	approximately $652 million to pay holders of LP Units, holders of options, holders of phantom LP Units and holders of Special LP Interests the amounts due to them under the Merger Agreement;

•

approximately $1.675 billion to refinance certain existing indebtedness and existing derivative liability (excluding ordinary-course borrowings pursuant to the Company’s current revolving loan facility under the Credit Agreement, which are expected to be transferred to the revolving loan facility provided pursuant to the senior secured credit facilities described below under “—Debt Financing” that are anticipated to be provided to Parent and Merger Sub at the closing of the Merger) and

•	approximately $145 million to pay related fees and expenses in connection with the transactions contemplated by the Merger Agreement.

These payments are expected to be funded by a combination of (i) equity contributions by the Investors and (ii) debt financing. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement. Parent’s proposed equity and debt financing may change after the date hereof. The Merger Agreement permits changes to Parent’s financing under certain circumstances.

Equity Financing

Parent has entered into an equity commitment letter with the Investors, dated December 16, 2009, pursuant to which the Investors have committed, severally but not jointly, to provide equity financing in an aggregate amount up to $765,000,000. In certain circumstances the Investors may assign their commitments to other investors, although such assignment will not affect the Investors’ obligations under the equity commitment letter. The funding of financing contemplated by the equity commitment is subject to the closing of the Merger in accordance with the terms of the Merger Agreement and the prior or simultaneous closing of the debt financing or the alternative debt financing, as the case may be. The Company is a third party beneficiary of the equity commitment letter solely to the extent that the Company is awarded specific performance of Parent’s obligation to cause the Investors to fund their equity commitment in certain limited circumstances in accordance with the terms of the Merger Agreement.

The obligation of the Investors to fund their equity commitments will terminate upon the earlier to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the assertion by the Company or any of its affiliates of any claim against any Investor or certain of its related persons in connection with the Merger Agreement.

Debt Financing

In connection with the entry into the Merger Agreement, Parent received a debt commitment letter, dated December 16, 2009, from the Lenders to provide, severally but not jointly, in the aggregate up to $1,950,000,000 in debt financing to Parent and Merger Sub, consisting of (i) $1,250,000,000 senior secured credit facilities and (ii) up to $700,000,000 of senior unsecured increasing rate loans under the senior unsecured credit facility. The Lenders may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

Conditions

The facilities contemplated by the debt financing are subject to certain closing conditions, including without limitation:

•	the negotiation, execution and delivery of definitive loan documents consistent with the terms set forth in the debt commitment letter and fee arrangements entered into between the parties;

•

that since the date of the debt commitment letter, there has not occurred any Company material adverse effect (defined in the debt commitment letter in a manner substantially the same as the definition of such term in the Merger Agreement);

•	the accuracy of certain specified representations and warranties in the loan documents;

•

the completion of a marketing period of no less than 30 consecutive days for the sale of senior unsecured indebtedness and a marketing period of no less than 30 consecutive days for the syndication of the senior secured credit facilities, in each case beginning upon the delivery to the Lenders of a confidential information memorandum with respect thereto, provided that any day prior to January 9, 2010 will not be included in determining whether such 30-day requirement has been satisfied;

•

the ratio of (i) the aggregate principal amount of funded debt of Parent and its subsidiaries (as defined in Exhibit C of the Merger Agreement) outstanding on the closing of the Merger to (ii) EBITDA for the Company and its subsidiaries (as defined in Exhibit A of the Merger Agreement) for the four most recent fiscal quarters ended not less than 45 days prior to the closing of the Merger shall not be greater than 5.5 to 1.0;

•	Parent having received the proceeds of the equity financing under the equity commitment letter and having contributed the same to the Company as common equity;

•	the repayment of certain of our existing debt, and the absence of certain types of other debt;

•	consummation of the Merger in accordance with the Merger Agreement simultaneously or substantively concurrent with the closing under the senior secured credit facilities;

•

the Company having obtained a corporate family rating and ratings for the senior secured credit facilities and the senior unsecured indebtedness from each of S&P and Moody’s, in each case not later than 30 days prior to closing of the Merger;

•	Parent and its subsidiaries having no debt outstanding other than the indebtedness contemplated by the debt commitment letter and other limited debt to be agreed upon; and

•	delivery of certain customary closing documents (including, among other things, a customary solvency certificate), specified items of collateral and certain Company financial statements.

The debt commitments expire on the Outside Date (as defined below under “The Merger Agreement – Consummation of the Merger; Marketing Period”) under the Merger Agreement. Nothing in the Merger Agreement or otherwise will require the Company to be a borrower or other obligor prior to the closing of the Merger for the debt contemplated by the debt commitments.

Limited Guarantee

Pursuant to a limited guarantee delivered by the Investors in favor of the Company, dated December 16, 2009, the Investors have agreed to guarantee the performance and discharge certain obligations of Parent and Merger Sub under the Merger Agreement; however, the maximum aggregate liability of the Investors shall not exceed $50,000,000 (which is equal to the fee payable by Parent to the Company under certain circumstances). Subject to certain exceptions, the limited guarantee will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be obligated to pay the termination fee and (iii) three months after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be obligated to pay the termination fee. See “The Merger Agreement – Termination Fees and Expenses Payable by the Company” beginning on page 93.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board of Directors, unitholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction described below that are different from, or in addition to, the interests of the Company’s unitholders generally. The Board of Directors was aware of these interests and considered them, among other things, in reaching its decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and the Conversion and to make the recommendation that our unitholders vote in favor of adopting the Merger Agreement and approving the Transactions.

Certain Relationships

Mr. Tishman is a member of the Board of Directors and is a managing director of Rothschild. In connection with the Company’s 2009 annual meeting of the holders of LP Units, the Board of Directors determined that Mr. Tishman was not independent based on the independence criteria of the NYSE listing standards because Rothschild had served as an advisor to the Company in the past and may do so again in the future. As more fully described in “The Merger and the Conversion – Opinions of the Financial Advisors; Opinion of Rothschild Inc.,” the Company retained Rothschild to act as financial advisor in connection with its evaluation of possible strategic transactions and agreed to pay Rothschild for its financial advisory services customary fees, including a customary transaction fee based on a percentage of the total consideration, including outstanding indebtedness assumed, payable in the Merger. Mr. Tishman recused himself from the discussion of the retention of Rothschild as a financial advisor and abstained from voting on approval of this retention.

Mr. Richard Kinzel’s son, Barton Kinzel, Vice President and General Manager of Carowinds, and son-in-law, Timothy Boals, Corporate Vice President – Resale and Sponsorships, are employed by the Company and each have interests in the Merger that are different from, or in addition to, the interests of our unitholders generally. See the discussions below under “The Merger and the Conversion – Interests of the Company’s Directors and Executive Officers in the Merger; Summary of Equity, Incentive and Other Awards of Directors and Executive Officers of the Company” and “The Merger and the Conversion – Interests of the Company’s Directors and Executive Officers in the Merger; Existing Change in Control and Severance Benefits” beginning on pages 62 and 64, respectively.

Options

Upon the consummation of the Merger, each outstanding option to purchase LP Units (whether vested or unvested) will be cancelled and converted into the right of the holder to receive an amount in cash equal to the product of (i) the number of LP Units issuable upon exercise of such option and (ii) the excess, if any, of the merger consideration over the exercise price per LP Unit attributable to such option, net of any applicable withholding tax. If the exercise price of any option exceeds the merger consideration, such option will be cancelled for no consideration.

As of January 8, 2010, our directors as a group, as described in the table below, held outstanding options to acquire an aggregate of approximately 800 LP Units (with an average exercise price of $17.92) and our executive officers, Mr. Barton Kinzel and Mr. Boals held outstanding options to acquire an aggregate of approximately 298,300 LP Units (with an average exercise price of $22.74). The aggregate cash amount payable to our directors, as a group in respect of their outstanding options to purchase LP Units is approximately $0.00 and the aggregate cash amount payable to our executive officers, as a group in respect of their outstanding options to purchase LP Units is approximately $18,300.

Phantom LP Units

Upon the consummation of the Merger, each outstanding phantom LP Unit or performance-based equity award denominated in LP Units (whether vested or unvested) will be cancelled and converted into the right of the holder to receive an amount in cash equal to the merger consideration multiplied by the number of LP Units to which such phantom LP Unit or performance-based equity award relates (with all holders of phantom LP Units or performance-based equity awards denominated in LP Units attributable to a performance period that has not yet ended on the consummation of the Merger to be deemed to have achieved the applicable performance conditions at the target level), net of any applicable withholding tax. Furthermore, we intend to make year-end adjustments in January or February of 2010 to the 2009 performance-based phantom LP Unit awards granted to Messrs. Richard Kinzel, Falfas, Decker, and Freeman in the ordinary course consistent with past practice and pursuant to the terms and conditions of the applicable awards; such adjustments, which will be based on our performance through the end of 2009, will determine the number of performance-based phantom LP Units to be earned by such executives for 2009 pursuant to their awards based on Company and individual performance.

As of January 8, 2010, our non-employee directors as a group held no outstanding phantom LP Units or performance-based equity awards denominated in LP Units and our executive officers, Mr. Barton Kinzel and Mr. Boals held outstanding phantom LP Units and performance-based equity awards denominated in LP Units in respect of an aggregate of approximately 739,435 LP Units. The aggregate cash amount payable to our executive officers, Mr. Barton Kinzel and Mr. Boals, as a group, in respect of their outstanding phantom LP Units and performance-based equity awards denominated in LP Units is approximately $8,503,500.

Cash Incentive Awards

Cash incentive awards awarded under our 2008 Omnibus Incentive Plan will be deemed to be earned at 100% of the target level in the year in which the Merger occurs and will be paid within 30 days following completion of the Merger. The aggregate cash payable to our executive officers, Mr. Barton Kinzel and Mr. Boals in respect of cash incentive awards is $3,050,558.

Summary of Equity-Based and Cash Incentive Awards of Directors and Executive Officers of the Company

The following table identifies, for each of our directors and executive officers and for Barton Kinzel and Timothy Boals, the aggregate number of LP Units subject to outstanding Company LP Unit-based awards as of January 8, 2010 and the value of such Company LP Unit-based awards that will become fully vested in connection with the Merger. The information in the table assumes that all such Company LP Unit-based awards remain outstanding on the closing date of the Merger. The table also sets forth, for each of the corporate officers listed, the value of cash incentive awards that will accelerate upon the Merger under our 2008 Omnibus Incentive Plan.

	PERFORMANCE UNITS				OPTIONS						Cash Incentive Awards
					All Options			In the Money Options
	Phantom Units	Performance Units	Aggregate Number of Units	Aggregate $ value at $11.50 per unit	Number of Options	Exercise Price		Number of Options	Exercise Price	Cash Amount Payable
Non-employee Directors
Darrel Anderson	-	-	-	-	-			-		-	-
Richard S. Ferreira	-	-	-	-	400	$17.92		-		-	-
C. Thomas Harvie	-	-	-	-	-			-		-	-
Michael D. Kwiatkowski	-	-	-	-	-			-		-	-
David A. Paradeau	-	-	-	-	400	$17.92		-		-	-
Steven H. Tishman	-	-	-	-	-			-		-	-
	-	-	-	-	800	-		-	-	-	-
Certain Corporate Officers
Richard L. Kinzel	342,060	-	342,060	$3,933,690	240,000	$22.81	(1)	-		-	$1,340,000
Jacob T. Falfas	147,580	-	147,580	$1,697,170	15,000	$24.14		-		-	$465,500
Peter J. Crage	120,488	-	120,488	$1,385,612	-			-		-	$305,500
Robert A. Decker	29,045	-	29,045	$334,018	12,200	$21.71	(1)	1,200	$2.35	$10,980	$162,000
Craig Freeman	13,128	-	13,128	$150,972	6,000	$22.42		-		-	$142,800
Duffield Milkie	5,061	4,316	9,377	$107,836	-						$90,000
Philip H. Bender	-	20,210	20,210	$232,415	21,000	$22.29	(1)	-		-	$166,200
Richard Zimmerman	-	23,141	23,141	$266,122	-			-			$126,000
Brian C. Witherow	-	13,175	13,175	$151,513	3,600	$19.16	(1)	800	$2.35	$7,320	$62,808
Barton Kinzel	-	8,889	8,889	$102,224	500	$17.85		-		-	$93,500
Timothy Boals	-	12,342	12,342	$141,933	-						$96,250

	657,362	82,073	739,435	$8,503,503	298,300	$22.74		2,000	$2.35	$18,300	$3,050,558

	657,362	82,073	739,435	$8,503,503	299,100	$22.65		2,000	$2.35	$18,300	$3,050,558

(1) Volume-weighted average exercise price.

Management Arrangements with Parent

As of the date of this proxy statement, other than the term sheets described below between members of our executive officers and Parent, we have not entered into any employment agreements or other arrangements with our executive officers in connection with the Merger, and we have not amended or modified any existing employment agreements.

Parent has informed us that concurrent with the closing of the Merger, it intends to establish an equity incentive plan which reserves up to 6% of the shares of the Parent’s common stock as of the closing of the Merger for grants to employees, consultants and non-employee directors of the Parent and its subsidiaries. Parent intends to award options in respect of at least two-thirds of this pool of shares upon the closing of the Merger. As described below, Parent expects that members of management will invest in shares of the Parent’s common stock concurrent with the closing of the Merger, and will be awarded options to acquire shares of the Parent’s common stock under the equity incentive plan pursuant to individual award agreements between each management participant and the Parent. Management investors will also be required to enter into a customary investor shareholders agreement and/or an investor rights agreement and option agreement.

On December 16, 2009, Parent entered into separate agreements, in the form of term sheets, with Richard Kinzel, the Company’s chairman, president and chief executive officer, Jack Falfas, the Company’s chief operating officer, Peter Crage, the Company’s vice president of finance and chief financial officer, and Robert Decker, the Company’s corporate vice president of planning and design, on the terms on which each such executive officer will be employed by Parent following the closing of the Merger. Each of the term sheets will be binding upon the Parent and the executive officer as of the closing of the Merger and will supersede any other employment arrangements with the executive officer (including each executive officer’s current employment agreement with us, as described in more detail below). Each of the term sheets provides that the executive officer and Parent will negotiate a definitive employment agreement having the terms provided in the term sheets, but such definitive agreements have not yet been executed. The Parent’s obligation to consummate the Merger is not conditioned upon the execution thereof.

The term of Mr. Kinzel’s employment agreement will be three years and the term of each of Messrs. Falfas, Crage and Decker’s employment agreements will be five years. The annual base salary for each of these executive officers will be substantially similar to such executive officer’s current base salary subject to future annual increases (but not decreases) as determined by Parent’s board of directors. In addition, each of Messrs. Kinzel, Falfas, Crage and Decker will be eligible to receive an annual bonus under a bonus plan to be adopted by Parent, contingent upon the achievement of performance-based goals to be established annually by Parent’s board of directors. Each of these executive officers will also be eligible to participate in the employee benefit plans available generally to senior executives of the Parent and its subsidiaries.

Upon commencing employment with Parent, each of Messrs. Kinzel, Falfas, Crage and Decker will (i) individually invest in an agreed upon amount to purchase shares of the Parent’s common stock coincident with the Merger and (ii) be awarded stock options to acquire shares of the Parent’s common stock. Such stock options will be awarded pursuant to an individual award agreement under an equity incentive plan to be adopted by Parent and will be forfeitable, and not exercisable, until certain vesting conditions are satisfied (generally, continued employment and/or satisfaction of certain performance-based goals). Specifically, Messrs. Kinzel, Falfas, Crage and Decker will invest $5,500,000, $1,000,000, $250,000 and $150,000, respectively, to acquire shares of the Parent’s common stock, and will be granted non-qualified stock options to purchase 1.32%, 0.80%, 0.48%, and 0.16%, respectively, of the shares of Parent common stock, as of the closing of the Merger. The price per share to be paid by each of Messrs. Kinzel, Falfas, Crage and Decker in connection with their investment and the exercise price of each their stock options will be equal the economic equivalent (on an as-converted basis) of the price paid by the Investors for the Company in connection with the Merger.

Each of Messrs. Kinzel, Falfas, Crage and Decker’s employment agreements will contain provisions under which each executive officer would be entitled to severance compensation and benefits if, during the term of his employment agreement, his employment with Parent is terminated by Parent other than for “Cause” or by such executive for “Good Reason.” Such severance compensation and benefits will be comparable to what such executive officer would be entitled to under his pre-Merger employment agreement. In addition, each of Messrs. Kinzel, Falfas, Crage and Decker will be subject to certain non-competition and non-solicitation restrictions during the term of his employment with Parent and for a twelve-month period (or in the case of Mr. Kinzel, a 24-month period) commencing on the date of his termination for any reason.

Existing Change in Control and Severance Benefits

We maintain employment agreements or change in control agreements with some of our executive officers; and all of our executive officers and certain of our key employees participate in our Amended and Restated Change in Control Plan (the “CIC Plan”), and our long-term incentive plans. Certain of our executive officers also participate in our supplemental retirement plans. As described above. Mr. Richard Kinzel and Messrs Falfas, Crage and Decker have each entered into an agreement with Parent, in the form of a term sheet, regarding the respective terms of his employment following the closing of the Merger.

Without regard to an executive’s new agreement with Parent, the following information summarizes payments that our executive officers, Mr. Boals and Mr. Barton Kinzel will receive in the event of his or her qualifying termination of employment following a change in control. The Merger constitutes a change in control under our current employment agreements, change in control agreements, CIC Plan and incentive plans. In the event of a change in control. Mr. Richard Kinzel and Messrs. Falfas, Crage and Decker will receive benefits and payments in accordance with the terms of their current employment agreements. Our other executive officers, Mr. Timothy Boals and Mr. Barton Kinzel will receive benefits and payments in accordance with our Amended and Restated Executive Change of Control Plan, which covers designated officers who do not otherwise have change in control provisions in employment or other agreements. Our incentive plans, our Amended and Restated Supplemental Retirement Program and our 2008 Supplemental Retirement Plan (“2008 SERP”) also contain change in control provisions.

All of our current employment agreements, our CIC Plan and our supplemental retirement plans contain a “double trigger” change in control provision, which requires that two events must occur for an employee to receive change in control payments. First, a change in control must occur. Second, under the current employment agreements and CIC Plan the executive’s employment must be terminated by us without cause within 24 months of the change in control, and under our supplemental retirement plans, a separation from service under the plan must have occurred.

In each employment agreement and in our CIC Plan, “cash compensation” with respect to any calendar year is defined as (i) the total salary payable, (ii) annual cash bonuses earned, even if not paid and (iii) with respect to any multi-year bonus, the amount actually paid. Any lump sum payments made in connection with a change in control will be paid within 60 days following the termination, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Current Employment Agreements

Richard L. Kinzel

Without regard to Mr. Kinzel’s new agreement with Parent, pursuant to the terms of Mr. Kinzel’s current employment agreement with us, if Mr. Kinzel’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or by Mr. Kinzel if he incurs a “deemed termination” (as defined in the employment agreement), in each case, within 24 months following a change in control, subject to a release of claims, Mr. Kinzel would receive:

•

within 60 days following the date of termination, a lump sum payment equal to the greater of (i) the payments he would receive if he were terminated under his employment agreement other than for cause or (ii) the payments he would receive if he participated in our CIC Plan. If Mr. Kinzel’s employment is terminated other than for cause, Mr. Kinzel would receive (i) his annual base salary earned but unpaid through the date of termination and (ii) an amount equal to the present value, using a reasonable interest rate, of his annual base salary on the date of termination and incentive compensation that he would have received had he remained employed for the term of the employment agreement (which term expires January 2, 2012). The incentive compensation amount will be determined by computing the average incentive compensation that Mr. Kinzel received under the incentive plans during the three years preceding the termination multiplied by the number of years remaining on the employment agreement. If he participated in our CIC Plan, Mr. Kinzel would receive a payment equal to three times his average annual cash compensation (as defined above), for the three years preceding the year in which the change in control occurred, less $1.00;

•	lifetime health care coverage, a supplement to Medicare and reimbursement of any expense for Medicare for Mr. Kinzel and his spouse as detailed in the employment agreement;

•	maintenance of a $2,000,000 term life insurance policy on the life of Mr. Kinzel for the benefit of his designee until July 23, 2018;

•

life, disability and accident benefits on terms no less favorable than those provided to our other officers for the longer of (i) the period ending January 2, 2012 or (ii) three years, or if shorter, until Mr. Kinzel is re-employed;

•	fringe benefits on terms no less favorable than those received by our other officers until January 2, 2012; and

•

gross-up payments to reimburse Mr. Kinzel for certain excise taxes he may incur under Sections 280G and 4999 of the Code with respect to amounts vested or accelerated pursuant to his employment agreement.

Pursuant to the terms of Mr. Kinzel’s current employment agreement with us, if Mr. Kinzel’s employment is terminated due to his disability, he will receive the same benefits as if he were terminated other than for cause, except that his salary benefits will be reduced by any payments received by him from any short- or long-term disability plan maintained by us. If Mr. Kinzel dies during the term of the agreement, Mr. Kinzel’s estate will receive all of his compensation earned but not yet paid within ninety days of his death and Mr. Kinzel’s spouse will receive lifetime health care coverage, including a supplement to Medicare and reimbursement of any expense for Medicare coverage, so that her complete health care coverage is substantially similar to coverage provided to our active employees. In addition, all of Mr. Kinzel’s outstanding equity awards, including options and restricted unit awards, will vest, and his options will be exercisable until the earlier of the expiration of the option or March 1, 2012. Finally, if Mr. Kinzel retires, he and his spouse will receive lifetime health coverage benefits that, when combined with Medicare, will be substantially similar to the coverage provided to our employees, and any expense for Medicare coverage will be reimbursed by us. In addition, all of Mr. Kinzel’s outstanding equity awards will vest, and his options will be exercisable until the earlier of the expiration date of the award or 10 years from the date of retirement. All other equity awards will be paid in accordance with the terms of the respective plan and Section 409A of the Code.

Pursuant to the terms of Mr. Kinzel’s current employment agreement with us, during the longer of the period during which Mr. Kinzel is receiving benefits and 24 months following the date of termination, he will be subject to a non-compete and a non-solicitation provision. In addition, if Mr. Kinzel is terminated other than for cause, then in order to receive those payments and benefits, Mr. Kinzel must provide a mutually acceptable separation agreement and release.

Jacob T. Falfas and Peter J. Crage

Without regard to the new agreements that Mr. Falfas and Mr. Crage have with Parent, pursuant to the terms of Mr. Falfas’ and Mr. Crage’s current employment agreements with us, if Mr. Falfas’ or Mr. Crage’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or by the executive if he incurs a “deemed termination” (as defined in the employment agreement), in each case, within 24 months of a change in control (including the Merger), Mr. Falfas or Mr. Crage, as applicable, would receive:

•

2.5 times his average annual cash compensation for the three years (or such shorter period of time that the executive is employed by us) preceding the year in which the change in control occurred, less $1.00;

•

life, disability, accident and health insurance benefits substantially similar to those that were received or entitled to be received prior to termination for the shorter of 30 months or the period until he is re-employed; and

•

gross-up payments to reimburse the executive for certain excise taxes he may incur under Sections 280G and 4999 of the Code with respect to amounts vested or accelerated pursuant to his employment agreement.

Pursuant to the terms of Mr. Falfas’ and Mr. Crage’s current employment agreements, if either Mr. Falfas’ or Mr. Crage’s employment is terminated due to a disability, he will receive the same benefits as if he were terminated other than for cause, except that any salary benefits will be reduced by any payments received from any short or long term disability plan maintained by us. If either Mr. Falfas or Mr. Crage dies during the term of his employment agreement, his estate will receive any earned but unpaid compensation and benefits within ninety days of the date of death. We will continue health care coverage for his immediate family for the shorter of 24 months following death or the remainder of the term of the agreement. Upon termination, Mr. Falfas and Mr. Crage will be subject to twelve-month non-competition and non-solicitation provisions contained in their employment agreements.

Robert A. Decker

Without regard to the executive’s new agreement with Parent, pursuant to the terms of Mr. Decker’s current employment agreement with us, if Mr. Decker’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or by Mr. Decker if he incurs a “deemed termination” (as defined in the employment agreement), in each case, within 24 months of a change in control, he will receive:

•	two times his average annual cash compensation for the three years preceding the year in which the change in control occurred, less $1.00;

•

life, disability, accident and health insurance benefits substantially similar to those that were received or entitled to be received prior to termination for the shorter of 24 months or the period until he is re-employed; and

•

gross-up payments to reimburse the executive for certain excise taxes he may incur under Sections 280G and 4999 of the Code with respect to amounts vested or accelerated pursuant to his employment agreement.

Pursuant to the terms of Mr. Decker’s current employment agreement, if Mr. Decker’s employment is terminated due to a disability, he will receive the same benefits as if he were terminated other than for cause, except that any salary benefits will be reduced by any payments received from any short or long term disability plan maintained by us. If Mr. Decker dies during the term of his employment agreement, his estate will receive any earned but unpaid compensation and benefits within ninety days of the date of death. We will continue health care coverage for his immediate family for the shorter of 24 months following death or the remainder of the term of the agreement. Upon termination, Mr. Decker will be subject to twelve-month non-competition and non-solicitation provisions contained in his employment agreement.

Change in Control Plan Payments

Corporate Vice Presidents, Regional Vice Presidents and Corporate Division Heads

Each of our Corporate Vice Presidents other than Mr. Decker, each of our Regional Vice Presidents and each of our Corporate Division Heads will receive payments and benefits upon a change in control pursuant to our CIC Plan. This group includes Messrs. Freeman, Milkie, Bender, Zimmerman and Boals. If any such officer is terminated by the Company other than for cause (as defined in the CIC Plan) or by such officer if he or she incurs a “deemed termination” (as defined in the CIC Plan), in each case, within 24 months of a change in control (including the Merger), he or she will receive:

•	two times his or her average annual cash compensation for the three years preceding the year in which the change in control occurred, less $1.00; and

•

life, disability, accident and health insurance benefits substantially similar to those that he or she received or was entitled to receive prior to termination for the shorter of 24 months or the period until he or she is re-employed.

General Managers

Each of our General Managers, which group includes Mr. Barton Kinzel, will receive payments and benefits upon a change in control pursuant to our CIC Plan. If any such officer is terminated by the Company other than for cause (as defined in the CIC Plan) or by such officer if he or she incurs a “deemed termination” (as defined in the CIC Plan), in each case, within 24 months of a change in control (including the Merger), he or she will receive:

•	ninety percent (90%) of two times his or her average annual cash compensation for the three years preceding the year in which the change in control occurred, less $1.00; and

•

life, disability, accident and health insurance benefits substantially similar to those that he or she received or was entitled to receive prior to termination for the shorter of 12 months or the period until he or she is re-employed.

Other Designated Employees

Other designated employees, including Mr. Witherow, also will receive payments and benefits upon a change in control pursuant to our CIC Plan. If any such officer is terminated by the Company other than for cause (as defined in the CIC Plan) or by such officer if he or she incurs a “deemed termination” (as defined in the CIC Plan), in each case, within 24 months of a change in control (including the Merger), he or she will receive:

•	eighty percent (80%) of two times his or her average annual cash compensation for the three years preceding the year in which the change in control occurred, less $1.00; and

•

life, disability, accident and health insurance benefits substantially similar to those that he or she received or was entitled to receive prior to termination for the shorter of 12 months or the period until he or she is re-employed.

Incentive Plan and Supplemental Retirement Plan Payments

In addition to the payments and benefits described above, our incentive plans and our supplemental retirement plans contain change in control provisions that will result in payments to participating executive officers summarized below. If the Merger is completed:

•

grants made under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan for the year in which the Merger occurs, as well as any unpaid awards from prior years, will be paid in a lump sum cash payment within 90 days of the completion of the

Merger (or such period of time as may be required by Section 409A of the Code) and will be deemed to have been earned at 100% of the target level in the year in which the Merger occurs;

•

grants made under our Amended and Restated 2000 Equity Incentive Plan, including options, restricted units or performance units, will vest, become fully exercisable and be free of all restrictions or limitations (and, to the extent grants are subject to restrictions or vesting subject to the achievement of performance goals, such restrictions will lapse and the performance goals will be deemed to have been achieved). Option holders may elect to “cash out” any options for the difference between the price of the option and the merger consideration within 60 days of the completion of the Merger;

•

cash bonuses awarded under our 2008 Omnibus Incentive Plan, pursuant to which we grant our cash bonuses, will be deemed to have been earned at 100% of the target level in the year in which the Merger occurs and will be paid within 30 days following the completion of the Merger;

•

unless otherwise specified in connection with making a particular award, all performance awards made under our 2008 Omnibus Incentive Plan will be deemed to have been earned and payable in full and any other restriction will lapse. Any such performance awards will be paid within 30 days following the completion of the Merger;

•

unless otherwise specified in connection with making a particular award, all restrictions, limitations and other conditions applicable to any “other unit awards” granted under our 2008 Omnibus Incentive Plan, such as the phantom unit awards granted in October 2008, will lapse and those awards will become fully vested and transferable. Any such awards will be issued, settled or distributed, as applicable within 30 days following the completion of the Merger; and

•

all amounts accrued by our executive officers under our Amended and Restated Supplemental Retirement Program and 2008 SERP will vest and be funded in a trust for the benefit of such participants when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Summary of Existing Change in Control and Severance Benefits

The following table describes the potential payments and benefits that would be paid to each of our executive officers under the terms of their respective current employment and benefit arrangements, assuming their employment were terminated without cause immediately following the consummation of the Merger, assuming the Merger closes on [•], 2010.

Potential Payments and Benefits on a Change in Control to Certain Corporate Officers(1)
	Unpaid Salary and Severance	Incentive Compensation	Unit Awards/ Options	Supplemental Retirement	Life Insurance/ Health Benefits	Other Fringe Benefits	Tax Gross-up	Total
Richard L. Kinzel								$-
Jacob T. Falfas								$-
Peter J. Crage								$-
Robert A. Decker								$-
Craig Freeman								$-
Duffield Milkie								$-
Philip H. Bender								$-
Richard Zimmerman								$-
Brian C. Witherow								$-
Barton Kinzel								$-
Timothy Boals								$-

(1)

Certain information necessary to complete the above table is not available at the time of the filing of the preliminary version of this proxy statement. These amounts will be computed and this table completed once that information is available.

Indemnification and Insurance

The Surviving Entity has agreed to indemnify, to the greatest extent permitted by law, each of our present and former officers, directors and employees against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of, relating to, or in connection with, any act or omission in their capacity as an officer, director or employee occurring on or before consummation of the Merger.

The Merger Agreement requires that we purchase, and that following consummation of the Merger, the Surviving Entity maintain, directors’ and officers’ liability insurance policies containing at least the same coverage and in the same amount as the Company’s existing policies and with a claims period of at least six years from consummation of the Merger for claims arising from facts or events that occurred on or prior to consummation of the Merger.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Merger (and the Conversion, to the extent that it is consummated immediately prior to the Merger pursuant to the terms of the Merger Agreement) that may be relevant to U.S. Holders (as defined below) and, to the limited extent discussed below, Non-U.S. Holders (as defined below) whose LP Units are converted into the right to receive the merger consideration. This discussion is based upon the current provisions of the Code, existing, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the actual tax consequences of the Merger or the Conversion to vary substantially from the tax consequences described below.

The Company has not sought a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the tax matters discussed below, and the IRS could take positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and tax consequences described below.

This discussion does not purport to be a complete description of or to consider all aspects of U.S. federal income taxation with respect to the Merger and the Conversion that might be relevant to our unitholders.

This discussion applies only to beneficial owners of LP Units who hold their LP Units as capital assets within the meaning of the Code (generally property held for investment). This discussion may not apply to unitholders who hold an equity interest, directly or indirectly, in Parent or the Surviving Entity after the Merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, tax-exempt organizations, banks or other financial institutions, pension plans, individual retirement accounts, real estate investment trusts, regulated investment companies, partnerships, S corporations or other pass-through entities, controlled foreign corporations, passive foreign investment companies, expatriates or former long-term residents of the United States, dealers in securities or currencies, traders in securities who elect the mark-to-market method of accounting, unitholders subject to the alternative minimum tax, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, or unitholders that hold their LP Units as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with phantom LP Units, options to purchase LP Units, or any other matters relating to equity compensation or benefit plans, and may not apply to LP Units received in connection with the exercise of employee options or otherwise as compensation. This discussion also does not address any aspect of state, local or foreign tax laws and, except to the limited extent discussed below, the U.S. federal income tax consequences of the Merger and the Conversion to any unitholder that is a Non-U.S. Holder (as defined below). The Company believes, and this discussion assumes, that the Company is properly treated as a partnership, and not as a corporation, for U.S. federal income tax purposes.

Each unitholder should consult its own tax advisor regarding the tax consequences of the Merger and the Conversion to such unitholder in light of such unitholder’s particular situation, including any tax consequences that may arise under any state, local or foreign laws and the possible effects of changes in U.S. federal or other tax laws. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required to be filed by such unitholder.

For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of LP Units that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, we use the term “Non-U.S. Holder” to mean a beneficial owner of LP Units that is not a U.S. Holder or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds LP Units, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding LP Units should consult its tax advisor regarding the tax consequences of the Merger and the Conversion.

Tax Consequences of the Merger

Tax Treatment as a Taxable Sale

If the Merger is completed as contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company and the LP Units (other than (i) LP Units held by the Company, Parent or Merger Sub, (ii) LP Units held by any subsidiary of the Company and (iii) LP Units the treatment of which have been separately agreed to by Parent and the holder thereof) will be converted into the right to receive the merger consideration. For U.S. federal income tax purposes, the Merger will be treated as a taxable sale by each such unitholder of its LP Units.

Unitholders will be allocated a share of the Company’s taxable income or loss for the taxable year of the Company ending on the date of the Merger in accordance with the Code and the Limited Partnership Agreement (or, if the Conversion is consummated pursuant to the terms of the Merger Agreement, the LLC Agreement).

U.S. Holders of L.P. Units

Recognition of Gain or Loss on the Taxable Sale

In general, for U.S. federal income tax purposes, a U.S. Holder receiving the merger consideration in exchange for its LP Units will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized by that unitholder and (ii) that unitholder’s adjusted tax basis in its LP Units.

Generally, if a U.S. Holder acquired its LP Units other than by a non-cash contribution to the Company, such U.S. Holder’s initial tax basis for its LP Units will have been the amount paid for such LP Units plus its share of the Company’s nonrecourse liabilities. That basis will have been increased by such U.S. Holder’s share of the Company’s income and by any increases in its share of the Company’s nonrecourse liabilities. That basis will have been decreased, but not below zero, by distributions from the Company to the U.S. Holder, by the U.S. Holder’s share of the Company’s losses, by any decreases in its share of the Company’s nonrecourse liabilities, and by its share of the Company’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A U.S. Holder has no share of the Company’s debt that is recourse to the General Partner, but has a share (generally based on its share of the Company’s profits) of the Company’s nonrecourse liabilities.

A U.S. Holder’s amount realized will be measured by the sum of the merger consideration received by such unitholder plus its share of the Company’s nonrecourse liabilities. Because the amount realized includes a U.S. Holder’s share of the Company’s nonrecourse liabilities, the gain recognized could result in a tax liability in excess of the cash received as the merger consideration.

A U.S. Holder could recognize gain as a result of the Merger even if the merger consideration received is less than the original amount paid by such U.S. Holder for its LP Units, if prior distributions from the Company to such unitholder in excess of cumulative net income allocated to such unitholder decreased the unitholder’s tax basis in its LP Unit and the amount realized in the Merger is greater than such unitholder’s tax basis in its LP Units.

Except as noted below, gain or loss recognized by a U.S. Holder as a result of the Merger will generally be taxable as capital gain or loss. However, a portion (which, depending upon the length of a U.S. Holder’s holding period, could be substantial) of a U.S. Holder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables” or to “inventory items” owned by the Company. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables or inventory items may exceed net taxable gain realized upon the sale of an LP Unit and may be recognized even if there is a net taxable loss realized on the sale of an LP Unit. Thus, a U.S. Holder may recognize both ordinary income and a capital loss upon a sale of its LP Units. See “The Merger Agreement – Tax Matters” for a description of the process by which the merger consideration is to be allocated to “unrealized receivables” and “inventory items” owned by the Company, though such allocation will not be binding on the IRS. Capital gain recognized by an individual U.S. Holder with respect to LP Units held for more than one year will generally be taxed at a maximum U.S. federal income tax rate of 15% (except that the rate will be 25% on the portion of the gain that is attributable to depreciation claimed with respect to real estate that is not recaptured as ordinary income under Section 1250 of the Code). There are limitations on the deductibility of capital losses, including that net capital losses may offset only capital gains and up to $3,000 of ordinary income per year in the case of individuals, and may only offset capital gains in the case of corporations. Individuals may carry forward any unused net capital losses indefinitely.

The IRS has ruled that a partner that acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Treasury Regulations under Section 1223 of the Code allow a selling U.S. Holder that can identify LP Units transferred with an ascertainable holding period to elect to use the actual holding period of the LP Units transferred. A U.S. Holder with LP Units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of the IRS ruling and application of the Treasury Regulations.

Limitations on Deductibility of Allocable Share of the Company’s Losses

A U.S. Holder’s ability to deduct its allocable share of the Company’s losses is limited to the adjusted tax basis in its LP Units and, in the case of an individual, estate, trust, or corporate unitholder (if more than 50% of the value of such unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to the Company’s activities, if that amount is less than its adjusted tax basis. A U.S. Holder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a U.S. Holder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided that such losses do not exceed such unitholder’s adjusted tax basis in its LP Units. Upon the taxable disposition of an LP Unit pursuant to the Merger, any gain recognized by a U.S. Holder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a U.S. Holder is at risk to the extent of the tax basis of its LP Units, excluding any portion of that basis attributable to its share of the Company’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money borrowed to acquire or hold its LP Units, if the lender of those borrowed funds owns an interest in the Company, is related to any unitholder other than the U.S. Holder, or can look only to the LP Units for repayment. A U.S. Holder’s at-risk amount generally increases or decreases as the tax basis of the unitholder’s LP Units increases or decreases, other than as a result of increases or decreases in its share of the Company’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts, and some closely-held corporations and personal service corporations can deduct losses from passive activities (which are generally trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, in some circumstances, a U.S. Holder may have suspended passive activity losses attributable to its allocations of income and loss from the Company. As a result of such U.S. Holder’s disposition of its entire interest in the Company pursuant to the Merger, such unitholder generally would be entitled to deduct such losses in full. However, the passive loss limitations are applied after other applicable limitations on deductions, including the basis limitations, which may otherwise prevent the deduction of such passive activity losses.

The rules regarding the basis, at-risk and passive loss limitations are complicated. Each unitholder should consult its own tax advisor regarding the application of the basis, at-risk and passive loss limitations to such unitholder in light of such unitholder’s particular situation.

Non-U.S. Holders of LP Units

A Non-U.S. Holder receiving the merger consideration in exchange for its LP Units will be subject to U.S. federal income tax on any gain realized from the sale or disposition of its LP Units to the extent that such gain is effectively connected with a U.S. trade or business of such unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a Non-U.S. Holder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the Company and its non-corporate subsidiaries, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Therefore, Non-U.S. Holders may be subject to U.S. federal income tax on their gain resulting from the Merger.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act, or “FIRPTA,” upon the sale or disposition of an LP Unit if (i) the LP Units are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (ii) the unitholder beneficially owned 5% or less of our outstanding LP Units at all times during the five-year period ending on the date of the Merger or, if shorter, its holding period. The Company believes that the LP Units are regularly traded on an established securities market within the meaning of the applicable Treasury Regulations.

Backup Withholding and Information Reporting

Payment of the merger consideration may be subject to information reporting and backup withholding at the applicable rate (currently 28%), unless the unitholder properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. These requirements will be set forth in the letter of transmittal and should be carefully reviewed by each unitholder. Backup withholding is not an additional tax. Any amounts so withheld may be allowed as a refund or a credit against such unitholder’s U.S. federal income tax liability, if any, provided that the required information is properly and timely furnished to the IRS.

Tax Consequences of the Conversion

If the Conversion is consummated pursuant to the terms of the Merger Agreement, the Company does not expect that U.S. Holders or Non-U.S. Holders will recognize any material incremental U.S. federal income tax consequences by reason of the consummation of the Conversion that would not have been recognized upon the Merger in the absence of the Conversion. If requested by Parent pursuant to the Merger Agreement, the Company and the General Partner are required to use commercially reasonable efforts to effect the Conversion immediately prior to the closing, unless the Company receives written advice of a nationally recognized law or accounting firm (which advice and firm are reasonably acceptable to Parent) to the effect that, by reason of a change in law or in any administrative interpretation thereof after the date of the Merger Agreement, the Conversion would have a significant adverse effect on the unitholders.

Delisting and Deregistration of the Company’s LP Units

If the Merger is completed, our LP Units will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our LP Units.

Litigation Relating to the Merger

On December 18, 2009, Todd Miller, a unitholder of the Company, commenced a putative class action in the Common Pleas Court of Erie County, Ohio, on behalf of himself and all other unitholders, against the Company, the Board of Directors and the General Partner. The complaint, captioned Miller v. Kinzel, et al., 2009 CV 1069, seeks to enjoin the acquisition of the Company by an affiliate of Apollo Global Management, alleging, among other things, that the directors of the General Partner breached their fiduciary duties to unitholders by attempting to sell the Company for inadequate and unfair consideration and pursuant to an inadequate and unfair process, and that the Company aided and abetted such breaches.

On December 18, 22 and 31, 2009, seven additional putative class actions were commenced in the Common Pleas Court of Erie County, Ohio by John R. Sprau, Mary Denslow, Kenneth R. Loisell & Joseph J. Braun, Paul Gillin, Pat Herring, Spyros Gemelas and Elizabeth Fresch & Fresch Electric Fixtures, Inc., all purportedly unitholders of the Company, on behalf of themselves and all other unitholders, against the Company, the Board of Directors and the General Partner. Also named as defendants in certain of these additional putative class actions are Apollo Global Management, Parent and Merger Sub. The Sprau, Denslow, Loisell & Braun, Gillin Herring, Gemelas and Fresch & Fresch Electric Fixtures, Inc. complaints contain allegations similar to those in the Miller action discussed above.

The Company believes the complaints are without merit, and intends to defend the actions vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 103.

The Merger

At the effective time of the Merger, Merger Sub will be merged with and into the Company, upon the terms, and subject to the conditions, of the Merger Agreement. As the Surviving Entity, the Company will continue to exist following the Merger as a subsidiary of Parent. Upon consummation of the Merger, the officers of the Company will be the officers of the Surviving Entity. All Surviving Entity officers will hold their positions until their successors are duly elected or until their death, resignation or removal from office in accordance with the governing documents of the Surviving Entity.

We or Parent may terminate the Merger Agreement prior to consummation of the Merger in some circumstances, whether before or after the adoption by our unitholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “The Merger Agreement – Termination of the Merger Agreement” beginning on page 92.

Consummation of the Merger; Marketing Period

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the fifth business day after the satisfaction or waiver of the last of the conditions described under “The Merger Agreement – Conditions to the Merger” beginning on page 87 to be satisfied or waived, except that if the Marketing Period (as defined below) has not ended at the time of satisfaction of such conditions (excluding the condition related to the Marketing Period and the conditions that may only by their nature be satisfied at closing) Parent and Merger Sub will not be obligated to close the Merger until the first business day immediately following the final day of the Marketing Period, unless Parent specifies an earlier date that it desires to close the Merger during the Marketing Period, and we are given at least three business days’ notice from Parent prior to that earlier date.

The Merger will be effective in accordance with applicable law after the time the certificate of merger is filed with the Secretary of State of the State of Delaware (on the closing date of the Merger). We expect to complete the Merger as promptly as practicable after our unitholders approve the Merger Agreement, and, if necessary, after the Marketing Period described below expires.

For the purposes of the Merger Agreement, “Marketing Period” means the first period of 30 consecutive calendar days after the Expected Date (as defined below) throughout and at the end of which:

•

Parent and its financing sources have received certain financial information required to be provided by the Company under the Merger Agreement in connection with the financing of the Merger (the “Required Information”); and

•

both the mutual closing conditions and the closing conditions of Parent and Merger Sub have been satisfied (other than (i) conditions that by their nature can only be satisfied at closing, (ii) the conditions relating to the Marketing Period and the Minimum EBITDA Number (as

defined below) and (iii), in the event the waiver of the change in control default provision under the Credit Agreement has not been obtained, the condition related to the approval of the Company’s unitholders required to adopt the Merger Agreement) and nothing has occurred and no condition exists that would cause the mutual closing conditions or the closing conditions of Parent and Merger Sub to fail to be satisfied assuming the closing were to be scheduled for any time during such 30 consecutive calendar day period.

The “Expected Date” is the latest to occur of

•	the date Parent and its financing sources have received the Required Information;

•

in the event the waiver of the change of control default provision under the Credit Agreement has been obtained on or prior to January 31, 2010, the first business day following the date on which the mutual closing conditions and the closing conditions of Parent and Merger Sub have been satisfied (other than (i) conditions that by their nature can only be satisfied at closing and (ii) the conditions relating to the Marketing Period and the Minimum EBITDA Number); and

•	in the event the waiver of the change of control default provision under the Credit Agreement has not been obtained on or prior to January 31, 2010, the later to occur of:

•

the first business day following the date on which the mutual closing conditions and the closing conditions of Parent and Merger Sub have been satisfied (other than (i) conditions that by their nature can only be satisfied at closing and (ii) the conditions relating to the Marketing Period and the Minimum EBITDA Number and (iii) the condition related to the approval of the Company’s unitholders required to adopt the Merger Agreement); and

•	the date this proxy statement is first mailed to the unitholders.

In no event will the Marketing Period begin before January 9, 2010. In addition, in the event that the approval of the Company’s unitholders representing at least sixty-six and two-thirds percent (66 2/3%) of the outstanding LP Units (the “Requisite Unitholder Vote”) to adopt the Merger Agreement is not obtained by the end of the Marketing Period, the Marketing Period will automatically be extended until the first to occur of (i) the receipt of the Requisite Unitholder Vote and (ii) May 10, 2010 (the “Outside Date”).

The purpose of the Marketing Period is to provide the Lenders and Investors a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the Merger. If the debt financing transactions (as contemplated by the debt financing commitments) are consummated, then the Marketing Period will end on the date that the permanent debt financing is obtained. To the extent Parent does not need the benefit of the Marketing Period to market and place the debt financing, it may, in its sole discretion, determine to waive the Marketing Period and close the Merger prior to the expiration of the Marketing Period on no less than three business days’ notice to the Company if all closing conditions are otherwise satisfied or waived.

The Conversion

At Parent’s request pursuant to the Merger Agreement, and except as described below, the Company and the General Partner will use commercially reasonable efforts to cause the Company to be converted to a limited liability company under the laws of the State of Delaware (in accordance with the DRULPA and the DLLCA) to be effective immediately prior to the closing of the Merger and following such conversion will operate under the LLC Agreement substantially in the form attached as Annex B to this proxy statement and other organizational documents as determined by the Parent. Pursuant to the LLC Agreement, upon the Conversion each LP Unit will be converted into one unit of membership interest in the Company and each right to receive one LP Unit previously granted will be converted into the right to receive one unit of membership interest in the Company. The holders of membership interests in the Company will not have any rights with respect to voting, distributions or liquidation with respect to the Company, and the units of membership interest will immediately be converted into the right to receive the merger consideration for each unit of membership interest. The rights of the holders of membership interests in the Company will be governed by the LLC Agreement which will come into effect at the same time as the Conversion is accomplished (immediately prior to the Merger). Under the laws of the State of Delaware, the converted Company will be deemed to be the same entity as Cedar Fair prior to the Conversion.

Consummation of the Conversion is not a condition to the closing of the Merger, but will be undertaken at the request of Parent pursuant to the Merger Agreement. The Conversion need not be consummated if the Company receives written advice of a nationally recognized law or accounting firm (which advice and firm are reasonably acceptable to Parent) that the consummation of the Conversion would result in a significant adverse effect to the unitholders as a result of any change in law or in any administrative interpretation thereof occurring after the date of the Merger Agreement.

Merger Consideration

Upon consummation of the Merger, each LP Unit (other than LP Units (i) owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of the Company, and (ii) the treatment of which have been separately agreed to by Parent and the holder thereof) issued and outstanding immediately prior to consummation of the Merger will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes. After the Merger is effective, each unitholder will no longer have any rights with respect to the LP Units, except for the right to receive the merger consideration. No dissenters’ or appraisal rights will be available with respect to the Merger or the other transactions contemplated thereby. If the Conversion occurs, each unit of membership interest into which a LP Unit entitled to the above payment was converted will likewise convert in the Merger into the right to receive the merger consideration, without interest and less any applicable withholding taxes.

The Special LP Interests (as such term is defined in the Limited Partnership Agreement) will be converted into the right to receive $5,290,500 in the aggregate, without interest, payable to holders thereof pro rata based on the holders’ relative capital accounts.

Treatment of Options and Phantom LP Units

Options

Upon the closing of the Merger, each outstanding option to purchase LP Units (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of LP Units issuable upon exercise of such option and (ii) the excess, if any, of the merger consideration over the exercise price per LP Unit attributable to such option, net of any applicable withholding tax. If the exercise price provided for in any option exceeds the merger consideration, such option will be cancelled for no consideration. Prior to the closing of the Merger, Parent and the Company shall cooperate in good faith to establish a procedure to effect the surrender of options.

Phantom LP Units

Upon the closing of the Merger, each outstanding phantom LP Unit or performance-based equity award denominated in LP Units (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration multiplied by the number of LP Units to which such phantom LP Units or performance-based equity award denominated in LP Units relate (it being understood that all phantom LP Units or performance-based equity awards denominated in LP Units attributable to a performance period that has not yet ended on the closing of the Merger will be deemed to have achieved the applicable performance conditions at the target level), net of any applicable withholding tax.

We will terminate the options and phantom LP Units and performance-based equity award denominated in LP Units effective at the closing of the Merger, such that following the closing of the Merger, no holder of options and phantom LP Units will have any rights to acquire any securities of the Company, the Surviving Entity or any subsidiary thereof or receive any payment other than the payment described above.

The effect of the Merger upon our other employee benefit plans is described under “The Merger Agreement – Employee Matters” beginning on page 97.

Payment for LP Units

Parent will designate a paying agent who is acceptable to us to make payment of the merger consideration as described above. At or simultaneously with the filing of the certificate of merger, Parent will deposit (or cause to be deposited) with the paying agent funds sufficient to pay the merger consideration to our unitholders.

At the effective time of the Merger, we will close our unit transfer books and instruct our transfer agent, American Stock Transfer & Trust Company, to cancel all depositary receipts and cease all transfers with respect to depositary units. After that time, there will be no further transfer of LP Units or depositary units.

As soon as reasonably practicable after the effective time of the Merger, but in no event later than five business days thereafter, the Surviving Entity will cause the paying agent to send you, as a record holder, a letter of transmittal and instructions advising you how to surrender your certificates or depositary receipts (collectively, the “Certificates”) in exchange for the merger consideration. The paying agent will send you your merger consideration (less any applicable withholding taxes payable in respect thereof) after you have (i) surrendered your Certificates to the paying agent and (ii) provided to the paying agent your signed letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT FORWARD YOUR CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the Merger, such cash will be returned to the Surviving Entity upon demand. Any former holder of LP Units who has not complied with the terms set forth in the Merger Agreement relating to payment of the merger consideration prior to the end of such one year period shall thereafter look solely to the Surviving Entity for payment of their claim for the merger consideration, without any interest thereon. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become the property of any government entity will become the property of the Surviving Entity free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a Certificate, you must have your Certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the Surviving Entity’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate or if it has been stolen or destroyed. In the event that you have lost your Certificate, or if it has been stolen or destroyed, the paying agent will only issue to you your portion of the merger consideration in exchange for such lost, stolen or destroyed Certificates if you provide an affidavit verifying that fact. Parent or the Surviving Entity may also require that you post a bond as indemnity against any claim that may be made against the Surviving Entity in respect of the lost, stolen or destroyed Certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us and the General Partner to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, which are not contained in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or a “Material Adverse Effect” (defined below) different from that generally applicable to public disclosures to unitholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Furthermore, the representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other parties after termination of the Merger Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. The assertions embodied in our representations and warranties are further qualified by information in a confidential disclosure letter that we provided to Parent and Merger Sub in connection with signing the Merger Agreement. While we do not believe that our disclosure letter contains information the securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, the representations and warranties are subject in important part to our underlying disclosure letter. Our disclosure letter contains information that has been included in our general prior public disclosures, as well as additional non-public information. Information concerning the subject matter of our representations and warranties may have changed since the date of the Merger Agreement and subsequent information may or may not be fully reflected in our public disclosures.

In the Merger Agreement, the Company, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization, existence and good standing;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under, and consents or approvals required under, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	information supplied for inclusion in this proxy statement and other SEC filings; and

•	brokers’ or advisors’ fees.

In the Merger Agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the operations of Merger Sub;

•	the availability of the funds necessary to perform their respective obligations under the Merger Agreement;

•	the ownership of the Company’s securities; and

•	the absence of intent to defraud present or future creditors.

The Company also made representations and warranties relating to:

•	capitalization;

•	subsidiaries;

•	the approval and recommendation of the Board of Directors;

•	anti-takeover laws;

•	the approval of the General Partner;

•	documents filed with the SEC;

•	financial statements;

•	internal accounting controls;

•	undisclosed liabilities;

•	derivative transactions;

•	the absence of certain changes or events since December 31, 2008;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor and employment matters;

•	the absence of pending or threatened litigation or governmental investigations;

•	tax matters;

•	compliance with laws;

•	permits and licenses;

•	environmental matters;

•	intellectual property matters;

•	real property matters;

•	material contracts;

•	insurance;

•	related party transactions;

•	receipt by the Board of Directors of the fairness opinions from Rothschild and Guggenheim;

•

the required vote of the Company’s unitholders necessary to approve the Merger and the Conversion and the consummation by the Company and the General Partner of the transactions contemplated by the Agreement;

•	outstanding debt; and

•	the operations of the General Partner.

Many of the Company’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “Material Adverse Effect” is defined to mean any fact, event, change, effect, development, condition or occurrence (each, an “Effect”) that has had or would be reasonably likely to have a material adverse effect on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, other than:

•	changes in general economic conditions, the securities or financial markets;

•	changes in law (other than those affecting the Company’s real property) or GAAP (or the interpretation thereof);

•	changes in general legal, regulatory or political conditions;

•

changes in the trading price or trading volume of the LP Units or any failure to meet publicly announced revenue or earnings projections (it being understood that the facts or occurrences giving rise or contributing to such change or such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect);

•	acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement;

•	earthquakes, hurricanes, tornadoes or other natural disasters, other than any earthquakes occurring in or affecting California and any consequences or effects resulting therefrom or related thereto;

•	public disclosure of the Merger Agreement or the transactions contemplated thereby;

•	the negotiation, execution or performance of the Merger Agreement or consummation of the transactions contemplated thereby; or

•

any suspension of cash distributions to our unitholders arising from any failure to comply with financial covenants in our Credit Agreement (it being understood that the facts or occurrences giving rise or contributing to such suspension or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect);

unless, in the case of the first six bullets above, any such Effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its subsidiaries operate.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until consummation of the Merger, except as expressly required or permitted by the Merger Agreement, required by applicable law, or as set forth in our disclosure letter and unless the Merger Agreement is terminated pursuant to the termination provisions described below, we will (and will cause our subsidiaries to):

•	conduct our business and operations in all material respects in the ordinary course of business consistent with past practice; and

•

use commercially reasonable efforts to preserve intact its business organization, keep available the services of our officers and employees and preserve the goodwill of and maintain satisfactory relationships with those persons with which we or our subsidiaries have business relationships.

We have also agreed that, until consummation of the Merger, except as expressly contemplated by the Merger Agreement, required by applicable law or as set forth in our disclosure letter or otherwise consented to by Parent we will not, and will not permit any of our subsidiaries to:

•

issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or pledge, any of our securities or our subsidiaries’ securities, or pay or make any commitment to pay any amounts directly or indirectly based, in whole or in part, on the price or value of LP Units, depositary units or other equity interests in the Company or any of our subsidiaries, except for the issuance of LP units and/or depositary units pursuant to the exercise of options or the settlement of phantom LP Units that are outstanding as of the date of the Merger Agreement and in accordance with the existing terms thereof;

•

acquire, redeem or amend the terms of our or our subsidiaries’ securities (except to pay the exercise price or withholding tax upon the exercise of an option as presently permitted under our current option plans);

•	split, combine, redenominate or reclassify any equity interests, or declare, set aside, make or pay any dividend or distribution in respect of any of our or our subsidiaries’ securities;

•

engage in or offer to make (including the granting of any option, right of first negotiation, right of first refusal or exclusivity) any acquisition (by merger or otherwise) of any business, assets or securities, or any sale, lease, encumbrance or other disposition of any assets or securities, in each case involving consideration of $50,000 individually or $500,000 in the aggregate;

•

enter into or engage in any offer with respect to any lease, license or other occupancy or use agreement with respect to any real property providing for annual payments in excess of $50,000 individually or $500,000 in the aggregate, or, in each case, having a term in excess of one year;

•

enter into a contract that would be a material contract under the Merger Agreement or amend, renew, extend or terminate any material contract or grant any release of any material rights under any material contract;

•

except for borrowings under our existing Credit Agreement in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for or repay or prepay any indebtedness for borrowed money (including the issuance of any debt security), or amend, modify or refinance any existing indebtedness;

•

assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except wholly owned subsidiaries of the Company;

•

other than in the ordinary course of business consistent with past practice, enter into (i) any intercompany loan or (ii) intercompany debt arrangements, or, in either case, modify the balances thereof;

•

mortgage, pledge, hypothecate or otherwise encumber or restrict the use of any of our material assets (tangible or intangible), including our subsidiaries’ securities, or create, assume or suffer to exist any liens thereupon except permitted liens;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than wholly owned subsidiaries of the Company);

•

change any of the financial accounting methods, principles or practices used by it or any of the working capital policies applicable to the Company and its subsidiaries, except to the extent required by law or GAAP;

•	make, change or revoke any material tax election, unless an identical tax election was made, changed or revoked during the preceding one-year period from the date of the Merger Agreement;

•	settle or compromise any material claim or proceeding relating to taxes;

•

except as otherwise in the ordinary course of business consistent with past practice, execute or consent to any waivers extending the statutory period of limitations with respect to the collection of assessment of material taxes;

•	file any material amended tax return;

•	obtain any material tax ruling;

•	enter into a closing agreement with respect to material taxes;

•	propose or adopt any amendments to the Limited Partnership Agreement or other similar governing documents of the General Partner or any subsidiary of the Company;

•

agree to grant or grant any stock-related or denominated, unit-related or denominated, cash-based performance or similar awards or bonuses or other award that may be settled in LP Units or other securities of the Company or its subsidiaries, provided that, consistent with past practice and in the ordinary course, the Company expects to grant members of its Board of Directors equity-related compensation in an aggregate amount of $720,000 in the first quarter of 2010;

•	enter into, forgive, renew or amend any loans to employees, officers or directors or any of their respective affiliates or associates;

•

enter into any new, or amend, terminate or renew any existing employment agreement with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants other than:

•

agreements entered into in the ordinary course of business consistent with past practice with new hire employees who are not officers or directors and whose annual compensation does not exceed $150,000;

•

increases in the compensation, perquisites or benefits pursuant to the terms of a collective bargaining agreement in effect as of December 16, 2009, with respect to employees subject to such agreements; and

•

normal reasonable increases in annual salary to persons who are not officers, directors or other key employees in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in the benefits or compensation expense of the Company or its subsidiaries in excess of the prior fiscal year increase;

•	accelerate the vesting or payment of any compensation payable or benefit provided to or to become payable or provided to any of its current or former directors, officers, employees or consultants;

•	hire or terminate (other than for cause) any employee, except in the ordinary course of business consistent with past practice;

•

make any deposits or contributions of cash or other property to or take any other action to fund or secure the payment of compensation or benefits under employee benefit plans or agreements except as required by law or pursuant to existing employee benefit plans or agreements in effect prior to the date of the Merger Agreement or in accordance with the ordinary course consistent with the Company’s past practice;

•

except to the extent required by law or in accordance with the terms of a collective bargaining agreement in effect as of the date the Merger Agreement, establish, adopt, amend or terminate any employee benefit plan (including any employment, severance, consulting or other individual agreement) or establish, adopt or enter into any insurance, pension or other similar benefit plan or arrangement that would be considered an employee benefit plan under the Merger Agreement;

•	except as required by law, enter into, amend or extend any collective bargaining agreement;

•	make or agree to make any capital expenditures other than those set forth in the Company’s capital expenditure budget in the Company’s disclosure letter;

•	enter into any material new line of business outside of its existing business;

•

renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its subsidiaries or the Surviving Entity and its subsidiaries after the effective time of the Merger;

•

compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice or that involve only the payment not in excess of $125,000 individually or $1,000,000 in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries or officers or directors;

•

except as required by law or the Limited Partnership Agreement or other similar governing documents of any of the Company’s subsidiaries or the General Partner, convene any regular or special meeting (or any adjournment thereof) of the Company’s unitholders other than the special meeting as contemplated by the Merger Agreement;

•	enter into any agreement or understanding with respect to the voting or registration of our or our subsidiaries’ securities;

•

fail to keep as currently in force material insurance policies or replacement or revised provisions providing insurance coverage with respect to any amusement parks, water parks or hotels and any other of our or our subsidiaries’ material assets, operations and activities;

•	merge or consolidate the Company or any of its subsidiaries with any person;

•

adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any related party transaction; or

•	authorize, commit or agree to do any of the foregoing.

Required Action and Forbearance

Upon the terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including, without limitation, using reasonable best efforts to:

•	obtain all necessary consents, approvals and authorizations from other parties to material contracts

•

obtain, and cause the Company’s, Parent’s and Merger Sub’s respective directors, officers, employees, affiliates or other related persons, as required, to obtain all material consents, approvals and authorizations that are required to be obtained under laws or regulations;

•

prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties to the Merger Agreement to consummate the transactions under the Merger Agreement;

•	lift or rescind any injunction or order that could materially adversely affect the ability of the parties to the Merger Agreement to consummate the transactions under the Merger Agreement;

•

cooperate to defend vigorously against and respond to any action, suit, proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereto, whether commenced before or after the date of the Merger Agreement; and

•	effect all necessary registrations and filings and submissions of information requested by governmental authorities.

Each of the parties to the Merger Agreement also agreed to:

•

make any required submissions under the HSR Act, the Investment Canada Act, R.S.C. 1985 c. 28 (1st Suppl.), as amended (the “Investment Canada Act”) or the Canada Competition Act which we or Parent determine should be made with respect to the Merger and the transactions contemplated by the Merger Agreement as promptly as reasonably practicable (and with regard to the HSR Act, no later than December 31, 2009), supply the applicable governmental entities as promptly as reasonably practicable with any information and documentary material that may be requested with regard to the HSR Act, the Investment Canada Act or the Canada Competition Act, and use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, the Investment Canada Act or the Canada Competition Act as soon as practicable; and

•

cooperate with each other in (i) promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to other contracts or instruments (including loan agreements) material to our business in connection with the consummation of the transactions contemplated by the Merger Agreement and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers.

In connection with obtaining any approval or consent from any person with respect to the Merger or the Conversion, (i) without the prior written consent of Parent, we, the General Partner and our subsidiaries will not pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person other than immaterial amounts or commitments and (ii) neither Parent nor Merger Sub will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation, other than immaterial amounts, commitments or obligations.

The Company will provide to Parent an accurate tally of the votes cast in connection with the Merger Agreement at least on a weekly basis following the date of mailing of this proxy statement and, in any event, on each of the seven calendar days immediately preceding the date for which any special meeting has been called.

In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by the Merger Agreement, the Company has agreed to take all steps to exclude the applicability of, or to assist in any change to the validity or applicability of, such laws.

Financing

Parent and Merger Sub have agreed to use their reasonable best efforts to complete the equity financing as part of the closing of the Merger, arrange the debt financing on the terms and conditions described in the financing commitments, and satisfy all conditions applicable to Parent and Merger Sub in the definitive documentation for the financing that are within their control. If all conditions to the financing commitments have been satisfied, Parent and Merger Sub have agreed to use their reasonable best efforts to cause the Lenders and other persons to fund the debt and equity financing required to consummate the Merger on the closing date (including using reasonable best efforts in taking enforcement action to cause such Lenders and other persons to provide such financing).

Notwithstanding Parent’s agreement to arrange its debt financing on the terms and conditions described in the financing commitments, Parent and Merger Sub may:

•	amend the debt financing commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt financing commitments as of December 16, 2009; or

•

otherwise replace or amend the debt financing commitments so long as such action would not reasonably be expected to delay or prevent the closing of the Merger and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the debt financing commitments as in effect on the date of the Merger Agreement.

Neither Parent nor Merger Sub will amend or modify any of the financing commitments unless such amendment or modification (i) does not adversely amend or expand upon the conditions precedent to the financing, (ii) is not reasonably expected to delay or hinder the closing and (iii) does not reduce the aggregate amount of available financing. Notwithstanding Parent’s agreement to arrange its debt financing on the terms and conditions described in the financing commitments, Parent and Merger Sub may:

•	amend the debt financing commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt financing commitments as of December 16, 2009; or

•

otherwise replace or amend the debt financing commitments so long as such action would not reasonably be expected to delay or prevent the closing of the merger and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the debt financing commitments as in effect on the date of the Merger Agreement.

Parent has also agreed that it will not, and will not permit any of its affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition or joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the financing contemplated by any of the financing commitments.

In addition, if any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt financing commitments, Parent has agreed to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger and on terms no less favorable to Parent or Merger Sub as contained in the original debt financing commitments.

Cooperation with the Arrangement of the Debt Financing

We have agreed to, and to cause our subsidiaries to, and to use our reasonable best efforts to cause our and our subsidiaries’ representatives to, provide to Parent and Merger Sub such cooperation as Parent may reasonably request in connection with the debt financing and an amendment to our Credit Agreement permitting, among other things, the loans thereunder to remain outstanding after the closing as contemplated by the debt financing commitments, including (among other things):

•	participation in meetings, presentations, road shows, diligence sessions, and sessions with ratings agencies (including assisting with obtaining ratings);

•

assisting with preparation of materials for such presentations, and other materials required in connection with the debt financing (including executing representation letters in connection with bank information memoranda, provided that any such memoranda or prospectuses will contain disclosure and financial statements with respect to us or the Surviving Entity reflecting the Surviving Entity and/or its subsidiaries as the obligor);

•

providing financial and other information, including financial statements, financial data, projections, audit reports and other information as may be reasonably requested by Parent, including certain information required in connection with Parent’s debt financing and the transactions contemplated by the Merger Agreement or as otherwise necessary to assist in receiving customary “comfort” letters (including “negative assurance” comfort) from independent accountants in connection with the offering of debt securities (and continuously supplement and keep current such information);

•

using reasonable best efforts to obtain customary accountant’s comfort letters, appraisals, surveys, engineering reports, environmental and other inspections (including providing reasonable access to Parent and its agents to all our owned property for such purposes; provided, that such access does not include the right to conduct any invasive soil or groundwater sampling without the Company’s reasonable consent), title insurance and other documentation, and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items;

•	using reasonable best efforts to provide monthly financial statements (excluding footnotes) within 15 days of the end of each month prior to the closing;

•	delivering a CFO certificate on solvency matters and consents of accountants for use in their reports in any materials related to the debt financing or the Credit Agreement amendment;

•	facilitating the pledging or re-affirmation of the pledge of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens);

•

taking commercially reasonable actions necessary to (i) permit lenders involved in the debt financing and the Credit Agreement amendment to evaluate the Company’s current assets, cash management and accounting systems, and policies and procedures relating thereto to establish collateral arrangements and (ii) assist Parent to establish bank or other accounts, and blocked account agreements and lock box arrangements;

•

using reasonable best efforts to assist Parent to obtain waivers and consents from third parties to material leases, encumbrances and contracts and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the effective time of the Merger;;

•

taking all corporate actions reasonably requested by Parent that are necessary or customary to permit consummation of the debt financing and the Credit Agreement amendment at closing and to permit the proceeds thereof, together with cash at the Company and its subsidiaries, to be made available to the Company on the closing date of the Merger to consummate the Merger;

•

executing the Credit Agreement amendment upon the written request of Parent, on or prior to the effectiveness of the Merger; provided that no portion of the Credit Agreement amendment, other than the waiver of the change in control default provision thereunder, will become effective prior to the closing; and

•

using commercially reasonable efforts to assist Parent and Merger Sub to deliver to the arrangers under the debt financing a confidential information memorandum for the amendment and other customary marketing material to be used in syndication of the amendment no later than January 11, 2010 and to obtain a corporate family rating and ratings for the amended credit facilities from each of S&P and Moody’s not later than January 11, 2010.

The parties have further agreed that none of the Company or any of its subsidiaries, or any of their respective officers, advisors or representatives will be required to incur any liability with respect to the financing prior to consummation of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to effect the Merger is subject to the satisfaction at or prior to consummation of the Merger, of the following conditions:

•	the Merger Agreement will have been duly adopted by the Requisite Unitholder Vote;

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Merger or any of the other transactions contemplated by the Merger Agreement will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

all authorizations, approvals, consents, or expirations of applicable waiting periods required to be obtained under any domestic or foreign antitrust, competition, investment, trade regulation or similar laws, including the HSR Act, shall have been obtained or occurred, except where the failure to obtain such authorizations, approvals or consents would not be illegal or would not have or reasonably be expected to have a Material Adverse Effect.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to consummation of the Merger:

•

the Company’s representations and warranties in respect of Organization and Qualification, Capitalization, Authority and Board Action, Absence of Certain Changes, Brokers and Certain Expenses, Opinions and Required Vote of Company Unitholders will be true and correct in all respects (without any “materiality,” “material” or Material Adverse Effect qualifications contained therein), as of the signing date and the closing date of the Merger Agreement as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date);

•

the Company’s other representations and warranties will be true and correct in all respects (without any “materiality,” “material” or Material Adverse Effect qualifications contained therein), as of the signing date and the closing date of the Merger Agreement as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except where the failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect or reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement;

•	the Company and the General Partner each will have performed in all material respects its pre-closing obligations under the Merger Agreement;

•

there will not have been any event, change, effect, development, condition or occurrence that has had, individually or in the aggregate, a Material Adverse Effect since the date of the Merger Agreement;

•

Parent will have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company and the General Partner with respect to the satisfaction of the foregoing conditions relating to representations, warranties, performance of obligations and absence of a Material Adverse Effect;

•	the Marketing Period will have occurred and been completed;

•

EBITDA for the Company and its subsidiaries (as defined in Exhibit A of the Merger Agreement and excluding certain one time items, pro forma adjustments and public company costs) for the four fiscal quarters ending December 31, 2009, will not be less than $311,800,000 (the “Minimum EBITDA Number”), Parent will have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying to such Minimum EBITDA Number set forth above (such certificate, the “EBITDA Certificate”), and the 30 day period, during which Parent, Merger Sub and their respective representatives have had the opportunity to review the basis for the Company’s EBITDA calculation, will have lapsed;

•

as of the closing date of the Merger none of the Company, the General Partner or any of their respective subsidiaries, will have any outstanding indebtedness or funded debt (as defined in Exhibit C of the Merger Agreement) other than, in each case, under the Credit Agreement as in effect on the date of the Merger Agreement and Parent will have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying to such outstanding indebtedness of funded debt set forth above; and

•	no payment default will have occurred (whether or not cured) under the Credit Agreement and no commitment will have been terminated under the Credit Agreement.

Conditions to the Company’s Obligations

Our obligation to effect the Merger is subject to the satisfaction or waiver of the following further conditions, which may be waived exclusively by us:

•

Parent and Merger Sub’s representations and warranties will be true and correct in all respects (without giving effect to any qualifications as to “materiality”), as of the signing date and closing date of the Merger Agreement as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date) except where the failure to be true and correct would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement; provided that this condition will be deemed satisfied if Parent and Merger Sub are ready, able and willing to complete the closing by the Outside Date;

•

Parent and Merger Sub will have performed in all material respects their pre-closing obligations under the Merger Agreement; provided that this condition will be deemed satisfied if Parent and Merger Sub are ready, able and willing to complete the closing by the Outside Date; and

•	the Company will have received a certificate of Parent with respect to the satisfaction of the foregoing conditions relating to representations, warranties and performance of obligations.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers

The Merger Agreement provides that from December 16, 2009 until 11:59 p.m., Eastern time, on January 25, 2010, the Company and its representatives are permitted to:

•

initiate, solicit or encourage “Acquisition Proposals,” including by providing non-public information relating to the Company pursuant to an “Acceptable Confidentiality Agreement;” provided that the Company will promptly (within 24 hours) make available to Parent and Merger Sub any non-public information concerning the Company or its subsidiaries that is made available to any person given such access which was not previously provided or made available to Parent;

•	enter into and maintain any discussions or negotiations with respect to Acquisition Proposals or any other proposals that could reasonably be expected to lead to an Acquisition Proposal; and

•	otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

From and after 11:59 p.m., Eastern Time, on January 25, 2010, until the effective time of the Merger, or, if earlier the date on which the Merger Agreement is terminated in accordance with its terms, the Company and the General Partner have agreed not to, and to cause their respective subsidiaries and representatives to not, directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of providing information) the submission of any requests, proposals or offers that constitute or would reasonably be expected to lead to, any Acquisition Proposal;

•

engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such requests, proposals, offers, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal; or

•

except as discussed below in connection with a Superior Proposal (as defined below) or an Intervening Event (as defined below), effect a Change of Board Recommendation (as defined below) or enter into any merger agreement, letter of intent, agreement in principle, unit purchase agreement, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement which (i) relates to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (ii) requires the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder or resolve, propose or agree to do any of the foregoing.

Notwithstanding the aforementioned restrictions, at all times during the period commencing as of 11:59 p.m., Eastern Time, on the Solicitation Period End Date and prior to obtaining the Requisite Unitholder Vote, we (and our representatives) may participate or engage in discussions or negotiations with or furnish non-public information pursuant to an Acceptable Confidentiality Agreement to:

•

any third party (an “Excluded Party”) that made a written Acquisition Proposal during the go-shop period, which proposal the Board of Directors (i) believes in good faith to be bona fide and (ii) determines in good faith, after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; provided that any such third party will only be considered an Excluded Party for so long as its Acquisition Proposal fulfills the requirements in (i) and (ii) of this sentence and such Acquisition Proposal has not been withdrawn, terminated, or expired, and provided further, that we determine that such party is an Excluded Party on the Solicitation Period End Date and promptly (within 48 hours after the Solicitation Period End Date) notify Parent, in writing, of the identity of each Excluded Party and provide Parent with a copy of each Acquisition Proposal received from each Excluded Party (or, where no such copy is available, a reasonably detailed written description of such proposal); and/or

•

any person that made a written Acquisition Proposal that did not result from a breach of the no solicitation provisions of the Merger Agreement, and which proposal the Board of Directors (i) believes in good faith to be bona fide and (ii) determines in good faith after consultation with its financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal; provided that we promptly (within 24 hours) provide to Parent any non-public information concerning the Company or its subsidiaries provided to such person not previously provided to Parent.

After the Solicitation Period End Date, if any Acquisition Proposal is received by, or a request for information is made to, the Company (its subsidiaries or representatives), we must promptly (within 24 hours) notify Parent, in writing, of: (i) the receipt of any Acquisition Proposal (including any written or oral indication by any person that it is considering making an Acquisition Proposal); (ii) any request for information concerning the Company or its subsidiaries (excluding ordinary course requests unrelated any Acquisition Proposal); or (iii) the receipt of an amendment or proposed amendment to an Acquisition Proposal. Such notice must identify the person making such proposal, inquiry or request and provide a copy of such proposal, inquiry or request (or where no such copy is available a reasonably detailed written description of, any such proposal, inquiry or request), including any material modifications thereto or to any proposal made by an Excluded Party.

The Company must keep Parent reasonably informed on a current basis (within 24 hours) of any material developments, discussions or negotiations or any material changes (or proposed changes) to any Acquisition Proposal, indication, inquiry, or request (including furnishing copies of any written inquiries, correspondence, draft documentations, and written summaries of any material oral inquiries or discussions).

The Board of Directors may change or withdraw its recommendation in favor of the Merger Agreement (the “Change of Board Recommendation”), approve or recommend a Superior Proposal or terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal if the Board of Directors has determined, in good faith, after consultation with outside legal counsel and financial advisors, that an Acquisition Proposal received by it constitutes a Superior Proposal, in each case, at any time prior to obtaining the Requisite Unitholder Vote, if it determines in good faith, after consultation with outside legal counsel, that not taking such action would be inconsistent with its fiduciary duties to our unitholders under applicable law. The Board of Directors may also effect a Change of Board Recommendation if an event, fact, circumstance, development or occurrence (an “Intervening Event”) that affects the business, assets or operations of the Company that is unknown to the Board of Directors as of the signing of the Merger Agreement becomes known to the Board of Directors prior to obtaining the Requisite Unitholder Vote, and in either event, the Board of Directors, after consultation with its outside legal counsel, determines in good faith that not taking such action would be inconsistent with its fiduciary duties to our unitholders under applicable law, provided that the Board of Directors will not be able to approve or recommend a Superior Proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal if the Superior Proposal resulted from a breach by the Company of the no solicitation provisions of the Merger Agreement. The Company must also provide Parent at least four calendar days’ (or at least two Business days, whichever is longer) prior written notice (the “Notice Period”) of its intent to effect such Change of Board Recommendation, approve or recommend a Superior Proposal or terminate the Agreement (including the details of the Intervening Event or the material terms and conditions of, and the identity of the party making, such proposal, along with a copy of all relevant proposed transaction agreements with the party making such Superior Proposal, including the then-current form of the definitive agreements with respect to such Superior Proposal). During the Notice Period, the Company has agreed to negotiate with Parent in good faith to make adjustments to the Agreement. In the event of any material revisions to the Superior Proposal, the Company must deliver a new written notice to Parent and provide a new Notice Period during which the Company must negotiate with Parent in good faith. In addition, the Board of Directors may only terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal if at or concurrently with such termination we pay the breakup fee to Parent.

An “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement, including any waivers or amendments, that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement dated October 14, 2009 between the Company and Apollo Management VII, L.P. Moreover, such agreement cannot prohibit the Company from providing to Parent or Merger Sub any information provided or made available to any other person pursuant to an Acceptable Confidentiality Agreement. Additionally, the Company is not permitted to (and must cause its subsidiaries not to) terminate, waive, amend or modify any provision under any standstill or confidentiality agreement.

An “Acquisition Proposal” means any inquiry, offer or proposal, made by a person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the consolidated assets of, equity interest in, or businesses of, the Company, the General Partner or the Company’s subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of partnership or membership units, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

A “Superior Proposal” means any bona fide written Acquisition Proposal (except the references therein to “15%” will be replaced by “50%”) that includes per LP Unit merger consideration that is greater than $11.50 (including, in the case of non-cash consideration, a determination by the Board of Directors, in consultation with its financial advisors, that the per LP Unit merger consideration is greater than the $11.50) and is on terms that the Board of Directors has determined in its good faith judgment (after consultation with our and our General Partner’s outside legal counsel and financial advisor and taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal as well as any modifications to the Merger Agreement Parent and Merger Sub propose to make) are more favorable to the unitholders from a financial point of view than the Merger Agreement, and (iii) which, after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal as well as any modifications to the Merger Agreement that Parent and Merger Sub propose to make), is reasonably likely to be consummated.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to consummation of the Merger, but only as follows:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent, in the event that:

•

any court or other governmental authority issues a final, non-appealable order, decree or ruling or takes any other action enjoining or prohibiting the transactions contemplated by the Merger Agreement or any governmental authority that must grant a regulatory or antitrust approval finally and non-appealably declines to grant such approval, provided that in order for a party to seek to terminate the Merger Agreement for this reason it must have used its reasonable best efforts to contest, appeal and removes such order, decree, ruling or action pursuant to the section of the Merger Agreement described in “The Merger Agreement—Required Action and Forbearance”;

•

the Merger has not been consummated on or before the Outside Date unless the failure of the closing to occur by such date is due to the failure of the party seeking to exercise such termination right to perform or comply in all material respects with the covenants and agreements of such party set forth in the Merger Agreement; or

•

the special meeting shall have been convened and a vote to adopt the Merger Agreement shall have been taken thereat and the adoption of the Merger Agreement by the Requisite Unitholder Vote shall not have been obtained;

•	by the Company, in the event that:

•

there has been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in the Merger Agreement on the part of Parent or Merger Sub which breach or failure to be true, either individually or in the aggregate, would result in the closing conditions relating to our obligations to effect the Merger not being satisfied and which is not cured by the Outside Date (so long as the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement);

•

all mutual closing conditions and closing conditions of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at closing), and nothing has occurred and no condition exists that would cause any of the mutual closing conditions or closing conditions of Parent and Merger Sub to fail to be satisfied, and Parent fails to complete the closing within two business days following the date the closing should have occurred pursuant to the Merger Agreement and the Company stood ready, willing and able to consummate during such period; or

•

prior to obtaining the Requisite Unitholder Vote, the Company terminates the Merger Agreement to enter into a definitive agreement relating to a Superior Proposal pursuant to the terms and conditions described in “–Solicitations of Other Offers and Restrictions on Solicitations of Other Offers” above, but only if we, concurrently with such termination, pay to Parent the breakup fee described below;

•	by Parent, in the event that:

•

there has been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties on the part of the Company (other than a breach of the no solicitation covenant) which breach or failure to be true, either individually or in the aggregate, would result in the failure of any closing condition and which the Company fails to cure within the earlier of the Outside Date and 30 days following written notice to the Company (so long as Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement);

•

the Company breaches any of its covenants or agreements under the no solicitation covenant (whether or not material), which breach (other than a breach of the no-shop covenant, which will not be curable), if curable, has not been fully cured within seven calendar days following written notice to the Company;

•

the Board of Directors withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that the unitholders adopt the Merger Agreement and the transactions contemplated thereby;

•

the Company or the Board of Directors (or any committee thereof) approves, adopts or recommends any competing Acquisition Proposal or enters into a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal;

•

the Company fails to publicly reaffirm the recommendation of the Board of Directors that the unitholders adopt the Merger Agreement after an Acquisition Proposal is announced and within three business days of a written request by Parent to do so;

•	the Company fails to include the recommendation of the Board of Directors in support of the Merger Agreement in the Proxy Statement;

•	the Company or the Board of Directors (or any committee thereof) authorizes or publicly proposes anything in the preceding four bullets;

•	since the date of the Merger Agreement there has been a Material Adverse Effect;

•

if the Company does not deliver the EBITDA Certificate to Parent by the earlier of (i) the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (ii) March 1, 2010, at any time within 30 calendar days after such date; or

•	at any time within 30 days after receiving the EBITDA Certificate, if the EBITDA Certificate states that EBITDA is less than the Minimum EBITDA Number.

Termination Fees and Expenses Payable by the Company

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party or parties incurring the expense, whether or not the Merger is consummated.

If the Company terminates the Merger Agreement, or the Merger Agreement is terminated by Parent or Merger Sub under the conditions described in further detail below, the Company must pay a breakup fee at the direction of Parent. The breakup fee is $19,556,700 unless the Company terminates the Merger Agreement during the go-shop period to accept a Superior Proposal, in which case the breakup fee would be $11,408,100.

The Company must pay the full breakup fee of $19,556,700 if (i) the Merger Agreement is terminated by:

•

either Parent or the Company because the special meeting shall have been convened and a vote to adopt the Merger Agreement shall have been taken thereat and the adoption of the Merger Agreement by the Requisite Unitholder Vote shall not have been obtained;

•	either Parent or the Company because the Merger has not been consummated on or prior to the Outside Date;

•

Parent because the Company breached any of its representations, warranties or covenants, which resulted in any closing condition not being satisfied and failed to cure, where curable, within the specified period following written notice; or

•

Parent because the Company does not deliver the EBITDA Certificate to Parent by the earlier of (i) the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (ii) March 1, 2010.

and, (ii) in each of the foregoing cases, within 12 months after such termination, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal; provided that, for the purposes of determining whether the Company is required to pay a breakup fee, the term “Acquisition Proposal” has same meaning as defined above except that the references therein to “at least 15%” will be deemed to be references to “more than 40%.”

The Company is also obligated to pay the full breakup fee if:

•	Parent terminates the Merger Agreement because:

•

the Board of Directors withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that the unitholders adopt the Merger Agreement and the transactions contemplated thereby;

•

the Company or the Board of Directors (or any committee thereof) approves, adopts or recommends any competing Acquisition Proposal or enters into a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal;

•

the Company fails to publicly reaffirm the recommendation of the Board of Directors that the unitholders adopt the Merger Agreement after an Acquisition Proposal is announced and within three business days of a written request by Parent to do so;

•	the Company fails to include the recommendation of the Board of Directors in support of the Merger Agreement in the Proxy Statement;

•	the Company or the Board of Directors (or any committee thereof) authorizes or publicly proposes anything in the preceding four bullets; or

where the Company is required to pay the breakup fee because Parent terminates the Merger Agreement pursuant to any of the immediately preceding five sub bullets, or the Company is required to pay Parent’s expenses as described below, and the payment of the breakup fee in these circumstances or expenses, as applicable, would result in the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement) being greater than 5.0, then the Company may elect to pay the amount above such ratio of the breakup fee or expenses, as applicable, in newly-issued LP Units; provided that if the Company, within 12 months of the issuance of such LP Units, consummates an Acquisition Proposal, the Company will redeem the LP Units from Parent for a cash payment equal to the applicable portion of the breakup fee or expenses, as applicable.

The Company is also obligated to pay the full breakup fee if:

•	the Company terminates the Agreement to accept a Superior Proposal.

In the event the Merger Agreement is terminated by:

•	Parent or the Company because:

•

the Merger has not been consummated at or prior to the Outside Date and, at any time after December 16, 2009 and prior to the termination of the Merger Agreement, an Acquisition Proposal has been publicly disclosed and not publicly withdrawn or terminated or otherwise communicated to the Company or the General Partner and not withdrawn or terminated; or

•

the special meeting shall have been convened and a vote to adopt the Merger Agreement shall have been taken thereat and the adoption of the Merger Agreement by the Requisite Unitholder Vote shall not have been obtained; or

•	Parent because:

•	of an uncured breach of the Merger Agreement by the Company

then the Company has agreed to pay all of Parent’s documented out-of-pocket expenses (including all fees and expenses of financing sources (including any amounts payable in connection with the debt financing and the debt financing commitments), counsel, accountants, investment bankers, experts and consultants to Parent and its affiliates) actually incurred by a Parent or Merger Sub or on its behalf in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of the Merger Agreement, up to an aggregate amount equal to $6,500,000. If after reimbursing Parent’s expenses, a breakup fee subsequently becomes payable, the breakup fee will be reduced by the amount of Parent’s expenses reimbursed by the Company.

Maximum Recovery Amount Payable by Parent

Parent has agreed to pay the Company an amount in cash equal to $50,000,000 (the “Maximum Recovery Amount”) if the Merger Agreement is terminated by the Company because (i) there has been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in the Merger Agreement on the part of Parent or Merger Sub which breach or failure to be true, either individually or in the aggregate, would result in the closing conditions relating to our obligations to effect the Merger not being satisfied and which is not cured by the Outside Date (and at such time the mutual closing conditions and closing conditions of Parent and Merger Sub are satisfied or (ii) Parent fails to complete the closing within two business days following the date the closing should have occurred pursuant to the Merger Agreement and the Company stood ready, willing and able to consummate during such period when all of the mutual closing conditions and closing conditions of Parent and Merger Sub are satisfied; provided that if the

Company has breached in any respect any of its covenants or agreements relating to solicitation, the special meeting, the proxy statement or the financing (and failed to cure any such breach, if curable, within seven days of such breach), then Parent will not be required to pay the Company the Maximum Recovery Amount.

Remedies

Our receipt of the Maximum Recovery Amount will, except for the limited circumstance to seek specific performance as described below, be our sole and exclusive remedy against Parent, Merger Sub, the guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, financing sources (including the parties to the debt financing commitments), managers, general or limited partners or assignees or any equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing for any loss suffered as a result of the failure of Parent or Merger Sub to effect the closing for any or no reason or otherwise or as a result of any breach of the Merger Agreement (whether willful, intentional, unintentional or otherwise) or any failure to perform under the Merger Agreement (whether willful, intentional, unintentional or otherwise).

If the Company is required to pay the breakup fee to Parent, Parent’s receipt of the breakup fee payable by us will, subject to certain rights to equitable relief, including specific performance, described below, be the sole and exclusive remedy of Parent and Merger Sub against the Company, its subsidiaries and any of their respective stockholders, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement by us.

Indemnification and Insurance

The Merger Agreement contains an indemnification provision pursuant to which Parent and the Surviving Entity will, to the fullest extent permitted by applicable law, indemnify and provide advancement of expenses to directors, officers or employees of the General Partner or the Company at or prior to the effective time of the Merger for liabilities, losses and damages arising out of such person’s role with the General Partner or the Company or any acts taken at the request of the General Partner or the Company prior to the effective time of the Merger. Parent has agreed to assume all obligations of the General Partner and the Company to such indemnitees to indemnification, exculpation and advancement existing in favor of such indemnitees as provided in the Limited Partnership Agreement or in any indemnification agreement or arrangement, in each case, in effect as of the date of the Merger Agreement with respect to matters occurring prior to or at the effective time and such obligations will survive consummation of the Merger.

In addition, the Company has agreed to purchase on or prior to the effective time of the Merger, and the Surviving Entity has agreed to maintain for a period of six years thereafter, tail policies to the Company’s current D&O liability insurance and fiduciaries liability policies with respect to claims arising from facts that existed prior to the effective time of the Merger; provided that, if the cost of such policy exceeds 300% of the current premium, the Surviving Entity has agreed to secure the best coverage that can be obtained at a cost not to exceed 300% of the current premium.

Tax Matters

The Company and the General Partner have agreed to provide to Parent for its review and comment copies of income and franchise tax returns of the Company, the General Partner and any of their subsidiaries that are to be filed on or prior to the effective time at least 30 days prior to the due date of such tax returns (including applicable extensions).

The parties have agreed that any transfer tax liability with respect to any property owned by the Company, the General Partner or any of their subsidiaries, if applicable and due in connection with or by reason of the Merger or Conversion, will be borne by the Surviving Entity or Parent and expressly will not be a liability of the unitholders.

At Parent’s request, the Company and the General Partner are required to use commercially reasonable efforts (which do not include taking any irreversible action of significance prior to the closing) to cause Cedar Fair, an Ohio general partnership and a subsidiary of the Company, to be liquidated and dissolved immediately prior to the closing. However, consummation of such dissolution is not a condition to the closing. Additionally, such dissolution need not be consummated if it would adversely affect the unitholders other than in any immaterial respects, and the Company is not required to incur out-of-pocket expenses in excess of $2,000,000 to effect such dissolution unless Parent agrees to reimburse the Company for such excess.

At Parent’s request, the Company and the General Partner are required to use commercially reasonable efforts to effect the Conversion immediately prior to the closing. However, consummation of the Conversion is not a condition to the closing. Additionally, the Conversion need not be consummated if the Company receives written advice of a nationally recognized law or accounting firm (which advice and firm are reasonably acceptable to Parent) that the consummation of the Conversion would result in a significant adverse effect to the unitholders as a result of any change in law or in any administrative interpretation thereof occurring after the date of the Merger Agreement.

The Surviving Entity will in good faith allocate the merger consideration and the amount of any liabilities of the Company and its subsidiaries that would be included in amount realized for U.S. federal, state and local income tax purposes to the assets of the Company and its relevant subsidiaries in a manner consistent with applicable law and the appraised values of such assets as of the closing date, as determined pursuant to appraisals performed by a nationally recognized valuation firm on the basis of reasonable assumptions and employing reasonable methodology. Prior to the closing, the Company and Parent have agreed to use commercially reasonable efforts to agree on the identity of such valuation firm and the scope of such appraisals.

The Surviving Entity will in good faith prepare and file all income tax returns of the Company for all taxable periods ending on or before the closing date, and prepare and provide Schedules K-1 to the unitholders, in each case in a manner consistent with past practice and in accordance with applicable law. Additionally, the Surviving Entity will engage the nationally recognized accounting firms that have historically prepared the income tax returns of the Company, to the extent they are willing to act on reasonable terms, to prepare such income tax returns and Schedules K-1. Following the effective time of the Merger, no amended tax return will be filed in respect of the Company or any of its subsidiaries for a taxable period ending on or before the closing date in a manner that would adversely affect the unitholders, except as required by applicable law, a “determination” within the meaning of the Code or a good faith resolution of a tax contest.

Following the closing, the Surviving Entity will prepare and timely file, or cause to be prepared and timely filed, all tax returns of the General Partner for all taxable periods and pay up to $100,000 of any taxes owed by the General Partner as shown on such tax returns or resulting from any claim, examination, audit or proceeding with respect to such tax returns.

The unitholders are not third-party beneficiaries of the foregoing covenants.

Employee Matters

Pursuant to the Merger Agreement, for a period of one year following the effective time of the Merger, Current Employees (i.e., full-time employees of the Company or its subsidiaries employed at the effective time (other than those employees covered by a collective bargaining agreement, as to which the Surviving Entity will comply with such collective bargaining agreement, subject to the right to amend or terminate the agreement in accordance with its terms)) will be entitled to compensation, severance and benefits under Company benefit plans which benefits are substantially comparable in the aggregate to those maintained for or provided to Current Employees prior to the effective time (excluding, for this purpose, defined benefit pension benefits, retiree medical and equity-based compensation). Current Employees will receive credit for service rendered prior to the effective time of the Merger under any benefit plans of the Surviving Entity and its subsidiaries to the same extent such service was credited under corresponding Company benefit plans (except as would result in a duplication of benefits with respect to the same period of service, for purposes of benefit accrual under defined benefit pension plans or any newly implemented plans for which service is not taken into account or with respect to benefit plans for which participation, service and/or benefit accrual is frozen). Current Employees will not be subject to pre-existing condition limitations under the health plans of the Parent or its subsidiaries for any condition that they would have been entitled to coverage under the corresponding Company’s benefit plans in which they participated prior to the effective time of the Merger. Parent will cause the Surviving Entity and its subsidiaries to use commercially reasonably efforts to provide Current Employees with credit under the health plans of the Parent or its subsidiaries for co-payments made and deductibles satisfied prior to the effective time of the Merger with respect to the year in which such effective time occurs.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, however, after the Company’s unitholders have adopted the Merger Agreement, there shall be no amendment made which decreases the merger consideration or which adversely affects the rights of the Company’s unitholders under the Merger Agreement without the approval of the unitholders. All amendments to the Merger Agreement must be in a writing signed by Parent, Merger Sub, and the Company.

At any time before consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

Parent and Merger Sub are entitled to seek specific performance to enforce all of the Company’s obligations under the Merger Agreement.

The Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded and to consummate the Merger only if (i) Parent and Merger Sub are required to complete the closing pursuant to the Merger Agreement (including the satisfaction of the closing conditions), (ii) the debt financing has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, (iii) Parent and Merger Sub fail to complete the closing of the Merger and (iv) the Company has irrevocably confirmed that if specific performance is granted and the equity financing and the debt financing are funded, then the closing will occur. If a court declines to grant the remedy of specific performance to the Company, but the standards described above for the Company’s entitlement to specific performance have been met and would otherwise entitle the Company to seek specific performance then, and solely in such event, Parent and Merger Sub will pay to the Company the Maximum Recovery Amount, provided that if a court has granted an award of damages or the Maximum Recovery Amount, the Company may enforce such award and accept damages only if, within two weeks following such award, the Company shall offer and commit to complete the Merger and Parent and Merger Sub have not consummated the Merger.

MARKET FOR LP UNITS

The Company’s LP Units are listed for trading on the NYSE under the symbol “FUN.” As of December 31, 2009, there were approximately 8,400 registered holders of LP Units. The following table sets forth, for the fiscal quarters indicated, the cash distributions declared and the high and low trading prices of the Company’s LP Units, as reported by Bloomberg L.P. and Dow Jones & Co, Inc.

	Distribution	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$0.470	$30.65	$27.50
Second Quarter	$0.475	$29.66	$27.95
Third Quarter	$0.475	$29.97	$23.78
Fourth Quarter	$0.475	$24.96	$20.63
FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter	$0.475	$24.50	$19.25
Second Quarter	$0.480	$25.00	$18.57
Third Quarter	$0.480	$23.57	$16.14
Fourth Quarter	$0.480	$20.93	$11.25
FISCAL YEAR ENDED DECEMBER 31, 2009
First Quarter	$0.480	$14.10	$5.75
Second Quarter	$0.250	$12.55	$8.93
Third Quarter	$0.250	$12.00	$9.39
Fourth Quarter	$0.250	$11.41	$6.03

The closing sale price of the Company’s LP Units on the NYSE on December 15, 2009, the last trading day prior to the public announcement of the proposed Merger was $9.01 per LP Unit. On [•], the most recent practicable date before this proxy statement was mailed to unitholders, the closing price for the Company’s LP Units on the NYSE was $[•]. You are encouraged to obtain current market quotations for the Company’s LP Units in connection with voting your LP Units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information, as of November 30, 2009 with respect to the beneficial ownership of our LP Units by:

•	each person known to the Company to beneficially own more than 5% of the outstanding LP Units;

•	our directors and named executive officers; and

•	all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Beneficial Ownership		Investment & Voting Power		Percentage of LP Units(1)
			Sole	Shared

Richard L. Kinzel	1,870,175	(2)	1,439,998	430,177	3.4%
Jacob T. Falfas	117,210	(3)	114,581	2,629	*
Peter J. Crage	11,469		11,469	-	*
Robert A. Decker	20,739	(4)	20,739	-	*
H. Philip Bender	53,266	(5)	53,266	-	*
Richard A. Zimmerman	10,000		10,000	-	*
Duffield E. Milkie	1,415		1,415	-	*
Craig J. Freeman	11,372		11,372	-	*
Brian C. Witherow	10,649		9,364	1,285	*
Darrel D. Anderson	19,890		19,890	-	*
Richard S. Ferreira	26,099	(6)	22,004	4,095	*
Michael D. Kwiatkowski	2,090		2,090	-	*
David L. Paradeau	7,838	(7)	7,838	-	*
Steven H. Tishman	41,396		41,396	-	*
C. Thomas Harvie	9,862		9,862	-	*
All Directors & Executive officers as group (15 individuals)	2,213,470		1,775,284	438,186	4.0%

*	Less than one percent of outstanding LP Units.

(1)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase LP Units, if any, exercisable by such owner within 60 days after November 30, 2009, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the directors and executive officers as a group have the right to exercise within 60 days after November 30, 2009, but no exercise of outstanding options covering units held by anyone outside that group.

(2)

Consists of 1,439,998 units as to which Mr. Kinzel has sole voting and investment power (which includes 1,199,998 LP Units beneficially owned as of November 30, 2009 and 240,000 units that Mr. Kinzel has the right to acquire within 60 days of November 30, 2009 through the exercise of options); and 430,177 LP Units for which he has shared voting and investment power. Included in the shared position are 383,020 LP Units held by a corporation of which Mr. Kinzel (together with former executives of the General Partner) is a shareholder, and which Mr. Kinzel is deemed to beneficially own under Rule 13d-3 of the Securities and Exchange Commission by having shared investment and voting power. Mr. Kinzel disclaims beneficial ownership of 331,400 of these LP Units. The LP Units owned by the corporation have been counted only once in the total of the directors and executive officers as a group.

(3)

Consists of 114,581 LP Units as to which Mr. Falfas has sole voting and investment power (including 99,581 LP Units beneficially owned as of November 30, 2009 and 15,000 LP Units that Mr. Falfas has the right to acquire within 60 days of November 30, 2009 through the exercise of options); and 2,629 LP Units for which Mr. Falfas has shared voting and investment power.

(4)

Consists of 8,539 LP Units beneficially owned by Mr. Decker as of November 30, 2009 and 12,200 LP Units that he has the right to acquire within 60 days of November 30, 2009 through the exercise of options, as to all of which Mr. Decker has sole voting and investment power.

(5)

Consists of 16,266 LP Units beneficially owned by Mr. Bender as of November 30, 2009 and 37,000 LP Units that he has the right to acquire within 60 days after November 30, 2009 through the exercise of options, as to all of which Mr. Bender has sole voting and investment power.

(6)

Consists of 22,004 LP Units as to which Mr. Ferreira has sole voting and investment power (including 22,004 LP Units beneficially owned as of November 30, 2009 and 400 LP Units that he has the right to acquire within 60 days after November 30, 2009 through the exercise of options); and 4,095 units for which he has shared voting and investment power.

(7)

Consists of 7,438 LP Units beneficially owned by Mr. Paradeau as of November 30, 2009 and 400 LP Units that he has the right to acquire within 60 days after November 30, 2009 through the exercise of options, as to all of which Mr. Paradeau has sole voting and investment power.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of LP Units (1)
Neuberger Berman, LLC	4,858,911	8.8%

(1)	For purposes of calculating the Percentage of LP Units, the number of LP Units outstanding as of September 30, 2009 55,208,540 was used.

DISSENTERS’ RIGHTS OF APPRAISAL

Unitholders are not entitled to dissenters’ or appraisal rights with respect to the Merger, the Conversion or the other transactions contemplated by the Merger Agreement under the Limited Partnership Agreement or applicable Delaware law.

SUBMISSION OF UNITHOLDER PROPOSALS

If the Merger is consummated, we will not have public unitholders and there will be no public participation in any future meeting of unitholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of unitholders, or 2010 Annual Meeting. Any proposal that a unitholder intends to present at the 2010 Annual Meeting of Unitholders must have been submitted to the Secretary of the Company at One Cedar Point Drive, Sandusky, Ohio 44870, by November 30, 2009 in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting. Unitholder proposals submitted after that date but before February 13, 2010 may be presented at the annual meeting but will not be included in the proxy materials. If a uniholder proposal is received after February 13, 2010, the persons named on the proxy card may vote in their discretion regarding the proposal all of the LP Units for which the Company has received proxies for the annual meeting.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement may have been sent to multiple unitholders in your household. The Company will promptly deliver a separate copy of the document to you if you write or call the Company at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Cedar Fair, L.P. files with the SEC by going to the “Investor Relations” section of our website at http://www.cedarfair.com/ir/proxy. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Electronic copies of the proxy material are available on the Company’s website at http://www.cedarfair.com/ir/proxy or from the SEC through the SEC’s website at the address provided above. Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to our proxy solicitor,

MacKenzie Partners, Inc.

[•]

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR LP UNITS AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO UNITHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

SIDDUR HOLDINGS, LTD.,

SIDDUR MERGER SUB, LLC,

CEDAR FAIR MANAGEMENT, INC.

AND

CEDAR FAIR, L.P.

Dated as of December 16, 2009

A-i

A-ii

Glossary of Defined Terms

Defined Terms	Defined in Section
Acceptable Confidentiality Agreement	Section 8.11(a)
Acquisition Proposal	Section 5.02(h)
Affiliate	Section 8.11(b)
Agreement	Preamble
Alternate Financing	Section 5.11(b)
Alternative Acquisition Agreement	Section 5.02(e)
Amendment	Section 5.11(a)
Associate	Section 8.11(b)
beneficial ownership	Section 8.11(c)
Board of Directors	Recitals
Boeckling	Section 3.12(j)
Breakup Fee	Section 7.03(c)
Business Day	Section 8.11(d)
Calculation	Section 5.11(g)
Canada Competition Act	Section 3.04(b)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Change of Board Recommendation	Section 5.02(e)
Change of Control Waiver	Section 5.11(a)
Claim	Section 8.03(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08
Collective Bargaining Agreement	Section 3.10(a)
Company	Preamble
Company Board Recommendation	Section 3.03(b)(ii)
Company Equity Plans	Section 2.04(a)
Company Financial Advisors	Section 3.08
Company Intellectual Property	Section 3.15(a)
Company Leases	Section 3.16(a)
Company Owned Intellectual Property	Section 3.15(c)
Company Plan	Section 3.09(a)
Company Related Party Transaction	Section 3.19
Company SEC Reports	Section 8.11(e)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 8.11(f)
Controlled Group Liability	Section 8.11(g)
Conversion	Section 5.14(g)
Credit Agreement	Section 8.11(h)
Current Employees	Section 5.07(a)
Debt Financing	Section 4.06(a)
Debt Financing Commitments	Section 4.06(a)
Delaware Secretary	Section 1.02
Deposit Agreement	Section 1.06
Depositary	Section 2.02(c)
Depositary Receipt	Section 1.06
Depositary Unit	Section 1.06
Derivative Transaction	Section 3.05(g)
Disclosure Letter	Article III

A-iii

Defined Terms	Defined in Section
Dissolution	Section 5.14(g)
DLLCA	Recitals
DRIP	Section 2.06
DRULPA	Recitals
EBITDA Certificate	Section 5.11(g)
EBITDA Review Period	Section 5.11(g)
Effective Time	Section 1.02
Employee Benefit Plan	Section 8.11(i)
Employment Agreement	Section 8.11(j)
Environment	Section 3.14(c)(i)
Environmental Claim	Section 3.14(c)(ii)
Environmental Law	Section 3.14(c)(iii)
Environmental Permits	Section 3.14(a)
Equity Commitment Party	Section 4.06
Equity Financing	Section 4.06
Equity Financing Commitment	Section 4.06
ERISA	Section 3.09(a)
ERISA Affiliate	Section 8.11(k)
Exchange Act	Section 3.04(b)
Excluded Party	Section 5.02(b)
Expected Date	Section 5.11(c)
Expenses	Section 7.03(e)
Financing	Section 4.06
Financing Commitments	Section 4.06
GAAP	Section 8.11(l)
General Partner	Preamble
Governmental Entity	Section 3.04(b)
GP Units	Section 3.02(a)
Guarantors	Recitals
Hazardous Materials	Section 3.14(c)(iv)
hereby	Section 8.11(m)
herein	Section 8.11(m)
hereinafter	Section 8.11(m)
HSR Act	Section 3.04(b)
Indemnitee	Section 5.06(a)
Intellectual Property Rights	Section 3.15(a)
Interim Period	Section 5.01
Intervening Event	Section 5.02(e)
Investment Canada Act	Section 3.04(b)
KBF	Section 3.12(j)
Key Employee	Section 8.11(n)
knowledge	Section 8.11(o)
Laws	Section 3.13
Leased Parcel	Section 3.16(b)
Liens	Section 8.11(p)
Limited Guarantee	Recitals
Limited Partnership Agreement	Recitals
LP Unit	Section 1.06
LP Units	Section 1.06
Magnum Management	Section 3.12(j)
Marketing Period	Section 5.11(b)

A-iv

Defined Terms	Defined in Section
Material Adverse Effect	Section 8.11(q)
Material Contract	Section 3.17(a)
Maximum Recovery Amount	Section 7.03(d)
Merger	Section 1.01
Merger Consideration	Section 1.06
Merger Sub	Preamble
Minimum EBITDA Number	Section 6.02(f)
Multiemployer Plan	Section 8.11(r)
New Debt Commitment Letter	Section 5.11(b)
New York Courts	Section 8.03(a)
Notice Period	Section 5.02(e)
Offer	Section 5.01(d)
Options	Section 2.04(a)
Other Filings	Section 3.07
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.13
Permitted Liens	Section 8.11(s)
Person	Section 8.11(t)
Phantom Unit	Section 2.04(b)
Proxy Statement	Section 3.07
Qualified Plans	Section 3.09(b)
Real Property Leases	Section 3.16(b)
Related Parties	Section 7.04
Related Party	Section 7.04
Release	Section 3.14(c)(v)
Representatives	Section 8.11(u)
Required Amount	Section 4.06
Required Information	Section 5.11(a)
Requisite Unitholder Vote	Section 3.21
Sarbanes-Oxley Act	Section 3.05(a)
Seahorse	Preamble
Seahorse Ohio	Section 3.12(j)
Seahorse Parties	Preamble
SEC	Section 3.05(a)
Securities Act	Section 3.05(a)
Solicitation Period End-Date	Section 5.02(a)
Special Meeting	Section 3.03(b)
Subsidiary	Section 8.11(v)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(h)
Surviving Entity	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.12(k)
Tax Return	Section 3.12(k)
Unitholders	Section 3.03(b)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 2009, by and among Siddur Holdings, Ltd., a New York corporation (“Parent”), Siddur Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Cedar Fair, L.P., a Delaware limited partnership (the “Company,” or “Seahorse”) and Cedar Fair Management, Inc., an Ohio corporation and the general partner of the Company (the “General Partner” and, together with the Company, the “Seahorse Parties”).

RECITALS

WHEREAS, the Board of Directors of the General Partner (the “Board of Directors”) has unanimously approved this Agreement, the Merger (as defined below), the Conversion (as defined below) and the transactions contemplated hereby, in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”) and in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P. (the “Limited Partnership Agreement”);

WHEREAS, the sole member of Merger Sub has approved this Agreement, the Merger, and the other transactions contemplated hereby in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated hereby;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter in this Agreement, certain parties (the “Guarantors”) have provided a limited guarantee (the “Limited Guarantee”) in favor of the Company with respect to the matters set out therein; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and the Company shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue its existence as a limited partnership under the DRULPA (or in the event of the consummation of the Conversion as contemplated by Section 5.14(g), as a limited liability company under the DLLCA). In connection with the Merger, the separate existence of Merger Sub shall cease.

Section 1.02 Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the fifth (5th) Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI, at a location to be agreed by the parties; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (excluding the condition in Section 6.02(e) and the conditions that cannot by their nature be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the first (1st) Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to Section 5.11) (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto. The date of the Closing is referred to as the “Closing Date.” Subject to the terms and conditions hereof, on the Closing Date, Merger Sub and the Company shall cause the Merger to be consummated by duly filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) an executed certificate of merger (the “Certificate of Merger”) in accordance with the DRULPA and/or the DLLCA, as applicable, and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.” For the avoidance of doubt, a condition may only be waived by the parties entitled to such condition under this Agreement. At Parent’s election, in the event the Change of Control Waiver is not obtained, the Closing shall occur on the same day that the Requisite Unitholder Vote is obtained (subject to the satisfaction or waiver of the conditions set forth in Article VI).

Section 1.03 Effects of the Merger. The Merger shall have the effects set forth in the DRULPA and/or the DLLCA, as applicable.

Section 1.04 Organizational Documents. At the Effective Time, the Limited Partnership Agreement shall be amended and restated as determined by Parent in its sole discretion, subject to its obligations in Section 5.06 herein.

Section 1.05 Officers. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed, or until their death, resignation or removal from office in accordance with the Surviving Entity’s limited partnership agreement.

Section 1.06 Conversion of LP Units; Cancellation of General Partner Interest. Each unit of limited partnership interest in the Company including limited partnership interests underlying depositary units (a “Depositary Unit”) representing limited partnership interests on deposit with the Depositary pursuant to the Deposit Agreement (each, as may be converted immediately prior to the Closing in accordance with Section 5.14(g), an “LP Unit” and collectively the “LP Units”) issued and outstanding immediately prior to the Effective Time (other than (v) LP Units owned by Parent or Merger Sub, all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor, (w) LP Units owned by the Company, all of which (other than LP Units in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by or held for the benefit of third parties), at the Effective Time, shall be cancelled without any consideration being exchanged therefor, (x) LP Units owned by any direct or indirect wholly owned subsidiary of the Company (including Magnum Management Corporation), all of which, immediately following the Effective Time and as part of an integrated transaction which includes the Merger, shall be cancelled without any consideration being exchanged therefor, (y) LP Units as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which LP Units shall be treated as so agreed and (z) the Special LP Interests (as such term is defined in the Limited Partnership Agreement) all of which, at the Effective Time, shall be converted into the right to receive $5,290,500 in the aggregate, without interest, with such aggregate amount payable to the holders thereof pro rata based on the holders’ relative capital accounts) shall, by virtue of the Merger (and, with respect to the LP Units represented by Depositary Units, in accordance with the terms of the Deposit Agreement among the General Partner, in its capacity both as General Partner and as attorney-in-fact of holders of Depositary Units, the Company and the Depositary (as it may be amended, the “Deposit Agreement”)) and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per LP Unit (subject to any applicable withholding Tax specified in Section 1.08) equal to $11.50, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such LP Units or the depositary receipt evidencing ownership of a Depositary Unit (the

“Depositary Receipt”), as applicable, as provided in Section 2.02. At the Effective Time all such LP Units and Depositary Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such LP Units and/or Depositary Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein. All of the GP Units issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, at the option of Parent, either (A) be cancelled without any consideration in respect thereof or (B) be transferred by the General Partner to an entity selected by Parent at its sole discretion with such entity being admitted as a successor general partner of the Company; provided, that Parent shall notify the Company of its election in writing at least ten (10) days prior to the expected Effective Time. For the avoidance of doubt, the owner of any Depositary Unit shall be deemed to own the underlying LP Units in lieu of the Depositary.

Section 1.07 Conversion of Membership Interest of Merger Sub. All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) limited partnership unit in the Surviving Entity or, if the Conversion occurs, each such limited liability company interest shall be converted into and become a limited liability company interest in the Surviving Entity.

Section 1.08 Withholding Taxes. Parent, the Surviving Entity and/or the Paying Agent shall be entitled to deduct and withhold from the consideration or from amounts otherwise payable to a holder of LP Units, Options or Phantom Units pursuant to this Agreement any amounts as are required to be withheld as to any holder subject to withholding under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the LP Units, Options or Phantom Units in respect of which such deduction and withholding was made.

ARTICLE II

NO DISSENTERS’ RIGHTS; PAYMENT FOR LP UNITS; TREATMENT OF

EQUITY-BASED AWARDS

Section 2.01 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 2.02 Payment for LP Units.

(a) At or substantially concurrently with the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to make the payments due pursuant to Section 1.06 to holders of LP Units that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.06, except to the extent expressly provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Entity shall cause the Paying Agent to mail to each record holder of an outstanding Depositary Receipt or certificate or certificates (collectively, the “Certificates”) as of the Effective Time which immediately prior to the Effective Time represented outstanding LP Units whose LP Units were converted into the right to receive the Merger Consideration pursuant to Section 1.06, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed in accordance with the instructions thereto, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of LP Units represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Entity that such Tax has been paid or is not applicable. From and after the Effective Time and until properly surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of LP Units evidenced by such Certificate, without any interest thereon.

(c) In the case of those LP Units held by American Stock Transfer & Trust Company (the “Depositary”) on behalf of the holders of Depositary Units, such LP Units and the related Depositary Units shall be canceled upon the Effective Time and from and after the Effective Time, each Depositary Receipt shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration as described in Section 2.02. For the avoidance of doubt, the owner of any Depositary Unit shall be deemed to own the underlying LP Units in lieu of the Depositary.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Entity, the posting by such Person of a bond in such customary and reasonable amount as Parent or the Surviving Entity may specify as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the LP Units formerly represented thereby.

(e) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of LP Units as of twelve (12) months after the Effective Time shall be delivered to the Surviving Entity upon demand. Any former holders of LP Units who have not complied with this Section 2.02 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Entity shall be liable to any holder of LP Units for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to the end of the applicable escheat period (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any applicable abandoned property, escheat or similar Law), any such unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(f) The Paying Agent shall invest any cash included in the Payment Fund as reasonably directed by Parent or, after the Effective Time, the Surviving Entity; provided, that such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in a fund that invests solely in the foregoing and that no such investment or loss thereon shall affect the amounts payable to holders of LP Units that properly converted into the right to receive the Merger Consideration pursuant to Section 1.06. After payment of the Merger Consideration, any interest or income produced by such investments will be payable to the Surviving Entity or Parent, as Parent directs.

Section 2.03 Closing of the Company’s Transfer Books. At the Effective Time: the transfer books of the Company shall be closed and no transfer of LP Units shall thereafter be made, and the Company shall instruct the Depositary to cancel all Depositary Receipts and to cease all transfers with respect to the Depositary Units. If, after the Effective Time, Certificates are presented to the Surviving Entity for transfer, they shall be canceled and exchanged for payment of the Merger Consideration as provided in this Article II.

Section 2.04 Treatment of Equity-Based Awards.

(a) At the Effective Time, each outstanding option (collectively, the “Options”) to purchase Depositary Units granted under the Seahorse Amended and Restated 2000 Equity Incentive Plan, the Seahorse Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the Seahorse 2008 Omnibus Incentive Plan (collectively, the “Company Equity Plans”) (other than those Options as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Options shall be treated as so agreed), whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of any such Option shall be entitled to receive, from and after the Effective Time, an amount in cash equal to the product of (i) the number of Depositary Units such holder could have purchased under the Option (assuming the Option was fully vested immediately prior to the Effective Time) had such holder exercised such Option in full immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per unit of such Option and shall be net of any applicable withholding Tax specified in Section 1.08. For the avoidance of doubt, if the exercise price provided for in any Option exceeds the Merger Consideration, such Option shall be cancelled for no consideration. Prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish a procedure to effect the surrender of Options contemplated by this Section 2.04(a).

(b) At the Effective Time, each phantom LP Unit or performance-based equity award denominated in a number of Depositary Units and outstanding under the Company Equity Plans or otherwise (each, a “Phantom Unit”) (other than those Phantom Units as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Phantom Unit shall be treated as so agreed), whether or not then vested, shall be cancelled and the holder of each such Phantom Unit shall be entitled to receive, from and after the Effective Time, an amount in cash equal to the Merger Consideration multiplied by the number of Depositary Units to which such Phantom Unit relates (it being understood that for Phantom Units attributable to a performance period that has not ended as of the Effective Time (without regard to the transactions contemplated hereby) for which the number of Depositary Units (or cash equivalent) paid or payable is dependent on the achievement of performance conditions, such performance conditions during such performance period shall be deemed to have been achieved at the target level), net of any applicable withholding Tax specified in Section 1.08.

(c) The Company shall cause the Options and Phantom Units to terminate as of the Effective Time and all awards issued under the Company Equity Plans shall terminate and no holder of an Option or Phantom Unit nor any participant in any Company Equity Plan shall have any right thereunder to (i) acquire any securities of the Company, the Surviving Entity or any subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the Company Equity Plans except as provided in Section 2.04(a) or 2.04(b). The Company shall keep Parent fully informed, with respect to all amendments, resolutions, notices and actions that Parent intends to adopt, distribute or take in connection with the matters described in this Section 2.04, and shall provide Parent with a reasonable opportunity to review and comment on all such amendments, resolutions and notices.

(d) Prior to the Effective Time, the Company shall deliver to the holders of the Options and Phantom Units appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

Section 2.05 Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the LP Units or the issued and outstanding LP Units shall have been changed into a different number of units or a different class by reason of any split, reverse split, dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of units or other similar transaction (but excluding in any event the effect of any cash dividends expressly permitted under Section 5.01(c)), the Merger Consideration shall be appropriately adjusted to provide to the holders of the LP Units or Depositary Units, Options and Phantom Units the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.05; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.06 Termination of DRIP. The Company shall terminate its Dividend Reinvestment and Unit Purchase Plan (the “DRIP”), effective prior to the Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity, Parent or any subsidiary of Parent, including Merger Sub, as a result of such purchase or the exercise of such rights at or after the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (a) other than with respect to the representations and warranties in Sections 3.02(a), 3.03 and 3.06, as disclosed in the Company SEC Reports filed after December 31, 2008 and prior to the date of this Agreement (excluding any risk factor disclosures and any forward looking statements or other statements that are predictive or forward looking in nature and any statements in Management’s Discussion and Analysis) or (b) as disclosed in the disclosure letter delivered by the Company to Parent with respect to this Agreement on the date hereof (the “Disclosure Letter”), which shall be arranged to correspond to the sections of Article III below and the disclosure in any section of the Disclosure Letter shall qualify other sections in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other sections, the Seahorse Parties jointly and severally represent and warrant to Parent and Merger Sub as follows:

Section 3.01 Organization and Qualification. Each of the Seahorse Parties and each of their Subsidiaries is a duly organized and validly existing organization in good standing under the Laws of its jurisdiction of formation, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Each of the Seahorse Parties and each of their Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Subsidiaries as set forth in Section 3.02(c) of the Disclosure Letter.

Section 3.02 Capitalization.

(a) The partnership interests in the Company consist of (i) 99.999% limited partner interests (in which the General Partner is authorized to issue up to 750,000,000 LP Units), (ii) 0.001% general partner interest (as may be converted pursuant to Section 5.14(g), the “GP Units”) and (iii) Special LP Interests (as such term is defined in the Limited Partnership Agreement) in the aggregate capital account balance of $5,290,500. The foregoing partnership interests include all of the authorized capital of the Company. As of the date of this Agreement, (i) 55,209,144 LP Units represented by Depositary Units are issued and outstanding which represent all of the outstanding Depositary Units, (ii) there are outstanding Options to purchase an aggregate of 463,700 Depositary Units, (iii) there are outstanding Phantom Unit awards convertible into up to 949,119 Depositary Units, (iv) there are 352,839 LP Units held by Magnum Management Corporation and no LP Units held in the Company’s treasury, (v) 979,813 LP Units and/or Depositary Units are available for issuance under the Company

Equity Plans, (vi) 556 GP Units are outstanding (all of which are owned by the General Partner) and (vii) there are Special LP Interests in the aggregate capital account balance of $5,290,500. Upon the payment of the aggregate capital account balance in respect of Special LP Interests, neither the holders thereof nor any other Person shall have any further rights in respect thereof and neither Parent, the Surviving Entity nor any other Person shall have any further obligations owing in respect of any Special LP Interests. All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of an LP Unit and/or Depositary Unit on the date of grant and no Option has been extended, amended or repriced since the date of grant. All of the outstanding LP Units and/or Depositary Units have been, and all LP Units and/or Depositary Units reserved for issuance will be upon issuance, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, purchase options, call options, rights of first refusal, subscription or any other similar right. All of the GP Units are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, purchase options, call options, rights of first refusal, subscription or any other similar right and any capital contributions required to be made by the holders thereof have been made. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of each Option, Phantom Unit and other equity-based award outstanding, the number of LP Units and/or Depositary Units issuable (or cash equivalent) thereunder or to which such award pertains and the exercise or conversion price, if applicable, related thereto. Except for the Options and Phantom Units, as of the date of this Agreement, there are no outstanding (A) securities of the General Partner, the Company or any of their Subsidiaries convertible into or exchangeable for LP Units and/or Depositary Units (or a cash equivalent) or voting securities or ownership interests in the Company, (B) options, warrants, subscriptions, unit appreciation rights, “phantom” units, “profits interests,” calls, claims, rights of first refusal, rights (including preemptive rights), arrangements or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, deliver or sell any units, equity interests, voting securities or other ownership interests in (or securities convertible into or exchangeable for equity interests or voting securities or other ownership interests in) the Company, (C) obligations of the General Partner, the Company or any of their Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any equity interest, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the LP Units and/or Depositary Units of the Company, being referred to collectively as “Company Securities”) or (D) restricted LP Units and/or Depositary Units, performance awards or obligations of the General Partner, the Company or any of their Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the LP Units and/or Depositary Units. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities other than pursuant to an outstanding Option or Phantom Unit. Other than the Limited Partnership Agreement, the Regulations of the General Partner, and the deed of trust of the Seahorse Unitholder Trust, there are no voting trusts, shareholder or unitholder agreements, proxies or other agreements or understandings to which the General Partner, the Company or any of their Subsidiaries is a party with respect to the voting of any LP Units and/or Depositary Units or any ownership interests in the Company or agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any LP Units and/or Depositary Units or any ownership interests in the Company, other than the Deposit Agreement. No holder of securities in the General Partner, the Company or any of their Subsidiaries has any right to have the offering or sale of such securities registered by the General Partner, the Company or any of their Subsidiaries, as the case may be. There is no outstanding indebtedness of the Seahorse Parties or any of their Subsidiaries that entitles the holder of such indebtedness to vote on any matters with respect to the Seahorse Parties or any of their Subsidiaries.

(b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all of the equity interests of each Subsidiary of the Company, free and clear of any Lien other than Permitted Liens. All outstanding equity interests in the General Partner and each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to any preemptive rights. As of the date of this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or the General Partner, (ii) options, subscriptions, restricted stock, appreciation rights, “profits interests,” “phantom” units, warrants, calls, claims, rights of first refusal, rights (including preemptive rights), arrangements or other agreements or commitments to acquire from the Company or the General Partner or any of their Subsidiaries, or obligations of the Company or the General Partner or any of their Subsidiaries to issue, any equity interests, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company or the General Partner, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, equity interest, voting securities or other ownership interests in any Subsidiary of the Company or the General Partner (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries and the General Partner, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts, shareholder or unitholder agreements, proxies or other agreements or understandings to which the Company, the General Partner or any of their Subsidiaries is a party with respect to the voting of capital stock or any ownership interests in any Subsidiary of the Company or agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any ownership interests in any Subsidiary of the Company.

(c) Section 3.02(c) of the Disclosure Letter sets forth (i) the General Partner and all Subsidiaries of the Company and the General Partner and their respective jurisdictions of formation and (ii) each owner and the respective amount of such owner’s equity interest in the General Partner and each Subsidiary of the Company and the General Partner.

(d) All dividends or distributions on Company Securities or Subsidiary Securities that have been declared or authorized prior to the date of this Agreement have been paid in full.

Section 3.03 Authority for this Agreement; Board Action.

(a) The Seahorse Parties have all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Unitholder Vote in order to complete the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seahorse Parties and the consummation by the Seahorse Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of the Seahorse Parties and no other proceedings on the part of the Seahorse Parties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the receipt of the Requisite Unitholder Vote and the filing of the Certificate of Merger with the Delaware Secretary. This Agreement has been duly and validly executed and delivered by the Seahorse Parties and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Seahorse Parties, enforceable against the Seahorse Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors (at a meeting or meetings duly called and held) has, by a unanimous vote of all directors, (i) approved this Agreement and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Conversion, (ii) has directed that the Merger and the Conversion be submitted for consideration at a special meeting (the “Special Meeting”) of the holders of LP Units (the “Unitholders”) for approval and, subject only to Section 5.02(c), resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Conversion, by the Unitholders (the “Company Board Recommendation”) and (iii) irrevocably resolved to elect, to the fullest extent permitted by Law, for the Company and the General Partner not to be subject to any

“moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) The General Partner has irrevocably resolved to approve this Agreement and the transactions contemplated hereby, including the Merger and the Conversion, subject only, with respect to completion of the Merger, to receipt of the Requisite Unitholder Vote.

Section 3.04 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by the Seahorse Parties nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Limited Partnership Agreement or any provision of the comparable certificates of incorporation or bylaws or other similar governing documents of any of the Company’s Subsidiaries or the General Partner, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Laws or injunctions, (iii) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or triggering of any payment or give rise to any right of termination, recapture (in whole or in part), right to purchase or lease, exercise or imposition of any restriction or limitation, reversion, re-entry, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, deed, covenant, condition, restriction or declaration, contract, indenture or other instrument or obligation to which the Seahorse Parties or any of their Subsidiaries is a party or by which the Seahorse Parties or any of their Subsidiaries or any of their respective properties or assets may be bound or affected or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition or enforcement of any Lien on any asset of the Seahorse Parties or any of their Subsidiaries (other than Liens required under the Financing Commitments), except, in case of clauses (ii), (iii) and (iv), which would not, individually or in the aggregate, (A) have or reasonably be expected to have a Material Adverse Effect or (B) otherwise prevent or materially delay performance by the Seahorse Parties or any of their Subsidiaries of their obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by the Seahorse Parties and the consummation of the transactions contemplated hereby, including the Merger and the Conversion, by the Seahorse Parties do not and will not require any consent, approval, authorization or permit of, or filing with or notification to (including with respect to the continuation in full force and effect of all Permits), any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any filings, if required, under the Investment Canada Act, R.S.C. 1985 c. 28 (1st Suppl.), as amended (the “Investment Canada Act”) or Canada’s Competition Act, R.S.C. 1985, c. 34, as amended (the “Canada Competition Act”), (iii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) the rules of the New York Stock Exchange and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Reports; Financial Statements.

(a) Since December 31, 2006, the Company has timely filed or furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, at the time filed or furnished and including amendments and supplements filed or furnished only prior to the date of this Agreement, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis for the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the assets, liabilities and the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and other adjustments described therein, including the notes thereto).

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

(d) Since January 1, 2007 through the date of this Agreement, (i) neither the Seahorse Parties nor any of their Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Seahorse Parties or any of their Subsidiaries has (a) failed to comply with the Company’s Insider Trading Policy or Code of Ethics, as applicable or (b) received any material written complaint, allegation, assertion or claim, or any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Seahorse Parties or any of their Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seahorse Parties or any of their Subsidiaries has engaged in improper or illegal accounting or auditing practices and (ii) no attorney representing the Seahorse Parties or any of their Subsidiaries, whether or not employed by the Seahorse Parties or any of their Subsidiaries, has reported evidence of material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Seahorse Parties or any of their officers, directors, employees or agents to the boards of directors of the Company or the General Partner or any respective committee thereof or to any director or officer of the Company or the General Partner.

(e) Neither the Seahorse Parties nor any of their Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) as and to the extent reflected or reserved against on the most recent consolidated balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet or (iii) that are not or would not reasonably be expected to be, material and adverse to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has any liabilities with respect to the liabilities of the General Partner and neither the General Partner nor the Company or any of the Company’s Subsidiaries will have any liability related to the General Partner following the Effective Time.

(f) Neither the General Partner nor any of its Subsidiaries (other than the Company and its Subsidiaries) has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP other than any such liabilities that are, individually or in the aggregate, de minimis in amount.

(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all Derivative Transactions entered into for the account of any of the Seahorse Parties or any of their Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable laws, rules, regulations and policies of any Governmental Entity. All of such Derivative Transactions are legal, valid and binding obligations of the Company, the General Partner or their Subsidiaries, as the case may be, and, to the knowledge of the Company, the counterparty thereto and enforceable against it and, to the knowledge of the Company, the counterparty in accordance with their terms, and are in full force and effect. The Seahorse Parties and their Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder and neither the Seahorse Parties nor any of their Subsidiaries have received any notice, whether written or oral, of any breaches, violations or defaults or allegations or assertions of such by any party thereunder. Section 3.05(g) of the Disclosure Letter sets forth a true and complete list of all Derivative Transactions entered into since December 31, 2006 for the account of, or that are an asset or liability of, any of the Seahorse Parties or any of their Subsidiaries. Each such Derivative Transaction is and always has been accounted for in accordance with applicable accounting rules. “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related defaults, events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.06 Absence of Certain Changes.

(a) Since December 31, 2008, except as expressly set forth in the Company SEC Reports filed since December 31, 2008 and prior to the date of this Agreement, the Seahorse Parties and their Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and neither the Seahorse Parties nor any of their Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Sections 5.01(d) through 5.01(l), 5.01(n), 5.01(o)(i) (with respect to the ten (10) most highly compensated officers), 5.01(o)(ii), 5.01(u) or 5.01(y) through 5.01(aa) of this Agreement.

(b) Since December 31, 2008 through the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07 Proxy Statement; Other Filings. The letter to Unitholders, notice of meeting, proxy statement and form of proxy that will be provided in accordance with this Agreement to Unitholders in connection with the Merger and the Conversion (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger and the Conversion (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08 Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Seahorse Parties or any of their Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Rothschild Inc. and Guggenheim Partners LLC (the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company. A true and correct copy of each engagement letter with the Company Financial Advisors in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently modified, waived, supplemented or amended.

Section 3.09 Employee Matters.

(a) Section 3.09(a) of the Disclosure Letter includes a complete list of all material Employee Benefit Plans and all Employment Agreements. With respect to each Employee Benefit Plan that is not a Multiemployer Plan (a “Company Plan”), the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, and (vi) the most recent determination letter from the Internal Revenue Service, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Plan or Employment Agreement that have been adopted or approved nor has the General Partner, the Company or any of their Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Plan or Employment Agreement.

(b) Section 3.09(b) of the Disclosure Letter sets forth a true and complete list of each Company Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(c) All material contributions required by applicable law or regulation or by any plan document or other contractual undertaking to be made under any Company Plan to any funds or trusts established thereunder or in connection therewith, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements in accordance with GAAP. Each Company Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide life or health insurance, benefits or coverage or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law and which is provided at the expense of any such Person or any such Person’s beneficiary. No trust funding any Company Plan is intended to meet the requirements of Code Section 501(c)(9).

(d) With respect to each Company Plan, (i) the Company and its subsidiaries have complied, and are now in compliance, in all material respects, with the provisions of ERISA, the Code and all laws and regulations applicable to each such Company Plan, (ii) each Company Plan and Employment Agreement has been administered in all material respects in accordance with its terms, (iii) each Company Plan subject to the laws of any jurisdiction outside of the United States has been maintained in accordance with all applicable requirements and, if it is intended to qualify for special tax treatment, meets all requirements for such treatment, (iv) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and (v) there is not now, nor, to the knowledge of the Company, do any circumstances exist that could give rise to any Lien on the assets of the General Partner, the Company or any of their Subsidiaries under ERISA or the Code.

(e) Section 3.09(e) of the Disclosure Letter sets forth a true and complete list of each Employee Benefit Plan that is a Multiemployer Plan. Neither the Seahorse Parties nor any of their respective ERISA Affiliates (i) maintains or contributes to, or has maintained or contributed to, any Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any material penalty, excise Tax or joint and several liability under the provisions of the Code or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise. With respect to each Employee Benefit Plan that is a Multiemployer Plan: (i) if the Seahorse Parties or any of their respective Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such Multiemployer Plan, no material liability to the Multiemployer Plan would be incurred as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA and (ii) none of the Seahorse Parties or any of their respective Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any knowledge, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(f) Neither the Seahorse Parties nor any of their respective Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(g) There are no pending or, to the knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any material liability of the Seahorse Parties or any of their respective Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Company Plan, any participant in a Company Plan, or any other party.

(h) Each individual who renders services to the Seahorse Parties or any of their respective Subsidiaries who is classified by the Seahorse Parties or any of their respective Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Plans) is properly so characterized.

(i) No Company Plan is under audit or, to the knowledge of the Company, is, as of the date hereof, the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or threatened.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Seahorse Parties or any of their respective Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Seahorse Parties or any of their respective Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) To the knowledge of the Company, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with Section 409A of the Code and the regulations and guidance issued thereunder.

(l) Neither the General Partner nor any of its Subsidiaries (other than the Company and its Subsidiaries) has, or have ever had, any employees, common law or otherwise; and, neither the General Partner nor any of its Subsidiaries (other than the Company and its Subsidiaries) maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, or has, or have ever had, any liability or obligations under, any Employee Benefit Plan.

Section 3.10 Labor Matters.

(a) Section 3.10(a) of the Disclosure Letter lists, as of the date hereof, any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract to which the Seahorse Parties or any of their respective Subsidiaries is a party to or bound by (each, a “Collective Bargaining Agreement”).

(b) No labor organization or group of employees of the Seahorse Parties or any of their respective Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, lock-out or, to the knowledge of the Company, governmental investigation or lockout with respect to employees of the Seahorse Parties or any of their respective Subsidiaries and no such strike, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, or governmental investigation, or lockout has occurred within the three-year period prior to the date hereof. No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Seahorse Parties or any of their Subsidiaries, except as would not be material to any Seahorse Party or any Subsidiary of a Seahorse Party.

(c) Neither the Seahorse Parties nor any of their respective Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(d) The Seahorse Parties and each of their respective Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state or local laws, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations and immigration. Each of the Seahorse Parties and each of their respective Subsidiaries is, and has been, in material compliance with any applicable Law that requires it to maintain a Form I-9 with copies of identification documents, for each employee for whom such a Form I-9 must be maintained. There are no material complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) To the knowledge of the Company, no Key Employee has given, or has been given by any of the Seahorse Parties or any of their Subsidiaries, notice of an intent to terminate employment, directorship or other service relationship with any of Seahorse Parties or any of their respective Subsidiaries.

Section 3.11 Litigation; Investigations. Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Seahorse Parties or any of their Subsidiaries or any properties or assets of the Seahorse Parties or any of their Subsidiaries, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) does not involve (or is not reasonably expected to involve) an amount in controversy in excess of $75,000 and (ii) if resolved in accordance with plaintiffs’ demands, would not be or reasonably be expected to be material to the Seahorse Parties and their Subsidiaries, taken as a whole.

Section 3.12 Tax Matters.

(a) The Company, the General Partner and each of their Subsidiaries have timely filed all Tax Returns which if properly prepared would reflect a material amount of Tax required to be filed by applicable Law by any of them and all such tax Returns are true, correct and complete in all material respects.

(b) The Company, the General Partner and each of their Subsidiaries have timely paid or have caused to be timely paid all material amounts of Taxes required to be paid by any of them (whether or not shown as due and payable on any Tax Return), except with respect to any Taxes the amounts or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been established on the financial statements of the Company and its Subsidiaries.

(c) The charges, accruals and reserves for material Taxes with respect to the Company and its Subsidiaries reflected on the most recent consolidated balance sheet of the Company in the Company SEC Reports filed prior to the date hereof are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

(d) Section 3.12(d) of the Disclosure Letter sets forth the year through which the Company, the General Partner and each of their Subsidiaries has been audited with respect to its U.S. federal, state and local and foreign income and franchise Tax Returns. There is no action, suit, proceeding, investigation, audit, claim or assessment pending or threatened in writing against the Company, the General Partner or any of their Subsidiaries for any material deficiency in Taxes. There are no outstanding agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company, the General Partner or any of their Subsidiaries may be liable (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). There are no Liens for material amounts of Taxes on any of the assets of the Company, the General Partner or any of their Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves in conformity with GAAP have been established on the financial statements of the Company and its Subsidiaries.

(e) The Company, the General Partner and each of their Subsidiaries have withheld from payments to their employees, independent contractors, creditors, unitholders, partners, shareholders and any other applicable persons (and timely paid to the appropriate taxing authority) all material amounts of Tax required to be withheld and paid over pursuant to applicable U.S. federal, state and local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(f) There is no material obligation of the Company, the General Partner or any of their Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company, the General Partner or their Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, successor, by contract or otherwise (other than customary tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(g) None of the Company, the General Partner or any of their Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) Section 3.12(h) of the Disclosure Letter lists each foreign Subsidiary of the Company or the General Partner for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income Tax purposes, and except to the extent set forth on such schedule each foreign Subsidiary will be classified for U.S. federal income Tax purposes according to its default classification.

(i) The Company qualifies and is treated as an “electing 1987 partnership” within the meaning of Section 7704(g)(2) of the Code and the Company is not an association taxable as a corporation for U.S. federal income Tax purposes. Since December 31, 1997, there has been no addition of a substantial new line of business with respect to the Company within the meaning of Section 7704(g)(2) of the Code and Treasury Regulation Section 1.7704-2(c) and (d). The Company has not, within the meaning of Section 7704(g)(4) of the Code, revoked its election and consent to the application of the Tax imposed by Section 7704(g)(3) of the Code.

(j) Each of the Company, Cedar Fair, an Ohio general partnership (“Seahorse Ohio”), Boeckling, L.P., an Ohio limited partnership (“Boeckling”) and Knott’s Berry Farm, a California partnership (“KBF”), is and has always been properly treated as a partnership for U.S. federal income Tax purposes, and none of the Company, the General Partner or any of their Subsidiaries, nor, to the knowledge of the Company without inquiry, any other Person has taken any position on any Tax Return or in any proceeding with respect to Taxes which is inconsistent with such treatment. No Tax authority has challenged or threatened in writing to challenge the treatment of each of the Company, Seahorse Ohio, Boeckling or KBF as a partnership for U.S. or any state income or franchise Tax purposes. No Tax authority has challenged or threatened in writing to challenge (A) the treatment of the Company or Magnum Management Corporation, an Ohio corporation (“Magnum Management”), as a partner in Boeckling or KBF, (B) the treatment of the Company, Magnum Management or KBF, as a partner in Seahorse Ohio or (C) the treatment of the General Partner as a general partner of the Company, in each case for U.S. or any state income or franchise Tax purposes. Each of the Company, Seahorse Ohio, Boeckling and KBF has in effect an election under Section 754 of the Code.

(k) For purposes of this Agreement, (i) “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, and (ii) “Tax Return” shall mean any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.13 Compliance with Law; No Default. Neither the Seahorse Parties nor any of their Subsidiaries is or since December 31, 2006 has been in conflict with, in default with respect to or in violation of, nor received any written notice of violation of, any statute, law, ordinance, rule, code, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity or any board of fire underwriters (“Laws”) applicable to the Seahorse Parties or any of their Subsidiaries or by which any property or asset of the Seahorse Parties or any of their Subsidiaries is bound or affected which conflict, default or violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, certificates, approvals, registrations, variances, exemptions, orders and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”) except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit that has not been resolved, except as has not had or would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of all Permits, except as has not had or would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no action, demand or investigation by any Governmental Entity is pending or threatened alleging that the Company or any of its Subsidiaries is not in compliance with any Permit that is material to the Company’s or any of its Subsidiaries’ operations as presently conducted.

Section 3.14 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) each of the Company and its Subsidiaries (A) is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws and (B) has received, maintains in good standing and is in compliance with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”) and all such Environmental Permits are in full force and effect, and as of the date hereof, all material Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted; (2) neither the Company nor any of its Subsidiaries is currently the subject of any written Environmental Claim and as of the date hereof, no Environmental Claim is pending or, to the knowledge of the Company, threatened against either the Company or any of its Subsidiaries; (3) there is no existing violation, liability or investigation under Environmental Laws with respect to any properties or the business operated by the Company or any of its Subsidiaries; (4) neither the Company nor any of its Subsidiaries have assumed any liability of any other Person under Environmental Laws and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently owned, leased, or operated or, to the knowledge of the Company, previously owned, leased, or operated by the Company or any of its Subsidiaries in a manner reasonably likely to result in the Company or any of its Subsidiaries incurring any liability under any Environmental Law or Environmental Permit, and, to the knowledge of the Company, no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against either the Company or any of its Subsidiaries; and (5) no properties currently or, to the knowledge of the Company, previously owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would be reasonably expected to give rise to closure, remediation, removal or retirement costs or result in any Environmental Claim that could reasonably be expected to result in the Company or any of its Subsidiaries incurring, individually or in the aggregate, liabilities under Environmental Laws. To the knowledge of the Company, the Company has made available to Parent complete copies (or an accurate summary thereof) of all material compliance and site audits, reports, studies, assessments and results of investigations with respect to all currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries to the extent in the possession, custody or control of the Seahorse Parties.

(b) No material Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding on any property owned, or, to the knowledge of the Company, leased, and no material financial assurance obligation is in force as to any property leased or operated by either the Company or any of its Subsidiaries.

(c) For purposes of this Agreement:

(i) “Environment” means any air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) any violation of any Environmental Law.

(iii) “Environmental Law” means any applicable Law (including common law) or any binding agreement, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv) “Hazardous Materials” means any material, substance or waste classified, characterized or otherwise regulated under any Environmental Law as “hazardous,” “toxic,” “radioactive,” “infectious,” and other “pollutant” or “contaminant,” including any constituent, chemical, raw material, product or by-product thereof, and including mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticide, fungicide, rodenticide, pesticide, any other material, substance or waste, or is otherwise, due to its deleterious effect on the Environment, subject to regulation or gives rise to liability under any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, trade dresses, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill symbolized thereby, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in and material to the business of the Company or any Subsidiary of the Company as of the date of this Agreement (the “Company Intellectual Property”).

(b) Section 3.15(b) of the Disclosure Letter lists all registered Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

(c) All Intellectual Property Rights, whether registered or unregistered, owned by the Company or any of its Subsidiaries shall be referred to as the “Company Owned Intellectual Property”. No written claim by a third party of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company since January 1, 2007 and no Company Owned Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened, action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, petition to cancel, reexamination, reissue.

(d) To the knowledge of the Company, no third party is infringing or misappropriating any of the Company Intellectual Property.

(e) Since January 1, 2007, no Person has given written notice to the Company or any Subsidiary of the Company that (i) the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee, or that any other activity by any of the foregoing, is or may be infringing or has or may have infringed any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress or copyright or design right or (ii) that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how.

(f) To the knowledge of the Company, the making, using, importation, offering for sale, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any method, process, machine, manufacture or product related to any Company Owned Intellectual Property does not (i) infringe any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property Right of any third party and (ii) involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge.

(g) To the knowledge of the Company, there exists no prior act or current use by the Company or any Subsidiary of the Company that would void or invalidate any Company Intellectual Property.

Section 3.16 Real Property.

(a) Section 3.16(a)(i) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or any Subsidiary as of the date hereof (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) except as set forth on Section 3.16(a)(ii) of the Disclosure Letter, there are no outstanding contracts of sale or purchase, options or rights of first refusal or any other rights to acquire or sell any real property interests in favor of the Company or a Subsidiary or any other party in or to any such Owned Real Property or any portion thereof or interest therein, (iii) the Company has delivered to Parent true, correct and complete copies of all surveys and title policies (including exception documents) with respect to all Owned Real Properties which are material to the business currently conducted by the Company or any of its Subsidiaries in the Company’s possession and (iv) the Company has delivered to Parent true, correct and complete copies of all leases, subleases, licenses and other agreements under which the Company or a Subsidiary is the landlord, sublandlord or licensor, which affect the use and occupancy of any portion of such Owned Real Property, including all amendments and modifications thereto and renewals thereof and each of which has a current term expiring more than two (2) years after the date of this Agreement or an annual base rent obligation of more than $125,000 (collectively, “Company Leases”) all of which are set forth in Section 3.16(a)(iii) of the Disclosure Letter. There are no physical conditions or physical defects at any of the Owned Real Properties which have had or, to the knowledge of the Company, would be reasonably expected to have a material adverse effect on the operations of such Owned Real Properties as currently conducted thereon. Except as would not have or would not reasonably be expected to have a Material Adverse Effect, each such Company Lease is valid, binding and in full force and effect, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles, and all rent and other sums and charges payable by the counterparties to the Company and its Subsidiaries as landlords, licensors or otherwise thereunder are current. Each Owned Real Property has all necessary utilities connections and supply (including sanitary and storm water sewer, drainage, electricity, steam and gas), ingress to and egress from such Owned Real Property with access to public roads or highways, directly or through easements, and on-site parking and signage rights sufficient for the operation of the Company’s and each of its Subsidiary’s business as presently conducted thereon in all material respects. To the knowledge of the Company, no uncured default on the part the tenant thereunder (and no event or condition which with the giving of notice or lapse of time, or both, which would constitute a default) exists under any such Company Leases. There is no pending, and to the knowledge of the Company there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any of the Owned Real Properties which would or would reasonably be expected to adversely affect the operation of the Company’s and each of its Subsidiary’s business as currently conducted thereon in any material respect. To the knowledge of the Company, there are no zoning variances, exceptions and non-conforming uses (if any) affecting any of the Owned Real Properties which would be or would reasonably be expected to be adversely affected as a result of the consummation of the transactions herein.

(b) Section 3.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has delivered to Parent true, correct and complete copies of all such leases (including all modifications and amendments thereto and renewals thereof). Each Real Property Lease is valid, binding and in full force and effect, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles, and has not been assigned or transferred, and all rent and other sums and charges payable by the Company or any of its Subsidiaries to the landlord or any counterparty thereunder are current and no uncured default of a material nature (and no event or condition which with the giving of notice or lapse of time, or both, would constitute such a default) on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord or any counter-party thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property (“Leased Parcel”) which is subject to a Real Property Lease free and clear of all Liens, except for Permitted Liens. There are no physical conditions or defects at any of the Leased Parcels which have had or, to the knowledge of the Company, would be reasonably expected to have a material adverse effect on the operations of such Leased Parcel. Each Leased Parcel has all necessary utilities connections and supply (including sanitary and storm water sewer, drainage, electricity, steam and gas), ingress to and egress from the Leased Parcel with access to public roads or highways, directly or through easements, and on-site parking and signage rights sufficient for the operation of the Company’s and each of its Subsidiary’s business as currently conducted thereon in all material respects. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any Leased Parcel which would or would reasonably be expected to adversely affect the operation of the Company’s and each of its Subsidiary’s business as currently conducted thereon in any material respect. To the knowledge of the Company there are no zoning variances, exceptions and non-conforming uses (if any) affecting any of the Leased Parcels or Real Property Leases which would be or would reasonably expected to be adversely affected as a result of the consummation of the transactions herein.

(c) With respect to the Great America Land Lease identified on Section 3.16(b) of the Disclosure Letter, neither the Company nor any Subsidiary has given any notice of non-renewal or termination thereunder and such lease has been automatically extended for a 10-year renewal term commencing January 1, 2010. The Owned Real Property and Leased Parcels comprise all of the material real property used in the business of the Company and its Subsidiaries, as presently conducted.

Section 3.17 Material Contracts.

(a) Except for any contract filed or incorporated by reference prior to the date of this Agreement as an exhibit to the Company’s Form 10-K filed in 2009 or a 2009 Form 10-Q or a 2009 current report on Form 8-K filed since the filing of the 2009 Form 10-K and prior to the date of this Agreement, Section 3.17(a) of the Disclosure Letter lists and the Company has made available to Parent true, correct and complete copies of (including all amendments or modifications to) each contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound, as of the date hereof, that, individually or together in a series of related instruments:

(i) are required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(ii) contain covenants that limit in anything other than in a de minimis respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of the Surviving Entity or any of its Affiliates or Subsidiaries) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product or to acquire any Person;

(iii) relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party;

(iv) relate to (A) indebtedness for borrowed money or the deferred purchase price of property or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $1,000,000;

(v) entered into after December 31, 2006 or not yet consummated, that involve the acquisition, disposition or issuance, directly or indirectly (by merger or otherwise), of assets (including the purchase, sale or lease of real property) or capital stock or other equity interests of another Person or the Company or any of its Subsidiaries for aggregate consideration under such contract in excess of $1,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vi) involve any Derivative Transaction;

(vii) (i) provide for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $1,000,000 over the remaining term of such contract, other than supply, procurement, concessionaire and entertainment contracts entered into in the ordinary course, (ii) is a concessionaire contract which generated revenue of $1,000,000 or more since January 1, 2009 through the date hereof or (iii) is an entertainment contract which resulted in the incurrence of expenses in excess of $1,000,000 since January 1, 2009 through the date hereof;

(viii) with respect to any acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and, individually or in the aggregate, would reasonably be expected to result in payments by the Company or any of its Subsidiaries or the Surviving Entity in excess of $1,000,000;

(ix) obligate the Company or any of its Subsidiaries to provide indemnification that would reasonably be expected to result in payments in excess of $1,000,000 other than ordinary course commercial agreements entered into consistent with past practice;

(x) obligate the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) outside of the Company’s capital expenditure budget as set forth on Section 3.17(a)(x) of the Disclosure Letter, in excess of $250,000 individually or $1,000,000 in the aggregate;

(xi) that contain restrictions with respect to payment of dividends or any distribution in respect of the equity interests of the Company or any of its Subsidiaries;

(xii) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit or obligate the Company or any of its Subsidiaries with respect to any of the foregoing;

(xiii) is or relates to a Collective Bargaining Agreement; or

(xiv) is a license agreement pursuant to which the Company or any of its subsidiaries is a party and licenses in Intellectual Property Rights or licenses out Intellectual Property Rights and which requires payments in excess of $250,000 per calendar year or is otherwise material to the Company and its Subsidiaries taken as a whole.

Each contract of the type described in clauses (i) through (xiv) above is referred to herein as a “Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any

Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in either case which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Insurance. The Company and each of its Subsidiaries and properties is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its Subsidiaries operate. Section 3.18 of the Disclosure Letter contains a list of all insurance policies in effect at the time of this Agreement. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy or (iii) no written notice of cancellation or termination has been received by the Company. There is no material claim pending under any such policies which has been denied or disputed by the insurer other than customary indications as to reservation of rights by insurers. As of the date of this Agreement, no policy limits for the Company and its Subsidiaries have been exhausted or materially reduced in the current year or in prior years for occurrence-based coverage, and there have been no gaps in coverage since November 30, 2004. At or before the Effective Time, at the request of Parent, the Company shall use commercially reasonable efforts to have such policies assigned to the Surviving Entity and otherwise reasonably cooperate with Parent with respect to insurance matters and to provide that, following the Effective Time, all payments of insurance proceeds or benefits relating to any claims under such scheduled policies shall be paid directly to the Surviving Entity.

Section 3.19 Company Related Party Transactions. To the knowledge of the Company, as of the date hereof, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the LP Units (or any of such Person’s immediate family members or Affiliates) (other than Company Subsidiaries) (a “Company Related Party Transaction”), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.20 Opinions. Prior to the execution of this Agreement, each of the Company Financial Advisors has delivered to the Board of Directors its opinion to the effect that, as of the date thereof and based upon and subject to the exceptions and matters set forth therein, the Merger Consideration to be received by the Unitholders in the Merger is fair to the Unitholders from a financial point of view. A true, correct and complete copy of each opinion has been delivered to Parent. As of the date of this Agreement, neither opinion has been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

Section 3.21 Required Vote of Company Unitholders. The affirmative vote for adoption of this Agreement by the Unitholders representing at least sixty-six and two-thirds percent (66-2/3%) of the outstanding LP Units on the record date for the Special Meeting to consider the approval of the Merger and the Conversion is the only vote of the holders of any class or series of the Company’s or the General Partner’s capital stock or other securities necessary for the approval of the Merger and the Conversion and for the consummation by the Company and the General Partner of the transactions contemplated hereby (the “Requisite Unitholder Vote”).

Section 3.22 Debt. As of the date hereof, none of the Seahorse Parties, nor any of their respective Subsidiaries, has any outstanding Indebtedness (as defined in Exhibit C) or any outstanding Funded Debt (as defined in Exhibit C) other than, in each case, under the Credit Agreement.

Section 3.23 General Partner. The General Partner was formed solely for the purpose of being the General Partner of the Company and has engaged in no activities other than acting solely as the General Partner of the Company.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND

MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization and Qualification; Certificate of Incorporation; Bylaws. Each of Parent and Merger Sub is a duly organized and validly existing limited liability company or corporation in good standing under the Laws of the jurisdiction of its organization with all requisite limited liability company or corporate power and authority to own its properties and conduct its business as currently conducted. All of the issued and outstanding limited liability interests in Merger Sub are owned directly or indirectly by Parent.

Section 4.02 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and ancillary hereto and as of the date hereof has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.03 Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company proceedings on the part of Parent and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.04 Proxy Statement; Other Filings. None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in any of the foregoing documents.

Section 4.05 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and are effective, any applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Law or (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, (ii) any filings, if required under the Investment Canada Act or Canada Competition Act, (iii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) the rules of the New York Stock Exchange and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.06 Financing. Parent has delivered to the Company true, complete and correct copies of (a) executed commitment letters, dated as of the date hereof, among Parent, Merger Sub, Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, UBS Loan Finance LLC, KeyBank National Association and the other parties party thereto (as the same may be amended or replaced and including any executed commitment letter (or similar agreement) for Alternate Financing, in each case, pursuant to Section 5.11(b), the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing set forth therein (including, if applicable, any debt financing obtained in accordance with Section 5.11(b) pursuant to the New Debt Commitment Letter, the “Debt Financing”) and (b) an executed equity commitment letter, dated as of the date hereof, among Apollo Investment Fund VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P. and Apollo Investment Fund (PB) VII, L.P. (each, an “Equity Commitment Party”), and Parent (the “Equity Financing Commitment,” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each Equity Commitment Party has committed, severally and not jointly and subject to the terms and conditions thereof, to invest an amount as set forth therein with respect to such Equity Commitment Party (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. All commitments and other fees required to be paid under any of the Financing Commitments prior to the date hereof have been paid. Neither Parent nor Merger Sub shall amend or modify any of the Financing Commitments between the date of this Agreement and the Effective Time unless such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Financing as set forth in such Financing Commitment, (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing. Parent and Merger Sub have furnished to the Company copies of the Financing Commitments and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and Merger Sub to pay the following (the “Required Amount”): (x) the Merger Consideration and Parent’s other payment obligations pursuant to Article II hereof or, alternatively, the Maximum Recovery Amount, (y) all amounts payable by the Company and any of its Subsidiaries in connection with the repayment of the amounts under the Credit Agreement and (z) all fees and expenses incurred by Parent or its Affiliates related to the foregoing.

Section 4.07 Ownership of Company Securities. As of the date hereof, neither Parent nor Merger Sub beneficially owns any LP Units or any options, warrants or other rights to acquire LP Units, and, except to the extent expressly contemplated by this Agreement, has no agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any LP Units with any other Person who beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, LP Units.

Section 4.08 Brokers and other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.09 Other Matters. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. Except to the extent expressly required or permitted by this Agreement, as required by applicable Law or as set forth in Section 5.01 of the Disclosure Letter, during the period from the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.01 (the “Interim Period”), (i) each of the Seahorse Parties will conduct and will cause each of its Subsidiaries to conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and (ii) each of the Seahorse Parties will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Seahorse Parties or any of their Subsidiaries. Without limiting the generality of the foregoing and except to the extent otherwise expressly required or permitted by this Agreement, as required by applicable Law or as set forth on Section 5.01 of the Disclosure Letter, during the Interim Period, unless Parent otherwise consents (which consent, other than with respect to Sections 5.01(e), 5.01(f), 5.01(h) or 5.01(m) shall not be unreasonably withheld or delayed; provided, that the parties agree that in the event that the lenders under the Debt Financing Commitments do not provide their consent or otherwise object to any particular request, Parent’s withholding or delaying of its consent shall be deemed to be reasonable; provided, further, that Parent shall request that the lenders provide their consent to such action or inaction and provide them with any information that the Company requests be provided), each of the Seahorse Parties will not and will not permit any of their Subsidiaries to:

(a) issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or pledge of, any Company Securities or Subsidiary Securities, or pay or make any commitment to pay any amounts directly or indirectly based (in whole or in part) on the price or value of LP Units, Depositary Units or other equity interests in the Seahorse Parties or any of their Subsidiaries other than for the issuance of LP Units and/or Depositary Units pursuant to the exercise of Options or the settlement of Phantom Units that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof;

(b) acquire or redeem, directly or indirectly, or amend the terms of any Company Securities or Subsidiary Securities except in connection with the use of LP Units and/or Depositary Units to pay the exercise price or Tax withholding obligation upon the exercise of an Option as presently permitted under any Option Plan of the Company;

(c) split, combine, redenominate or reclassify any LP Units, Depositary Units or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock, units, partnership interests, property or otherwise) on any Company Securities or Subsidiary Securities;

(d) (i) engage in or offer to make (including the granting of any option, right of first negotiation, right of first refusal or exclusivity) (collectively, “Offer”) any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $50,000 or more individually (or payments in excess of $500,000 for all such acquisitions in the aggregate or receipt of consideration in excess of $500,000 for all such sales, leases, encumbrances and other dispositions in the aggregate), or enter into or engage in any Offer with respect to any lease, license or other occupancy or use agreement with respect to any real property providing for annual payments in excess of $50,000 individually or $500,000 in the aggregate, or, in each case, having a term in excess of one year, or (ii) enter into a contract that would be a Material Contract (if it existed as of the date hereof) or amend, renew, extend or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract;

(e) except for borrowings under the Company’s existing Credit Agreement in the ordinary course of business and consistent with past practice (including in terms both of timing and amounts), incur, create, assume or otherwise become liable for or repay or prepay any indebtedness for borrowed money (including the issuance of any debt security), or amend, modify or refinance any existing indebtedness;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except wholly owned Subsidiaries of the Company;

(g) other than in the ordinary course of business consistent with past practice, enter into (i) any intercompany loan or (ii) intercompany debt arrangements, or, in either case, modify or otherwise increase or decrease the balances thereof;

(h) mortgage, pledge, hypothecate or otherwise encumber or restrict the use of any of its material assets (tangible or intangible), including Subsidiary Securities, or create, assume or suffer to exist any Liens thereupon except Permitted Liens;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(j) change any of the financial accounting methods, principles or practices used by it or any of the working capital policies applicable to the Company and its Subsidiaries, except to the extent required by Law or GAAP;

(k) (i) make, change or revoke any material Tax election, unless an identical Tax election was made, changed or revoked during the preceding one-year period from the date hereof, (ii) settle or compromise any material claim or proceeding relating to Taxes, (iii) except as otherwise in the ordinary course of business consistent with past practice, execute or consent to any waivers extending the statutory period of limitations with respect to the collection of assessment of material Taxes, (iv) file any material amended Tax Return, (v) obtain any material Tax ruling or (vi) enter into a closing agreement with respect to material Taxes;

(l) propose or adopt any amendments to the Limited Partnership Agreement or the certificates of incorporation, bylaws or other similar governing documents of the General Partner or any Subsidiary of the Company;

(m) agree to grant or grant any stock-related or denominated, unit-related or denominated, cash-based performance or similar awards or bonuses or any other award that may be settled in LP Units, Depositary Units or other Company Securities or in Subsidiary Securities;

(n) enter into, forgive, renew or amend in any respect any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(o) (i) enter into any new, or amend, terminate or renew any existing Employment Agreement with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants (other than (A) agreements that are entered into in the ordinary course of business consistent with past practice with new hire employees who are not officers or directors and whose annual compensation does not exceed $150,000, (B) increase in compensation, perquisites or benefits pursuant to the terms of a Collective Bargaining Agreement in effect on the date hereof with respect to employees subject to such Collective Bargaining Agreement and (C) normal reasonable increases in annual salary to Persons who are not Key Employees in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in the benefits or compensation expense of the Company or its Subsidiaries in excess of the prior fiscal year increase), (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants or (iii) hire or terminate (other than for cause) any employee, except in the ordinary course of business consistent with past practice;

(p) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under Employee Benefit Plans or agreements subject to Employee Benefit Plans or any other plan, agreement, contract or arrangement of the Company except to the extent required by Law, such Employee Benefit Plan or agreements, contracts or arrangements in effect prior to the date hereof or in accordance with the ordinary course consistent with past practice of the Company;

(q) except to the extent required by applicable Law or in accordance with the terms of a Collective Bargaining Agreement in effect as of the date hereof, establish, adopt, amend or terminate any Employee Benefit Plan, including any employment, severance, consulting or other individual agreement, or establish, adopt or enter into any insurance, pension or other employee benefit plan or arrangement that would be considered an Employee Benefit Plan if it were in existence on the date of this Agreement;

(r) except as required by Law, enter into, amend or extend any Collective Bargaining Agreement;

(s) (i) make or agree to make any capital expenditure or expenditures (including in respect of any repair, alteration, restoration, renovation or rehabilitation of any Owned Real Property, Company Lease or Real Property Lease or any construction projects) or enter into any agreements or arrangements providing for any such capital expenditures, in each case other than those set forth in the Company’s capital expenditure budget as set forth on Section 5.01(s) of the Disclosure Letter or (ii) enter into any material new line of business outside of its existing business;

(t) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or the Surviving Entity and its Subsidiaries after the Effective Time;

(u) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice or that involve only the payment of monetary damages not in excess of $125,000 individually or $1,000,000 in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(v) except as may be required by applicable Law or the Limited Partnership Agreement or any comparable certificates of incorporation or bylaws or other similar governing documents of any of the Company’s Subsidiaries or the General Partner, convene any regular or special meeting (or any adjournment thereof) of the Unitholders other than the Special Meeting;

(w) enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(x) fail to keep in force material insurance policies or replacement or revised provisions providing insurance coverage with respect to any amusement parks, water parks or hotels and any other material assets, operations and activities of the Company and its Subsidiaries as is currently in effect;

(y) merge or consolidate the Company or any of its Subsidiaries with any Person;

(z) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(aa) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Related Party Transaction; or

(bb) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on January 25, 2010 (the “Solicitation Period End-Date”), the Company and its Representatives shall have the right (acting under the direction of the Board of Directors) to: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality Agreement with each recipient); provided, that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or any other proposals that could reasonably be expected to lead to an Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

(b) Subject to Section 5.02(c) and except with respect to any Person who made a bona fide written Acquisition Proposal received prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.02(c)(i) and 5.02(c)(iii) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination (any Person so submitting such Acquisition Proposal and continuously meeting such requirements, an “Excluded Party”), from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Seahorse Parties shall not, and shall cause their respective Subsidiaries and Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any requests, proposals or offers that constitute or would reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such requests, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or except as expressly permitted by Section 5.02(e), effect a Change of Board Recommendation, or enter into any merger agreement, letter of intent, agreement in principle, unit purchase agreement, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an

Acquisition Proposal (other than an Acceptable Confidentiality Agreement as set forth in, and if permitted pursuant to, the provisions of Section 5.02(c)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Except with respect to any Excluded Party, the Seahorse Parties shall immediately cease and cause their respective Subsidiaries and Representatives to terminate any solicitation, encouragement, discussion or negotiation or cooperation with or assistance or participation in, or facilitation of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Seahorse Parties, their respective Subsidiaries, or any of their respective Representatives with respect to any Acquisition Proposal and request and instruct to be returned or destroyed all non-public information provided by or on behalf of the Seahorse Parties or any of their respective Subsidiaries to such Person. Notwithstanding anything contained in Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated, expires or at any time fails to satisfy the requirements of Sections 5.02(c)(i) and (iii). No party shall be an Excluded Party unless the Board of Directors determines that such party is an Excluded Party no later than the Solicitation Period End-Date.

(c) Notwithstanding anything to the contrary contained in Section 5.02(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Unitholder Vote (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 5.02 and (iii) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company and the General Partner (x) will not, and will not allow its Subsidiaries or Representatives to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement with such Person and (y) will promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously made available to Parent. For the avoidance of doubt, prior to obtaining the Requisite Unitholder Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as such party remains an Excluded Party; and from and after obtaining the Requisite Unitholder Vote no person shall be an Excluded Party.

(d) Within forty-eight (48) hours after the Solicitation Period End-Date, the Company shall notify Parent, in writing, of the identity of each Excluded Party, if any, and provide Parent a copy of each Acquisition Proposal received from each Excluded Party (or, where no such copy is available, a reasonably detailed written description of such Acquisition Proposal). From and after the Solicitation Period End-Date, the Company shall promptly (within twenty-four (24) hours) notify Parent in the event that the Company, its Subsidiaries or Representatives receives (i) any Acquisition Proposal or written or oral indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or unrelated to an Acquisition Proposal or (iii) any receipt of an amendment or proposed amendment to any Acquisition Proposal. The Company shall notify Parent promptly (within twenty-four (24) hours) of the identity of such Person and provide a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a detailed written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto or to any proposal made by an Excluded Party. Following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than within twenty-four (24) hours) of the occurrence of any material developments, discussions or negotiations or of any material modifications or proposed material modifications to any Acquisition Proposal, indication, inquiry or request (including the terms and conditions thereof and of any material modifications thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (within twenty-four (24) hours) notify Parent in writing if it determines to provide information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except for an Acceptable Confidentiality Agreement as permitted or required pursuant to Section 5.02, and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement. The Company has not entered into any agreement prior to the date hereof, and will not enter into any agreement following the date hereof, that would prevent the Company from providing any information to Parent.

(e) Notwithstanding anything in Section 5.02(b)(ii) to the contrary, if (i) an event, fact, circumstance, development or occurrence (an “Intervening Event”) that affects the business assets or operations of the Company that is unknown to the Board of Directors as of the date of this Agreement becomes known to the Board of Directors prior to obtaining the Requisite Unitholder Vote or (ii) the Company receives an Acquisition Proposal which the Board of Directors concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, the Board of Directors may at any time prior to obtaining the Requisite Unitholder Vote, if it determines in good faith, after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the Board of Directors to the Unitholders under applicable Law (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”), and (y) only in the case of the foregoing clause (ii), approve or recommend such Superior Proposal, and/or (z) only in the case of the foregoing clause (ii), terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal to the extent set forth in Section 7.01(i); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless at or concurrently with such termination the Company pays the Breakup Fee in full and otherwise complies with the provisions of Section 7.03(b)(iii); and provided, further, that the Board of Directors may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend any Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A), in the case of clauses (y) and (z), such Superior Proposal did not result from a breach by the Company of this Section 5.02 and (B) in the case of clauses (x), (y) and (z):

(i) the Company shall have provided prior written notice to Parent of its intention to take any action contemplated in Section 5.02(e) at least four (4) calendar days (or at least two (2) Business Days, whichever is longer) in advance of taking such action (the “Notice Period”), which notice shall specify, as applicable, the details of such Intervening Event or the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of all of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of the definitive agreements with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation, or, in the case of a Superior Proposal, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.02(e) with respect to such new written notice. The Company agrees that any violation of this Section 5.02 by the General Partner or any Subsidiary or Representative of the General Partner or the Company shall be deemed a breach of this Section 5.02 by the Company.

(f) Nothing contained in this Section 5.02 shall prohibit the Board of Directors from taking and disclosing to the Unitholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.02(d)) (provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its Unitholders in favor of the Merger and the Conversion shall be deemed to be a Change of Board Recommendation (including for purposes of Section 7.01(g)(i)).

(g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and, at the request of Parent, their respective Affiliates) from any Takeover Laws of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby or otherwise cause any restrictions therein not to apply.

(h) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the consolidated assets of, equity interest in, or businesses of, the Company, the General Partner or the Company’s Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of partnership or membership units, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) “Superior Proposal” means any bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing that includes per LP Unit merger consideration that is greater than the Merger Consideration (including, in the case of non-cash consideration, a determination by the Board of Directors, in consultation with its financial advisors, that the per LP Unit merger consideration is greater than the Merger Consideration) and is on terms that the Board of Directors has determined in its good faith judgment (after consultation with the Company’s and the General Partner’s outside legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal as well as any modifications to this Agreement Parent and Merger Sub propose to make) are more favorable to the Unitholders from a financial point of view than this Agreement and which after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal (as well as any modifications to this Agreement that Parent and Merger Sub propose to make), is reasonably likely to be consummated.

Section 5.03 Access to Information.

(a) Subject to applicable Law, from the date of this Agreement until the Effective Time, the Company will (i) give Parent and Merger Sub and take commercially reasonable efforts to cause their respective Representatives to have reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ respective Representatives to provide reasonable access to such information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (iv) make available to

Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws; provided, that Parent and its Representatives shall conduct any such activities and make such requests in each case in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that if providing such access or information would violate applicable Law or a contract or obligation of confidentiality owing to a third-party, the Company shall use commercially reasonable efforts to take those actions reasonably necessary so that the Company is able to provide such information to Parent as promptly as practicable.

(b) The information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the applicable provisions of the Confidentiality Agreement, except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

(c) No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 5.04 Unitholder Approval. As promptly as practicable following the date of this Agreement and unless this Agreement has been validly terminated pursuant to Section 7.01, the Company shall call the Special Meeting to be held as soon as reasonably practicable after the date of this Agreement (and in any event within twenty (20) Business Days after the mailing of the Proxy Statement); provided, that if at any time (when the Change of Control Waiver has not been obtained) it becomes known that the Special Meeting date has been scheduled for a date prior to the date that is expected to be the final date of the Marketing Period, then the Special Meeting shall be postponed (which may be on more than one occasion if applicable) to the date that is expected at such time to be the last day of the Marketing Period (without prejudice to the condition set forth in Section 6.02(e)) for the purpose of obtaining the Requisite Unitholder Vote in connection with this Agreement, the Merger and the Conversion; provided, however, that the Company may on one occasion postpone or adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Unitholder Vote, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the Special Meeting or (iv) if the Company has delivered the notice contemplated by Section 5.02(e) and the time periods contemplated by Section 5.02(e) have not expired; provided, further, that any such postponement or adjournment by the Company shall be for at least fifteen (15) Business Days (but in any event no later than the Outside Date and no longer than twenty-five (25) Business Days) unless otherwise agreed to in writing by Parent. Parent may request on one or, in the event of any of clauses (i)-(iii) above, more occasions that the Special Meeting be postponed or adjourned for up to fifteen (15) Business Days (but in any event no later than the Outside Date), in which event the Company shall, in each case, cause the Special Meeting to be postponed or adjourned in accordance with Parent’s request. In addition, if the Change of Control Waiver has not been obtained, Parent may request on any occasion that the Special Meeting be postponed or adjourned until the conclusion of the EBITDA Review Period, in which event the Company shall cause the Special Meeting to be postponed or adjourned in accordance with Parent’s request. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.02(e) (a) the Proxy Statement shall include the Company Board Recommendation and (b) the Company shall use its reasonable best efforts to obtain from its Unitholders the Requisite Unitholder Vote in favor of the adoption of this Agreement required to consummate the transactions contemplated by this Agreement, including the Merger and the Conversion and, if applicable, the transfer of the GP Units to an entity selected by Parent as set forth in Section 1.06. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its Unitholders at the Special Meeting even if the Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

Section 5.05 Efforts; Consents and Governmental Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, and subject to Sections 5.05(b) through (d), each of the parties hereto agrees to use its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts (to which the Company is a party) and other material contracts (to which Parent or Merger Sub is a party), (ii) obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation as promptly as reasonably practicable after the date of this Agreement, (iii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto and (vi) effect all necessary registrations and filings and submissions of information requested by any Governmental Entities. Each of Parent, Merger Sub and the Seahorse Parties shall promptly inform the other parties hereto of any oral, and provide copies of any written, communication with a Governmental Entity regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside counsel only).

(b) Each of the Company, Parent and Merger Sub agree to make any required submissions under the HSR Act, the Investment Canada Act and the Canada Competition Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in no event later than ten (10) Business Days after the date hereof (in the case of the HSR Act), and to supply to the applicable Governmental Entities as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Investment Canada Act or the Canada Competition Act and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 5.05 to cause the expiration or termination of the applicable waiting periods under the HSR Act, the Investment Canada Act and the Canada Competition Act (as applicable) as soon as practicable, and Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to other contracts or instruments (including loan agreements) material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger or the Conversion, (i) without the prior written consent of Parent, none of the Seahorse Parties or any of their Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, in each case other than immaterial amounts or commitments, and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation other than immaterial amounts, commitments or obligations.

(d) The Company shall provide to Parent an accurate tally of votes cast in connection with this Agreement, the Merger and the transactions contemplated hereby, at least on a weekly basis following the mailing of the Proxy Statement and, in any event, on each of the seven calendar days immediately preceding any date for which any Special Meeting has been called.

(e) Notwithstanding anything to the contrary contained in this Agreement, but without limiting Parent’s obligations with respect to the Debt Financing as set out in Section 5.11(b), nothing shall obligate Parent, Merger Sub or any of their respective Affiliates to take any action or agree to take or not take any action that would have a Material Adverse Effect; provided, that in any litigation concerning whether an action by Parent would have a Material Adverse Effect, Parent shall have the burden of proving that any such action would have a Material Adverse Effect.

Section 5.06 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Entity to, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or employee of the General Partner, the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer or employee of such General Partner, Company or Subsidiary of the Company or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the General Partner, Company or such Subsidiary or taken at the request of the General Partner, the Company or such Subsidiary (including in connection with serving at the request of the General Partner, the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated in the Agreement), to the fullest extent permitted by applicable Law. Parent and Merger Sub agree to assume all obligations of the General Partner, Company and such Subsidiaries to the Indemnitees to indemnification, exculpation and advancement existing in favor of the Indemnitees as provided in the Limited Partnership Agreement, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or in any indemnification agreement or arrangement, in each case, as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time after the consummation of the Merger and such obligations shall continue in full force and effect from and after the Closing.

(b) Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the Limited Partnership Agreement (or, in the event that the Surviving Entity changes its legal form pursuant to Section 5.14(g) or otherwise, the relevant governing documents of the Surviving Entity) of the Surviving Entity to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers and employees and indemnification than are set forth as of the date of this Agreement in the Limited Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect in any material respect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Entity to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06(b)) as incurred to the fullest extent set out in the Limited Partnership Agreement as of the date hereof, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(c) The Company shall purchase on or prior to the Effective Time, and the Surviving Entity shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies, in each case, maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent). Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 300% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Entity shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate amount currently paid by the Company for such coverage.

(d) This Section 5.06 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable by each Indemnitee (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that the Surviving Entity, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or Parent or the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 5.06. The obligations of Parent and the Surviving Entity under this Section 5.06 shall not be terminated or modified following the Effective Time in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification.

Section 5.07 Employee Matters.

(a) Parent shall cause the Surviving Entity and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for those individuals employed by the Company or any of its Subsidiaries on a full-time permanent basis at the Effective Time other than those individuals covered by a Collective Bargaining Agreement (as to which the Surviving Entity shall comply with such Collective Bargaining Agreements, subject to the right to amend or terminate these agreements in accordance with their terms) (the “Current Employees”) compensation, severance and benefits provided under Company Plans which benefits are substantially comparable in the aggregate to the benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, defined benefit pension benefits, retiree medical and equity-based compensation).

(b) Parent will cause the Surviving Entity to cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting, eligibility and benefits accrual purposes under any employee benefit plans of the Surviving Entity and its Subsidiaries which are made available to any Current Employee, to the same extent as such service was or is taken into account under the corresponding Company Plans; provided, however, that such recognition shall not result in a duplication of benefits with respect to the same period of service and shall not apply for purposes of benefit accrual under any defined benefit pension plan or for purposes of any newly implemented employee benefit plans for which service is not taken into account or with respect to employee benefit plans for which participant, service and/or benefit accrual is frozen. Current Employees shall not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Entity or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent shall cause the Surviving Entity and its Subsidiaries to use commercially reasonable efforts to provide such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time with respect to the year in which the Effective Time occurs.

(c) No later than five (5) Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide a reasonable opportunity for Parent and Merger Sub to review and suggest revisions to such communications.

(d) Nothing in this Agreement, express or implied, shall affect the right of Parent (or, following the Effective Time, the Surviving Company and its Subsidiaries) to terminate the employment of its employees. Nothing in this Agreement shall be construed to grant any employee of any Company a right to continued employment by, or to receive any payment or benefits from, any Company or Parent or their respective Subsidiaries or through any Employee Benefit Plan or other benefit plan. This Agreement shall not limit Parent’s or its Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program of Parent or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. Nothing contained in this Agreement, express or implied, shall constitute an amendment to any Employee Benefit Plan or other benefit plan, create any third party beneficiary rights or inure to the benefit of or be enforceable by any employee of Parent, the Company or their respective Subsidiaries or of any entity or any Person representing the interest of any employees.

Section 5.08 Takeover Laws. The Company shall take all steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09 Proxy Statement; Other Filings. As promptly as reasonably practicable (and in any event within fifteen (15) Business Days) after the date of this Agreement, (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Parent shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Unitholders promptly after clearing comments received from the SEC (it being understood that it is intended that the Proxy Statement be mailed as soon as possible and without regard to other time periods under this Agreement); provided, that if the Change of Control Waiver has not been obtained at the time that the comments from the SEC have been cleared, then the Proxy Statement shall be mailed on the first date following the time at which the conditions set forth in Section 5.11(c)(A) and (B)(2)(x) shall have been satisfied but in any event not before February 1, 2010. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Unitholders, in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response appropriate and reasonable comments timely proposed by the other party.

Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence, to their respective knowledge, of any event, which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made as of the Effective Time so that the Closing condition in Section 6.02(a) or 6.03(a), as applicable, would not be satisfied, (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder or (c) to result in the failure of any condition to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11 Financing.

(a) Prior to the Closing, the Seahorse Parties shall, and shall cause their Subsidiaries to, and use reasonable best efforts to cause their and their Subsidiaries’ respective Representatives to, provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper, advisable or desirable in connection with the Debt Financing and the amendment to the Credit Agreement that permits the loans under the Credit Agreement to remain outstanding after the Effective Time on the terms contemplated by the Debt Financing Commitments (the “Amendment”), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Financing and the Amendment; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and the Amendment, including execution and delivery of customary representation letters in connection with bank information memoranda; provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Entity reflecting the Surviving Entity and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s preparation of pro forma financial statements), including financial statements, financial data, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering, and of type and form customarily included in private placements under Rule 144A, to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain customary accountants’ comfort letters, appraisals, surveys, engineering reports, environmental and other inspections (including providing reasonable access to Parent and its agents to all Owned Real Property for such purposes; provided, that such access does not include the right to conduct any invasive soil or groundwater sampling without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed), title insurance and other documentation and items relating to the Debt Financing and the Amendment as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items; (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within fifteen (15) days of the end of each month prior the Closing Date; (vi) executing and delivering, as of the Effective Time, a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing and the Amendment and reasonably facilitating the pledging or the re-affirmation of the pledge of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vii) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing and the Amendment to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) assist Parent to establish or maintain, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing and the Amendment; (viii) using reasonable best efforts to assist Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; (ix) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Amendment and the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to the Company on the Closing Date to consummate the Merger; provided, that none of the Company or any of its Subsidiaries, or any of their respective officers, advisors or representatives shall incur any liability in connection with the Financing prior to the Effective Time; (x) executing the Amendment upon the written request of Parent, on or prior to the Effective Time (it being understood that no portion of the Amendment, other than the waiver of any default under section 9(k) of the Credit Agreement (change in control default) that may occur by virtue of the Requisite Unitholder Vote by the requisite lenders thereunder (the “Change of Control Waiver”), will become effective prior to the Effective Time) and (xi) using commercially reasonable efforts to assist Parent and Merger Sub to (1) deliver to the arrangers under the Debt Financing on or prior to January 11, 2010, a Confidential Information Memorandum for the Amendment and other customary marketing material to be used in connection with the syndication of the Amendment and (2) obtain a corporate family rating and ratings for the amended credit facilities from each of S&P and Moody’s by January 11, 2010. The Company will take reasonable best efforts to periodically update any such Required Information provided to Parent pursuant to clause (iii) of the foregoing sentence as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company under this Section 5.11(a) at any time, and from time to time and on multiple occasions, between the date hereof and the Effective Time. In addition, the Company agrees that it will continuously supplement and keep current the Required Information and provide any supplements to Parent so that Parent may most effectively access the financing markets. The Company shall timely file Company SEC Reports with the SEC in accordance with Law. If the Effective Time does not occur, the Company, its Subsidiaries and their respective officers, advisors and Representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arise from the misconduct of the Company, any of its Subsidiaries or their respective officers, advisors and representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and the Amendment; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub or their respective officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not be required in connection with the Amendment to make any payment to the lenders, arrangers or any other persons under the Credit Agreement prior to the Effective Time.

(b) Parent and Merger Sub shall use their reasonable best efforts to complete the Equity Financing as part of the Closing and arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments in a timely manner (taking into account the expected timing of the Marketing Period) (provided, that Parent and Merger Sub may (i) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement (each on a non-exclusive basis until the Solicitation Period End-Date), or (ii) otherwise replace or amend the Debt Financing Commitments so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date of this Agreement), including (1) using reasonable best efforts to (x) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms no less favorable to Parent and Merger Sub, (y) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control and (z) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of the Debt Financing and (2) using reasonable best efforts to seek to enforce its rights under the Debt Financing Commitments. In the event that all conditions to the Financing Commitments (other than, with respect to the Debt Financing, the availability of Equity Financing) and all the conditions in Sections 6.01 and 6.02 have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and other Persons to fund the Debt Financing and Equity Financing required to consummate the Merger on the Closing Date (including using reasonable best efforts in taking enforcement action to cause such lenders and other Persons to provide such financing). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments or the Debt Financing Commitments shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent or Merger Sub as those contained in the Debt Financing Commitments and in an amount sufficient to fund the Required Amount (“Alternate Financing”) and to obtain and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Debt Financing Commitments originally issued, to the extent needed to fund the Required Amount, and on terms and conditions (including economic terms, termination rights, flex provisions and funding conditions) no less favorable to Parent or Merger Sub than those included in the Debt Financing Commitments (the “New Debt Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Debt Commitment Letter in a timely manner (taking into account the expected timing of the Marketing Period), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and Merger Sub, (ii) satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreements that are within their respective control and (iii) upon the satisfaction of such conditions, use their reasonable best efforts to cause the funding of such Alternate Financing. Parent shall keep the Company apprised of material developments relating to the Financing, and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time (i) any of the Financing Commitments shall expire or be terminated for any reason, or (ii) any financing source that is a party to any of the Financing Commitments notifies Parent or Merger Sub that such source no longer intends to provide financing on the terms set forth therein. Parent shall not, and shall not permit any of its affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition or joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent the consummation of the Financing contemplated by any of the Financing Commitments. For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty (30) consecutive calendar days after the Expected Date (1) throughout and at the end of which Parent shall have (and its financing sources shall have access to) the Required Information (it being understood that if at any time during the Marketing Period the Required Information becomes stale, ceases to comport with the SEC requirements for a registered public offering of debt securities or otherwise does not include the “Required Information,” as defined, then the

Marketing Period shall not have occurred), (2) throughout and at the end of which the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature can only be satisfied at the Closing and other than the conditions in Section 6.02(e) and Section 6.02(f) and, in the event that the Change of Control Waiver has not been obtained, other than the condition in Section 6.01(a)) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) consecutive calendar day period and (3) in no event shall the Marketing Period include any day prior to January 9, 2010; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided, further, that in the event the condition set forth in Section 6.01(a) is not satisfied by the end of the Marketing Period, the Marketing Period shall automatically be extended until the first to occur of (i) the satisfaction of the condition set forth in Section 6.01(a) and (ii) the Outside Date.

(c) For purposes of this Agreement, the “Expected Date” shall mean the latest to occur of (A) the date Parent and its financing sources have received from the Company the Required Information with respect to the Marketing Period and (B) (1) in the event the Change of Control Waiver has been obtained on or prior to January 31, 2010, the first Business Day following the date on which the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing and other than the conditions in Section 6.02(e) and Section 6.02(f)) and (2) in the event the Change of Control Waiver has not been obtained on or prior to January 31, 2010, the later to occur of (x) the first Business Day following the date on which the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing and other than the conditions in Section 6.01(a), Section 6.02(e) and Section 6.02(f)) and (y) the date the Proxy Statement is first mailed to the Unitholders.

(d) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub may enter discussions regarding, and may enter into arrangements and agreements relating to the financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced, (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing and (iii) the arrangements and agreements would not diminish or release the pre-Closing obligations of the parties to the Equity Financing Commitment, adversely affect the rights of Parent to enforce its rights against the other parties to the Equity Financing Commitment or otherwise constitute a waiver or reduction of Parent’s rights under the Equity Financing Commitment.

(e) The Seahorse Parties shall take all actions so as not to allow any payment default to occur under the Credit Agreement.

(f) The Seahorse Parties shall not terminate any commitment under the Credit Agreement.

(g) The Company shall deliver to Parent as soon as reasonably practicable (and in any event no later than the earlier of (A) the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (B) March 1, 2010), (i) a calculation of EBITDA (as defined in Exhibit A hereto) for the Company and its Subsidiaries for the four (4) fiscal quarters ending December 31, 2009 (the “Calculation”) and (ii) a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying the Calculation (the “EBITDA Certificate”). Without prejudice to Section 5.03, the Company shall, concurrently with and following the provision of the EBITDA Certificate, provide Parent, Merger Sub and their Representatives with all financial and operating data and other information of the Company and its Subsidiaries and reasonable access to all available information, employees, books, contracts, commitments and records to enable Parent, Merger Sub and their respective Representatives to evaluate the accuracy of the Calculation for not less than thirty (30) calendar days (or a shorter period if Parent advises the Company sooner that it has completed its review of the Calculation) or longer in the event that reasonable access is not provided to Parent, Merger Sub and their Representatives (the “EBITDA Review Period”).

(h) The Seahorse Parties agree that they will not amend, modify, terminate or take any action with respect to the ISDA Master Agreement Amendments, dated as of the date hereof, by and between the Company, Canada’s Wonderland Company and Keybank National association and the related swap documents (the “Swap Amendment Agreement”), without the written consent of Parent. In addition, the Seahorse Parties shall take such actions in respect of the Swap Amendment Agreement as are requested by Parent provided that such actions are effective contemporaneous with the Merger.

Section 5.12 Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent (and provide Parent with drafts prior to filing) copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

Section 5.13 Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except to the extent such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall provide each other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.14 Certain Tax Matters.

(a) For U.S. federal income Tax purposes, Parent, Merger Sub and the Seahorse Parties agree to treat, or caused to be treated, the Merger and the transactions contemplated by Section 1.06 hereof as an acquisition by Parent of all of the LP Units and GP Units in accordance with Internal Revenue Service Ruling 99-6, 1999-1 C.B. 432 (Situation 2); provided, that immediately following the cancellation of any LP Units owned by any direct or indirect wholly owned subsidiary of the Company pursuant to Section 1.06(x) immediately following the Effective Time, all of the LP Units and GP Units are owned by Parent either directly or indirectly through one or more entities treated as disregarded entities for U.S. federal income Tax purposes.

(b) The Company and the General Partner shall provide to Parent for its review and comment copies of income and franchise Tax Returns of the Company, the General Partner and any of their Subsidiaries that are to be filed on or prior to the Effective Time at least thirty (30) days prior to the due date of such Tax Returns (including applicable extensions).

(c) The Company shall not, within the meaning of Section 7704(g)(4) of the Code, revoke its election and consent to the application of the Tax imposed by Section 7704(g)(3) of the Code. The Company agrees not to add (or cause or permit to be added) any substantial new line of business with respect to the Company within the meaning of Section 7704(g)(2) of the Code and Treasury Regulation Section 1.7704-2(c) and (d) or take or cause to be taken (or fail to take or cause to be taken) any other action that could reasonably be expected to cause the Company to fail to qualify as an “electing 1987 partnership” within the meaning of Section 7704(g)(2) of the Code.

(d) At the Effective Time, each of the Company, Boeckling, KBF and, unless the Dissolution is consummated as contemplated by Section 5.14(g), Seahorse Ohio will have in effect an election under Section 754 of the Code.

(e) Any liability arising out of any transfer Tax with respect to any property owned directly or indirectly by the Seahorse Parties or any of their Subsidiaries immediately prior to the Merger, if applicable and due in connection with or by reason of the consummation of the Merger or Conversion, shall be borne by the Surviving Entity or Parent and expressly shall not be a liability of the former holders of partnership (or limited liability company) interests in the Company.

(f) The Company shall, and shall cause its Affiliates, officers, employees, agents and representatives to cooperate with Parent, its Affiliates, officers, employees, agents and representatives with respect to any valuation prior to Closing of the Company, its Subsidiaries or its other assets and liabilities in connection with the Merger.

(g) At Parent’s request, each of the Seahorse Parties shall use commercially reasonable efforts to (i) cause Seahorse Ohio to be liquidated and dissolved prior to the Closing (the “Dissolution”) (which commercially reasonable efforts, for the avoidance of doubt, shall not include (1) filing a statement of dissolution for Seahorse Ohio under Ohio Law if Ohio Law provides another means of effectively liquidating and dissolving Seahorse Ohio prior to the Closing or (2) otherwise taking any irreversible action of significance prior to the Closing) and/or (ii) cause the Company to be converted into a limited liability company under the laws of the State of Delaware in accordance with the DRULPA and DLLCA effective immediately prior to the Closing having such limited liability company agreement and other organizational documents as determined by Parent and, at the request of the Company, containing language to the effect set forth in Schedule 5.14(g)(ii) (and the General Partner hereby agrees to such inclusion, if applicable) (the “Conversion”) unless (in the case of clause (ii)), the Company receives written advice (and provides a copy to Parent) of a nationally recognized law or accounting firm (which advice and firm are reasonably acceptable to Parent) that the consummation of the Conversion would result in a significant adverse effect as a result of any change in law or in any administrative interpretation thereof occurring after the date hereof to the holders of partnership or other equity interests in the Company; provided, that (w) such efforts shall not require the consummation of either the Dissolution or the Conversion prior to the satisfaction or waiver of all of the conditions to the parties’ obligations to effect the Merger, (x) the consummation of either the Dissolution or the Conversion shall not be a condition to, or result in any delay in the consummation of, the Closing and (y) the consummation of the Dissolution shall not adversely affect (other than in any immaterial respects), the holders of partnership or other equity interests in the Company; provided, further, that the Company shall not be required to incur out of pocket expenses in excess of $2,000,000 to effect the Dissolution unless Parent agrees to reimburse the Company for such excess.

(h) The Surviving Entity shall in good faith (i) allocate the Merger Consideration and the amount of any liabilities of the Company and its Subsidiaries that would be included in “amount realized” for U.S. federal, state and local income Tax purposes to the assets of the Company and its relevant Subsidiaries in a manner consistent with (x) applicable Law and (y) the appraised values of the assets of the Company and its Subsidiaries as of the Closing Date, as determined pursuant to appraisals performed by a nationally recognized valuation firm on the basis of reasonable assumptions and employing reasonable methodology, it being understood that Parent and the Company shall use commercially reasonable efforts to agree on the identity of the such valuation firm and the scope of such appraisals prior to the Closing; and (ii) prepare and file all income Tax Returns of the Company for all taxable periods ending on or before the Closing Date and prepare and provide Schedules K-1 (and any state and local equivalents) to the former holders of partnership (or limited liability company) interests in the Company, in each case in a manner consistent with past practice and in accordance with applicable Law. The Surviving Entity shall engage the nationally recognized accounting firms that have historically prepared the income Tax Returns of the Company to prepare the income Tax Returns and Schedules K-1 described in clause (ii) of the preceding sentence (to the extent they are willing to act on reasonable terms). Following the Effective Time, no amended Tax Return shall be filed in respect of the Company or any of its Subsidiaries for a taxable period ending on or before the Closing Date in a manner that would adversely affect the former holders of partnership or other equity interests in the Company except as required by applicable Law, a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law) or a good faith resolution of a tax contest.

(i) Following the Closing, the Surviving Entity shall (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the General Partner for all taxable periods (whether ending on, prior to or after the Closing Date) and (ii) pay any Taxes owed by the General Partner as shown due on such Tax Returns or resulting from any claim, examination, audit or proceeding with respect to such Tax Returns (but only to the extent the amount of such Taxes owed by the General Partner does not exceed $100,000).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Unitholder Approval. This Agreement shall have been duly adopted by the Requisite Unitholder Vote.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(c) Regulatory Approvals. All authorizations, approvals, consents, or expirations of applicable waiting periods required to be obtained under any domestic or foreign antitrust, competition, investment, trade regulation, or similar laws, including the HSR Act, shall have been obtained or occurred, except where the failure to obtain such authorizations, approvals or consents would not be illegal or would not have or reasonably be expected to have a Material Adverse Effect.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Seahorse Parties contained in Section 3.01 (Organization and Qualification), Section 3.02 (Capitalization), Section 3.03 (Authority for this Agreement; Board Action), Section 3.06(b) (Absence of Certain Changes), Section 3.08 (Brokers; Certain Expenses), Section 3.20 (Opinions) and Section 3.21 (Required Vote of Company Unitholders) shall be true and correct in all respects and (ii) the remaining representations and warranties of the Seahorse Parties contained in Article III shall be true and correct in all respects (in each case read for purposes of this Section 6.02(a) without any materiality, material or Material Adverse Effect qualifications contained therein), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except, in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not (A) have or reasonably be expected to have a Material Adverse Effect or (B) reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(b) Performance of Obligations of the Company. Each of the Company and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of a Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.

(d) Officers Certificate. Parent shall have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer or the Chief Financial Officer thereof certifying as to the matters set forth in Sections 6.02(a), 6.02(b) and 6.02(c).

(e) Marketing Period. The Marketing Period shall have occurred and been completed.

(f) Minimum EBITDA. (i) EBITDA (as defined in Exhibit A hereto) for the Company and its Subsidiaries for the four (4) fiscal quarters ending December 31, 2009 shall not be less than $311,800,000 (the “Minimum EBITDA Number”), (ii) Parent shall have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying to the matters set forth in clause (i) of this Section 6.02(f) and (iii) the EBITDA Review Period shall have lapsed. Without prejudice to the foregoing conditions, the parties agree that EBITDA (as defined in Exhibit A hereto) for the Company and its Subsidiaries for the three (3) fiscal quarters ended September 27, 2009, was $312,600,000 based exclusively on, and assuming the accuracy of, the information contained in or used to prepare the unaudited financial statements of the Company filed with the SEC prior to the date hereof (it being understood that if such information is inaccurate or incomplete or there is otherwise any change in such information then EBITDA for such three (3) fiscal quarter period may be different).

(g) Debt Amount. (i) As of the Closing Date neither the Seahorse Parties, nor any of their respective Subsidiaries, shall have any outstanding Indebtedness (as defined in Exhibit C) or any outstanding Funded Debt (as defined in Exhibit C) other than, in each case, under the Credit Agreement as in effect on the date hereof and (ii) Parent shall have received a certificate signed on behalf of each of the General Partner and the Company by the Chief Executive Officer and the Chief Financial Officer thereof certifying to the matters set forth in clause (i) of this Section 6.02(g).

(h) No Default. No payment default shall have occurred (whether or not cured) under the Credit Agreement and no commitment shall have been terminated under the Credit Agreement.

Section 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects (in each case read for purposes of this Section 6.03(a) without any materiality or material qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that if Parent and Merger Sub are ready, able and willing to complete the Closing by the Outside Date, this condition shall be deemed to be satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; provided, that if Parent and Merger Sub are ready, able and willing to complete the Closing by the Outside Date, this condition shall be deemed to be satisfied.

(c) Officers Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Unitholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity, the receipt of which is necessary to satisfy the condition set forth in Section 6.01(c); provided, that in order for a party to seek to terminate this Agreement pursuant to this Section 7.01(b) it must have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action pursuant to and otherwise in compliance with Section 5.05;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before May 10, 2010 (such date, the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;

(d) by either the Company or Parent, if the Special Meeting shall have been convened and a vote to approve this Agreement shall have been taken thereat and the approval of this Agreement by the Requisite Unitholder Vote shall not have been obtained;

(e) by the Company, if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by Parent, if (A) there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.02), which breach or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of any condition set forth in Article VI, as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (B) there shall have been a breach of any of the covenants or agreements in Section 5.02 (whether or not material) which breach, other than any breach of Section 5.02(b), if curable by the Company, shall not have been fully cured by the Company within seven (7) calendar days following written notice to the Company;

(g) by Parent, if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or the Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within three (3) Business Days of a written request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the Unitholders, the Company fails to issue a press release that reaffirms the Company Board Recommendation; provided, that Parent shall not be permitted to make such request on more than two (2) occasions unless after making such requests a new Acquisition Proposal or any material modification to an existing Acquisition Proposal is made, (iv) the Company shall have failed to include in the Proxy Statement distributed to Unitholders the Company Board Recommendation or (v) the Company or the Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(h) by the Company if all the closing conditions contained in Sections 6.01 and 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 to fail to be satisfied and Parent fails to complete the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.02 and the Company stood ready, willing and able to consummate during such period;

(i) by the Company at any time prior to receipt of the Requisite Unitholder Vote, in accordance with, and subject to the terms and conditions of, clause (z) of Section 5.02(e); provided, that the Company shall comply with its obligations under Section 7.03(b)(iii) and substantially concurrently with such termination enter into the Alternative Acquisition Agreement;

(j) by Parent if, since the date of this Agreement there shall have been a Material Adverse Effect; or

(k) by Parent, (i) if the Company does not deliver the EBITDA Certificate to Parent by the date required in Section 5.11(g), at any time within thirty (30) calendar days after such date or (ii) at any time within thirty (30) calendar days after receipt of the EBITDA Certificate if the EBITDA Certificate states that EBITDA (as defined in Exhibit A hereto) is less than the Minimum EBITDA Number.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 7.01 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the applicable provisions of Section 5.03(b), this Section 7.02, or Sections 7.03, 7.04, 7.06, Article VIII and Exhibit B hereto, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders (or holders of other equity interests).

Section 7.03 Fees and Expenses.

(a) Whether or not the Merger is consummated, except to the extent otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and Expenses.

(b) Notwithstanding the foregoing:

(i) If (I) (A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(c) or Section 7.01(d) or (B) Parent terminates this Agreement pursuant to Section 7.01(f) or Section 7.01(k)(i) and (II) within twelve (12) months after such termination, the Company enters into an agreement in respect of, or consummates any Acquisition Proposal, then the Company shall pay to Parent (or as otherwise directed by Parent) the Breakup Fee, by wire transfer of same day funds, simultaneously with the entry into an agreement in respect of the Acquisition Proposal, or, if earlier, consummation of such an Acquisition Proposal, as the case may be; provided that for purposes of this Section 7.03, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(h)(i), except that the references to “at least 15%” shall be deemed to be references to “more than 40%”.

(ii) If the Company terminates this Agreement (A) pursuant to Section 7.01(e) and at such time the conditions set forth in Section 6.01 and 6.02 have been satisfied or (B) pursuant to Section 7.01(h), and in each case, the Company has not breached in any respect, or, if breached but curable, failed to fully cure within seven (7) calendar days of such breach, in each case, any provision of Section 5.02, Section 5.04, Section 5.09 or Section 5.11, then Parent and Merger Sub, collectively shall pay the Maximum Recovery Amount to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds. For the avoidance of doubt, each of the Seahorse Parties acknowledges and agrees that any breach by any of the Seahorse Parties of Section 5.02(b), Section 5.04 (with respect to the date for the Special Meeting) or Section 5.09 (with respect to the dates for filing or mailing the Proxy Statement), is incapable of cure.

(iii) If (A) Parent terminates this Agreement pursuant to Section 7.01(g) or (B) the Company terminates this Agreement pursuant to Section 7.01(i), then the Company shall pay to Parent (or as otherwise directed by Parent) either simultaneously with (in the case of termination by the Company in accordance with subclause (B) of this Section 7.03(b)(iii)) or within two (2) Business Days after such termination (in the case of such termination by Parent in accordance with subclause (A) of this Section 7.03(b)(iii)), the Breakup Fee; provided, that if Parent is entitled to the Breakup Fee pursuant to subclause (A) of this Section 7.03(b)(iii) and the Company reasonably determines in good faith that the Company’s Consolidated Leverage Ratio (as such term is defined in the Credit Agreement) would be greater than 5.0 after giving pro forma effect to the payment of the Breakup Fee, then the Company may elect to pay a portion of the Breakup Fee by issuing LP Units (in the form of Depositary Units) to Parent, in lieu of cash, on the sixth (6th) trading day after such termination, subject to and in the manner, terms and amount set forth in Section 7.03(g) and Exhibit B hereto; provided, that the Company shall pay a portion of the Breakup Fee in cash to the maximum extent that such portion would not result in the Consolidated Leverage Ratio exceeding 5.0.

(iv) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(c) (if at any time after the date of this Agreement, and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn or terminated or otherwise communicated to the Company or the General Partner and not withdrawn or terminated), Section 7.01(d) or 7.01(f) (and at such time Parent is not in material breach of this Agreement), then the Company shall pay to Parent (or as otherwise directed by Parent) an amount equal to the sum of Parent’s and Merger Sub’s Expenses by wire transfer of same day funds, within two (2) Business Days, after such information is provided by Parent to the Company (it being understood that such provision of information may take place in installments rather than at one time in which case the Company shall pay to Parent the amounts specified in installments, in each case, within two (2) Business days after such information is provided by Parent); provided, that if Parent is entitled to the Expenses pursuant to this Section 7.03(b)(iv) and the Company reasonably determines in good faith that the Company’s Consolidated Leverage Ratio (as such term is defined in the Credit Agreement) would be greater than 5.0 after giving pro forma effect to the payment of the Expenses, then the Company may elect to pay a portion of the Expenses by issuing LP Units (in the form of Depositary Units) to Parent, in lieu of cash, on the sixth (6th) trading day after such termination, subject to and in the manner, terms and amount set forth in Section 7.03(g) and Exhibit B hereto; provided, that the Company shall pay a portion of the Expenses in cash to the maximum extent that such portion would not result in the Consolidated Leverage Ratio exceeding 5.0; provided, further, that the payment by the Company of such Expenses pursuant to this Section 7.03(b)(iv) shall not relieve the Company of any obligation, if any, to pay the Breakup Fee.

(c) “Breakup Fee” means an amount in cash (subject to the provisos in Section 7.03(b)(iii)) equal to $19,556,700, which Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account designated by the recipient; provided, however, that notwithstanding the foregoing, “Breakup Fee” means an amount in cash equal to $11,408,100 solely in the event that this Agreement is terminated by the Company prior to the Solicitation Period End-Date pursuant to Section 7.01(i). In each case, prior to being paid to Parent, the Breakup Fee shall be reduced by the amount of any Expenses actually paid (if any) to Parent pursuant to this Agreement.

(d) “Maximum Recovery Amount” means an amount in cash equal to $50,000,000, which Maximum Recovery Amount shall be paid (when due and owing) by Parent and Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

(e) “Expenses” means all actual, documented out-of-pocket expenses (including all fees and expenses of financing sources (including any amounts payable in connection with the Debt Financing and the Debt Financing Commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) actually incurred by a party or on its behalf in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement, up to an aggregate amount equal to $6,500,000.

(f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Breakup Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Maximum Recovery Amount when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.03. The parties hereto agree that in no event shall (i) Parent be required to pay the Maximum Recovery Amount on more than one occasion or (ii) the Company be required to pay the Breakup Fee on more than one occasion.

(g) To the extent that the Company issues Depositary Units to Parent, in lieu of cash, as expressly permitted pursuant to Section 7.03(b)(iii) or Section 7.03(b)(iv), then the amount of the Depositary Units to be issued to Parent shall equal an amount of Depositary Units with a cash value equal to the amount of cash otherwise payable; provided, that such Depositary Units shall be valued based on a 10% discount to the volume-weighted average trading price of the Depositary Units for the five (5) trading days (as reported on the NYSE Transaction Reporting System) beginning the first trading day immediately following the date of the termination of this Agreement. In addition, upon and at all times following any issuance of Depositary Units to Parent, the Company shall comply with all of the terms set forth in Exhibit B hereto which is incorporated herein by reference and which shall survive any termination of this Agreement.

Section 7.04 Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.04(c), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the parties to the Debt Financing Commitments), managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”) or any Related Party of any Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Maximum Recovery Amount, in each case, only to the extent provided by Section 7.03 or pursuant to the Limited Guarantee, as applicable; and upon payment of such amount, no Person shall have any rights or claims against any of the Related Parties or any Related Party of any Related Party under this Agreement, the Limited Guarantee, the Equity Financing Commitment or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties or any Related Party of any Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 8.04(c). If the Company is required to pay the Breakup Fee to Parent pursuant to this Agreement, Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 8.04(b), against the Company and any Related Party of the Company or any Related Party of any Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Breakup Fee, in each case, only to the extent provided by Section 7.03; and upon payment of such amount, no Person shall have any rights or claims against any of the Related Parties or any Related Party of any Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties or any Related Party of any Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 7.05 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the Unitholders but, after any such Unitholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Unitholders hereunder without the approval of the Unitholders. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.06 Extension; Waiver; Remedies.

(a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) The failure of any party hereto to exercise any rights, powers or remedies provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

Section 8.02 Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary or Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.03 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to conflict of law principles thereof that would result in the application of the Laws of another jurisdiction) except that matters relating to the fiduciary duties of the Board of Directors shall be governed by the laws of the State of Ohio and matters relating to the fiduciary duties of the General Partner shall be governed by the laws of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state courts of the State of New York or the United States District Court, in each case, located in the Borough of Manhattan in the City of New York (the “New York Courts”) in the event any dispute arises out of or in any way related to this Agreement or any transaction contemplated by this Agreement, including, any claim relating to or arising out of due diligence conducted in connection with or the negotiation, interpretation or enforcement of this Agreement (a “Claim”) or involving any Related Party or any Related Party of a Related Party and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all Claims brought by or against any of the parties hereto or any of their respective Affiliates or any Related Party or any Related Party of a Related Party with respect to such action or proceeding shall be heard and determined solely and exclusively in a New York Court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any New York Court, (c) agrees that it will not bring any Claim in any court other than the New York Courts and (d) waives any right to trial by jury with respect to any Claim. The parties hereto agree that any violation of this Section 8.03 (including related to any Related Party or any Related Party of a Related Party) shall constitute a material breach of this Agreement and shall constitute irreparable harm.

Section 8.04 Validity; Specific Performance.

(a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the valid termination of this Agreement pursuant to Article VII, Parent and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity.

(c) Notwithstanding anything to the contrary in this Agreement, including Section 8.04(b), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to consummate the Merger only in the event that (i) Parent and Merger Sub are required to complete the Closing pursuant to Section 1.02, (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.02 and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 8.04(c) but the standards set forth in this Section 8.04(c) for the Company’s entitlement to specific performance have been met and would otherwise entitle the Company to seek specific performance, then, and solely in such event, the Company shall be entitled to, and Parent and Merger Sub shall pay to the Company (or as directed by the Company), the Maximum Recovery Amount as promptly as reasonably practicable following the two (2) week period in the proviso below (and, in any event, within two (2) Business Days of such two (2) week period), payable by wire transfer of same day funds; provided, that if a court has granted an award of damages or the Maximum Recovery Amount, the Company may enforce such award and accept damages only if, within two (2) weeks following such award, the Company shall offer and commit to complete the Merger and Parent and Merger Sub have not consummated the Merger. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger. For the avoidance of doubt and subject only to the possible entitlement to specific performance as set forth in Section 8.04, in no event shall Parent, Merger Sub, the Related Parties or any Related Party of any Related Party have any liability under or in respect of this Agreement or the transactions related hereto in excess of an aggregate amount equal to the Maximum Recovery Amount.

(d) Notwithstanding anything to the contrary in this Agreement, except as and to the extent expressly permitted by Section 8.04(c), the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 7.04.

Section 8.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

Siddur Holdings, Ltd.

c/o Apollo Management VII, L.P.

9 West 57 th Street

43rd Floor

New York, NY 10019

Attention: Aaron Stone

Facsimile: 212-515-3264

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen, Esq.

  Benjamin M. Roth, Esq.

  Michael Rosenblat, Esq.

Facsimile: 212-403-2000

and

if to the Company:

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870

Attention: Duffield Milkie, Esq.

Facsimile: 419-609-5725

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

  Howard Chatzinoff

  Matthew J. Gilroy

Facsimile: 212-310-8007

and

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114

Attention: Cipriano S. Berelo, Esq.

Facsimile: 216-479-8280

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.06 Interpretation. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa. The word “day” means calendar day. Unless the context requires otherwise, derivative forms of any term defined herein shall have a meaning comparable to that of such term. The word “or” when used in this Agreement is not exclusive. References to the Preamble, Recitals, Articles, Sections, Schedules or Exhibits shall refer respectively to the preamble, recitals, articles, sections, schedules or exhibits of this Agreement, unless otherwise expressly provided. References in this Agreement to any legal provision include a reference to such legal provision as from time to time amended, consolidated or replaced. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to this Agreement or to any other document include a reference to this Agreement or such document as varied, amended, modified, novated or supplemented from time to time. References to any Person include such Person’s successors in interest and permitted assigns. All references to dollars or “$” are to U.S. dollars. To the extent more than one representation and warranty contained in this Agreement requires the same disclosure, the appearance of such disclosure in any single section herein shall serve as disclosure for all other representations and warranties to which such disclosure applies to the extent it is reasonably apparent on its face that such disclosed information is applicable thereto. The failure to cross-reference any disclosure in any particular section of the Disclosure Letter shall not constitute a breach by the Company of the applicable representation or warranty as long as the matter is disclosed elsewhere in the Disclosure Letter and is reasonably apparent that such disclosed information is applicable thereto.

Section 8.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.07, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06, Section 7.04, Section 8.03 and Section 8.04 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.08 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.10 Acknowledgment. Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by the Company or any of its Subsidiaries, the General Partner shall cause the Company or the Company’s Subsidiaries to perform or comply with such covenant or obligation, such that any failure of the Company or any of its Subsidiaries, as the case may be, to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by the General Partner and the General Partner and the Company acknowledge that they shall be jointly and severally liable for all obligations of the General Partner, the Company and the Company’s Subsidiaries under this Agreement.

Section 8.11 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement, including any waivers or amendments, that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement;

(b) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(c) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(d) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(e) “Company SEC Reports” shall mean all documents and other materials filed or furnished by the Company with the SEC since December 31, 2005, including those that the Company may file after the date of this Agreement until the Closing Date;

(f) “Confidentiality Agreement” means the Confidentiality Agreement dated October 14, 2009 between the Company and Apollo Management VII, L.P.;

(g) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations;

(h) “Credit Agreement” means the Amended and Restated Credit Agreement among the Company, 3147010 Nova Scotia Company, the Several Lenders from time to time parties thereto, Bear Stearns Corporate

Lending Inc., Wachovia Bank National Association, General Electric Capital Corporation, GE Canada Finance Holding Company, National City, Fifth Third Bank and Keybank National Association, dated as of February 15, 2007 (as amended on August 12, 2009 and as may be further amended as contemplated by this Agreement and the Debt Financing Commitments);

(i) “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current, former or future employee, consultant, officer or director of the Seahorse Parties or any of their respective Subsidiaries or to any beneficiary or dependent thereof that is sponsored or maintained by the Seahorse Parties or any of their respective Subsidiaries or to which the Seahorse Parties or any of their respective Subsidiaries contributes or is obligated to contribute (or with respect to which any obligation to contribute has been undertaken), whether or not written, including any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), including any Multiemployer Plan, Company Equity Plan and each profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership or other stock-related equity compensation, pension, retirement, severance or termination pay, change-in-control, deferred compensation, excess benefit, fringe benefit supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, policy, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded;

(j) “Employment Agreement” means a contract, offer letter or agreement of the Seahorse Parties or any of their respective Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Seahorse Parties or any of their respective Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services;

(k) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(l) “GAAP” shall mean United States generally accepted accounting principles;

(m) “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(n) “Key Employee” shall mean each officer, director of the Company and each person listed in Section 3.10(e) of the Disclosure Letter;

(o) “knowledge” of the Company means the knowledge of the persons listed in Section 8.11(o) of the Disclosure Letter, after reasonable inquiry by such individuals;

(p) “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, hypothecations, security interests, claims, charges, covenants, conditions, restrictions, declarations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, development restrictions, third party rights or claims, zoning, building, fire safety or similar Laws or other encumbrances or title defects or exceptions of any kind or nature;

(q) “Material Adverse Effect” shall mean any fact, event, change, effect, development, condition or occurrence that has had or would be reasonably likely to have a material adverse effect on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its

Subsidiaries taken as a whole; provided, however, that, none of the following, in and of itself, shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (A) changes in general economic conditions, the securities or financial markets, (B) public disclosure of this Agreement or the transactions contemplated hereby, (C) the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (D) changes in Law (other than those affecting the Owned Real Property) or GAAP (or the interpretation thereof), (E) changes in general legal, regulatory or political conditions, (F) changes in the trading price or trading volume of the LP Units or any failure to meet publicly announced revenue or earnings projections (it being understood that the facts or occurrences giving rise or contributing to such change in trading price or volume or failure to meet projections may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (G) acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (H) earthquakes, hurricanes, tornadoes or other natural disasters, other than any earthquakes occurring in or affecting California and any and all effects or consequences resulting therefrom or related thereto or (I) any suspension of cash distributions to the Unitholders arising from any failure by the Company to comply with financial covenants in the Credit Agreement (it being understood that the facts or occurrences giving rise or contributing to such suspension or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), unless, in the cases of clauses (A), (D), (E), (F), (G) or (H), any such fact, event, change, effect, development, condition or occurrence has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate;

(r) “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(s) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the financial statements in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of Law and incurred in the ordinary course of business, the underlying debt or obligation of which is being paid as the same becomes due and payable or any liquidated amount of which is being contested in good faith and by appropriate proceedings with bonds or appropriate reserves therefor, (iii) minor imperfections of title, if any, that do not impair the current use of the property subject thereto or the business conducted thereon in any material respect, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations that do not impair the current use of the property subject thereto or the business conducted thereon in any material respect and (v) Liens described on the title reports or surveys made available to Parent that do not secure a liquidated amount (except for Liens for borrowed money as disclosed on the financial statement of the Company), that do not and would not constitute a breach or violation of any other representations, warranties or covenants of the Company or any of its Subsidiaries under this Agreement and that would not have a material effect on the ability of Parent to obtain the Debt Financing and (vi) any other Liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount (except for Liens for borrowed money as disclosed on the financial statements of the Company), that have been incurred or suffered in the ordinary course of business as presently conducted by the Company and its Subsidiaries, and that in each case with respect to all matters referred to in this subclause (vi) would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate or the ability of Parent to obtain the Debt Financing and that could not reasonably be expected to impair, in any material respect the continued use or operation of the property of the Company or its Subsidiaries to which they relate;

(t) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(u) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries; and

(v) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

SIDDUR HOLDINGS, LTD.

By:	/s/ Aaron J. Stone
	Name:	Aaron Stone
	Title:	President

SIDDUR MERGER SUB, LLC

By:	/s/ Aaron J. Stone
	Name:	Aaron Stone
	Title:	President

CEDAR FAIR MANAGEMENT, INC.

By:	/s/ Richard L. Kinzel
	Name:	Richard L. Kinzel
	Title:	Chairman, President and Chief Executive Officer

CEDAR FAIR, L.P.

By:	Cedar Fair Management, Inc.,
its General Partner

By:	/s/ Richard L. Kinzel
	Name:	Richard L. Kinzel
	Title:	Chairman, President and Chief Executive Officer

EXECUTION COPY

Exhibit A

EBITDA

“EBITDA” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis for any period, Consolidated Net Income (as defined below) plus (a) the sum of without duplication:

(i) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Company and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of equity interests of the Company and the Subsidiaries in respect of such period, which shall be included as though such amounts had been paid as income taxes directly by the Company or any Subsidiary; plus

(ii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, Consolidated Fixed Charges of the Company and the Subsidiaries for such period; plus

(iii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Subsidiaries for such period; plus

(iv) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention payments and special supplemental bonus payable in connection with the Transactions or otherwise, exit costs, severance payments, systems establishment costs or excess pension charges); plus

(v) EBITDA Scheduled Adjustments1; plus

(vi) improvements to EBITDA due to operating expense reductions and other operating improvements or synergies in respect of actions taken that are expected to be realized within 12 months from the date of determination as determined in good faith by the Company as certified by a financial officer of the Company; minus

(b) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period);

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary of the Company will be added to (or subtracted

[1]	The EBITDA Scheduled Adjustments shall mean the Pro Forma EBITDA Adjustments on Schedule I attached hereto.

EXA-1

from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Company, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such Person and its Subsidiaries in such period; provided, however, that, without duplication,

(a) any net after-tax extraordinary or nonrecurring or unusual gains, losses, income, expense or charges (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring costs in connection with the Transactions and fees, expenses or charges related to any offering of equity interests of such person, any investment, any acquisition or any offering of indebtedness (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(b) the cumulative effect of a change in accounting principles during such period shall be excluded;

(c) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(d) all fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(e) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Company) shall be excluded;

(f) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(g) the Net Income for such period of any person that is not a subsidiary of such person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h)), to the extent not already included therein;

(i) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

EXA-2

(j) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

(k) any one-time non-cash compensation charges shall be excluded; and

(l) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends minus an amount equal to the amount of tax distributions actually made to the holders of equity interests of such person or any parent of such person in respect of a period as if such amounts had been paid as income taxes directly by such person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such person.

“Consolidated Fixed Charges” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis for any period, the sum, without duplication, of:

(a) the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of the Company and the Subsidiaries for such period, and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations under any swap agreement; plus

(b) the consolidated interest of the Company and the Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another person that is Guaranteed by the Company and the Subsidiaries or secured by a Lien on assets of the Company and the Subsidiaries, whether or not such Guarantee or Lien is called upon;

in each case, on a consolidated basis and in accordance with GAAP.

“Transactions” shall mean, collectively, the transactions to occur pursuant to this Agreement, the Debt Financing and the Equity Financing, including (a) the Merger; (b) the execution and delivery of the documentation for the Debt Financing and the initial borrowings thereunder; (c) the Equity Financing; (d) the Swap Agreement Amendment and any Derivative Transaction in connection with any of the foregoing; and (e) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Closing Date and owing in connection with any of the foregoing.

EXA-3

Cedar Fair

Schedule I

		YTD
Item #	Pro Forma EBITDA Adjustments and Non-Recurring Charges [1]	Q3 2009A
1	Star Trek costs in corporate	($0.2)
2	Property taxes on Canada land	0.6
3	Early termination penalty	2.0
4	Great America dispute	0.1
5	Gain on cancelled sponsorship	(0.4)
6	Equity compensation	2.7
7	2009 headcount reduction	1.0
8	Investor relations	0.4
9	Insurance premium savings	0.3
10	Board fees	0.3
11	Soto / Madison class action settlement	9.0
Total Pro Forma EBITDA Adjustments and Non-Recurring Charges		$15.9

1 Items 3 and 11 below are non-recurring charges. All other items are pro forma EBITDA adjustments

EXA-4

EXECUTION COPY

Exhibit B

Principal Terms of Registration Rights

1.

Shelf Registration: The Company will prepare and file with the SEC a shelf registration statement covering the resale of LP Units (in the form of Depositary Units) issued to Parent pursuant to Section 7.03 of the Merger Agreement or this Exhibit B (the “Registrable Securities”) within 5 business days after the initial delivery (and, if necessary, any subsequent delivery) of the Registrable Securities to Parent. The Company will use reasonable best efforts to cause the registration statement for the Registrable Securities to be declared effective by the SEC as promptly as possible after delivery of the Registrable Securities to Parent (but in any event, no later than (a) 20 days after the initial filing of the shelf registration statement or (b) in the event of a review of the shelf registration statement by the SEC, 50 days after the initial filing of the shelf registration statement (and if the registration statement is not effective within such 50 days, each additional day until the registration statement is effective shall be counted as a Blackout Period Day)) and to cause such registration statement to remain continuously effective until the earlier of such time as (i) the Registrable Securities are saleable by Parent under Rule 144 without volume restrictions and the Company delivers an opinion to Parent from outside counsel reasonably acceptable to Parent to such effect and the Registrable Securities represent 1% or less of the outstanding LP Units and (ii) all Registrable Securities have been sold.

2.

Demand Registrations: If the Company is unable to maintain the effectiveness of the shelf registration or if Parent would like to do an underwritten offering (of not less than 1% of the outstanding LP Units) Parent shall have the ability to issue 2 demand registrations in any single calendar year. Upon any demand, the Company must use reasonable best efforts to cause a registration statement to be declared effective by the SEC as promptly as possible (but in any event no later than (a) 20 days after delivery of such demand or (b) in the event of a review of the registration statement by the SEC, 50 days after delivery of such demand (and if the registration statement is not effective within such 50 days, each additional day until the registration statement is effective shall be counted as a Blackout Period Day). If the Company is a WKSI at the time the demand is made, the registration statement shall be an automatic shelf registration statement.

3.	Piggyback Registrations: Parent shall be entitled to unlimited piggyback registration rights, subject to customary provisions including underwriter cutbacks.

4.

True-up / True-down: On each of the 90th, 180th and 360th day (and, if all Registrable Securities are sold on a later date, on such later date or dates (which may occur on multiple occasions)) following the date of issuance (each, an “Applicable Date”), Parent shall in good faith determine the value of (A) the Breakup Fee or Expenses, as the case may be, by applying a growth rate of 10% per annum to the amount of the Breakup Fee or Expenses, as the case may be, which shall accrue and be compounded daily from the date the Merger Agreement was terminated through the Applicable Date (as may be adjusted on each Applicable Date, the “Guaranteed Value”) and (B) the sum of (i) the value of the Registrable Securities (if any) held by Parent on the Applicable Date (based on the closing price of a Depositary Unit on such date as reported on the NYSE) and (ii) the value, on the Applicable Date, of the cash proceeds received by Parent in connection with a sale of Registrable Securities, applying a growth rate of 10% per annum to such cash proceeds, which shall accrue and be compounded daily from the date the cash proceeds were received by Parent through the Applicable Date, in each case of (i) and (ii), after deducting any and all Taxes and any and all expenses (not paid by or otherwise reimbursed by the Company) that have been or may be incurred by Parent, Merger Sub or their respective Affiliates in connection with the issuance to Parent or its Affiliates of Registrable Securities or any sale of Registrable Securities (the “Applicable Date Value”). If on any Applicable Date, the Applicable Date Value is less than the Guaranteed Value, then the Company shall issue additional Registrable Securities to Parent, which may be on more than one occasion, so that the Applicable Date

EXB-1

Value (including the Applicable Date Value of the additional Registrable Securities issued to Parent) is equal to the Guaranteed Value. If the Company has complied with all of its obligations set forth in this Exhibit B during the time periods prescribed and, on a date on which all of the Registrable Securities have already been sold, the Applicable Date Value is greater than the Guaranteed Value, then Parent will reimburse the Company for such excess. Notwithstanding anything to the contrary, in the event that the Company enters into an agreement in respect of, or consummates any Acquisition Proposal (as defined in the Merger Agreement) within twelve (12) months after the day the Registrable Securities are first issued to Parent, then the Company shall, at Parent’s request, simultaneously with the entry into an agreement in respect of the Acquisition Proposal, or, if earlier, consummation of such an Acquisition Proposal, repurchase from Parent (or any Affiliate of Parent holding Registrable Securities) for cash (which shall be delivered by wire transfer of same day funds) all of the Registrable Securities at a price that will result in the Applicable Date Value as of such date equaling the Guaranteed Value.

5.

Deferral of True-Up: If any issuance of Registrable Securities or any portion of an issuance of Registrable Securities (including the initial issuance as payment of the Breakup Fee or Expenses, as the case may be) would result in Parent owning 10% or more of the outstanding LP Units of the Company, the Company shall defer all or any portion of any issuance to the extent that such issuance or portion thereof would result in Parent owning 10% or more of the outstanding LP Units of the Company. In the event that any issuance or portion thereof is deferred, the Company shall, on the first Business Day of the month immediately following such deferral (and, if applicable, the first Business Day of every subsequent month), issue such amount of Registrable Securities which have been deferred to Parent up to an amount that would result in Parent owning no more than 9.9% of the outstanding LP Units of the Company. The provisions in this Section 5 shall be binding and non-waivable by the Company or Parent.

6.	Underwriters: Parent shall be able to select the underwriters used for any underwritten offering of Registrable Securities.

7.

Due Diligence: The Company shall allow Parent, any underwriter and any of their respective attorneys, accountants or other agents or representatives to perform reasonable and satisfactory due diligence on the Company and its subsidiaries in connection with any registered offering of the Registrable Securities (whether underwritten or non-underwritten).

8.	Fees/Expenses of Registration and Sale: The Company will bear all of its expenses and all reasonable and documented expenses of Parent relating to registering and selling the Registrable Securities.

9.

Rule 144 Sales: The Company will make and keep adequate public information available by filing with the SEC all required reports so that the Registrable Securities may be sold to the public without registration pursuant to Rule 144, and will deliver upon request to Parent a written statement as to its compliance with these requirements. Upon expiration of the Rule 144 holding period, the Company will have the restricted legends removed from the Registrable Securities and will provide Parent with a customary opinion that the Registrable Securities may be sold to the public in reliance on Rule 144.

10.

Legal Opinions; Comfort Letter: In connection with a registered offering of Registrable Securities (whether underwritten or non-underwritten), the Company will, upon the consummation of each sale of $500,000 or more of Registrable Securities or Registrable Securities representing .01% or more of the outstanding LP Units, provide Parent with customary legal opinions as to 10b-5 and other customary opinions (e.g., due and valid authorization, no violation, no consent, effectiveness of registration statement, etc.), officers certificates and comfort letters.

11.

Indemnification: In connection with a registered offering of Registrable Securities (whether underwritten or non-underwritten), the Company will indemnify Parent for any and all losses related to the offering, sale and/or the receipt of the LP Units except to the extent any such losses result from (i) untrue statements provided by Parent to the Company specifically for inclusion in any registration statement, prospectus or prospectus supplement or (ii) Parent’s bad faith, gross negligence or intentional or willful misconduct.

EXB-2

12.

Underwritten Offerings: In connection with any underwritten offering, the Company will, among other things, enter into a customary underwriting agreement containing customary terms and conditions, representations, warranties and indemnification to the underwriters and Parent, and furnish customary legal opinions, officers certificates and obtain comfort letters addressed to Parent and the underwriters. If Parent receives Registrable Securities in respect of the Breakup Fee, the Company will participate in road shows at Parent’s request in connection with a sale of at least 40% of the Registrable Securities received in consideration for the Breakup Fee.

13.	Listing: LP Units shall be approved for listing on the NYSE upon receipt.

14.

Other: The Company will deliver to Parent and the underwriters as many copies of the registration statement, prospectus and any prospectus supplement as reasonably requested and will register the Registrable Securities under applicable Blue Sky laws as necessary; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction. The Company will also use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement and provide customary notifications to Parent and the underwriters. The Company will prepare all prospectus supplements and amendments required.

15.

Blackout Period: The Company shall have a right to suspend or delay, at any time (but not more than once in any twelve-month period) the registration process and/or suspend Parent’s ability to use a prospectus if, in the reasonable good faith judgment of its Board of Directors, the continuation of the registration process thereof at the time requested would materially adversely affect a pending or proposed significant corporate event, or would require the disclosure of material non-public information that, in the reasonable good faith judgment of the Board of Directors, would have a material adverse effect on the Company and its subsidiaries taken as a whole. The filing of a registration statement (or amendment or supplement thereto) by the Company and the registration process cannot be deferred, suspended or delayed, and Parent’s rights to make offers or sales or to use a prospectus cannot be suspended, pursuant to the provisions of the previous sentence for more than ten (10) days after the abandonment or consummation of any of the foregoing proposals or transactions or for more than thirty (30) days after the date of the Board’s determination referenced in the preceding sentence (which 30 day period shall be reduced by any Blackout Period Days described in paragraphs 1 and 2 above; provided, that such reduction does not reduce the 30 day period to less than 10 days).

16.

Disclosure: The Company agrees that Parent and its Affiliates shall be permitted to make any public disclosures that are necessary or, in consultation with Parent’s counsel, are advisable, in connection with any sale or potential sale of Registrable Securities.

EXB-3

EXECUTION COPY

Exhibit C

1.	Definitions

“Funded Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Company and the Subsidiaries determined on a consolidated basis on such date and shall, in each case, exclude the obligations among the Company and its Subsidiaries listed in item 2 below.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding swap agreements, other than those swap agreements outstanding on the date hereof and listed on Section 3.05(g) of the Disclosure Letter, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof and shall, in each case, exclude the obligations among the Company and its Subsidiaries listed in item 2 below.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Disqualified Stock” shall mean, with respect to any person, any equity interests of such person that, by their terms (or by the terms of any security into which such equity interests are convertible or for which such equity interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable other than at the option of the issuer thereof for Indebtedness or Disqualified Stock or (iii) are redeemable at the option of the holder thereof (other than upon the occurrence of a change of control (or similar event) or sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or

EXC-1

otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under the credit agreement.

2.	Intercompany Debt

•	Intercompany Note by Kings Island Company in favor of Magnum Management Corporation in the face amount of $275,000,000, dated March 28, 2009.

•

Intercompany Note by Magnum Management Corporation in favor of Cedar Fair, L.P. in the face amount of $725,000,000, dated December 31, 2006, as amended by the First Amendment to Intercompany Note, dated February 15, 2007.

EXC-2

ANNEX B

Annex B

Form of LLC Agreement

[To come]

ANNEX C

GUGGENHEIM SECURITIES, LLC 135 EAST 57TH STREET NEW YORK, NEW YORK 10022 GUGGENHEIMPARTNERS.COM

December 16, 2009

The Board of Directors

Cedar Fair Management, Inc.

One Cedar Point Drive

Sandusky, OH 44870

Members of the Board:

We understand that Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair” or the “Company”), Cedar Fair Management, Inc., an Ohio corporation and general partner of Cedar Fair (the “General Partner”), Siddur Holdings, Ltd., a New York corporation (“Purchaser”) and Siddur Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Purchaser (“Merger Sub”), intend to enter into an Agreement and Plan of Merger, dated as of December 16, 2009 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and, as more fully described in the Merger Agreement, holders of limited partnership units (the “L.P. Units”) in the Company will receive cash in an amount equal to $11.50 per unit (the “Consideration to be Received”), subject to certain conditions to closing of the Merger.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the holders of the L.P. Units, excluding L.P. Units held by the Company or its subsidiaries (collectively, the “Excluded L.P. Units”).

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information for Cedar Fair;

•

reviewed certain non-public business and financial information regarding Cedar Fair’s business and prospects (including certain financial projections for the period beginning September 30, 2009 and ending December 31, 2013 (the “Cedar Fair Projections”)), all as prepared and provided to us by Cedar Fair’s management;

•

met with certain members of Cedar Fair’s senior management to discuss such management’s strategic and financial rationale for the Merger and Cedar Fair’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, distribution yields, trading multiples and trading volumes of the L.P. Units;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Cedar Fair;

•	reviewed the valuation and financial metrics of certain relevant mergers and acquisitions and other recent transaction activity involving companies which we deemed generally comparable to Cedar Fair;

The Board of Directors

Cedar Fair Management, Inc.

December 16, 2009

•	performed discounted cash flow analyses based on the Cedar Fair Projections furnished to us by Cedar Fair;

•	reviewed the estimated internal rate of return on the equity to be invested by the Purchaser based on the Cedar Fair Projections furnished to us by Cedar Fair;

•	reviewed the premia paid in other leveraged buyout transactions of a size generally comparable to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information provided to or discussed with us by Cedar Fair or obtained by us from public sources, including, without limitation, the Cedar Fair Projections. With respect to the Cedar Fair Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Cedar Fair as to the expected future performance of Cedar Fair. We have not assumed any responsibility or liability for the independent verification of, and we have not independently verified, any such information, including, without limitation, the Cedar Fair Projections; we express no view or opinion regarding the Cedar Fair Projections or the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of Cedar Fair that they are unaware of any facts or circumstances that would make such information, including the Cedar Fair Projections, incomplete, inaccurate or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Cedar Fair, nor have we been furnished with any such appraisals. During the course of our engagement, we were not asked by the Board of Directors to, and we did not, solicit indications of interest from any third parties other than the Purchaser regarding a potential transaction with Cedar Fair. We express no opinion as to the tax treatment of the Merger to Cedar Fair, its subsidiaries and the holders of the L.P. Units, and our opinion does not consider the tax implications of the Merger to the holders of the L.P. Units. In rendering this opinion, we have assumed that (i) the parties to the Merger Agreement will comply with all terms of the Merger Agreement material to our analyses and (ii) the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have an effect material to our analyses. We are not legal, regulatory, tax, accounting or actuarial experts and have relied on the assessments made by Cedar Fair and its advisors with respect to such issues.

In rendering this opinion, we do not express any view or opinion as to the price or range of prices at which the L.P. Units may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Cedar Fair in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and will be credited against the fee payable upon consummation of the Merger. In addition, Cedar Fair has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Cedar Fair also has granted Guggenheim Securities, LLC (“Guggenheim Securities”) the right to provide certain investment banking and other services to Cedar Fair in the future, on customary terms and conditions.

The Board of Directors

Cedar Fair Management, Inc.

December 16, 2009

Guggenheim Securities has not been previously engaged by Cedar Fair, Apollo Global Management, LLC (“Apollo”) or their respective affiliates to provide investment banking or financial advisory services. Guggenheim Securities may seek to provide Cedar Fair, Apollo and their respective affiliates with certain investment banking and/or financial advisory services unrelated to the Merger in the future.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates may (i) provide such financial services to Cedar Fair, Apollo and/or their respective affiliates, for which services Guggenheim Securities and/or certain of its affiliates may receive compensation and (ii) directly or indirectly, hold long or short positions, trade or otherwise conduct such activities in or with respect to debt or equity securities, bank debt and/or derivative products relating to Cedar Fair, Apollo and/or their respective affiliates. Furthermore, Guggenheim Securities and/or certain of its affiliates, employees, officers or directors may have passive minority investments in certain investment funds managed directly or indirectly by Apollo and/or its affiliates and in portfolio companies of such funds.

It is understood that this letter and our opinion are intended for the benefit and use of the Board of Directors of the General Partner in connection with its consideration of the Merger. This letter and our opinion are not to be used or relied upon for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of the L.P. Units in connection with the Merger.

This letter and our opinion do not constitute a recommendation to the Board of Directors of the General Partner in connection with the Merger, nor do this letter and our opinion constitute a recommendation to any holders of the L.P. Units as to how to vote in connection with the Merger. This letter and our opinion do not address Cedar Fair’s underlying business and/or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business and/or financial strategies that might exist for Cedar Fair or the effects of any other transaction in which Cedar Fair might engage. In addition, this opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of Cedar Fair under any federal or state laws relating to bankruptcy, insolvency or similar matters. This letter and our opinion address only the fairness, from a financial point of view, of the Consideration to be Received pursuant to the Merger Agreement. We do not express any view or opinion as to any other term or aspect of the Merger Agreement or the Merger, any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any other class of securities, creditors or other constituencies of Cedar Fair. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of (i) the amount or nature of the consideration to be received by holders of the Special LP Interests (as defined in the Merger Agreement) (ii) the amount or nature of any compensation payable to or to be received by any of Cedar Fair’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be Received or (iii) the investment upon consummation of the Merger by certain members of Cedar Fair senior management of certain proceeds received in the Merger in shares of Purchaser common stock.

This letter and our opinion have been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the

The Board of Directors

Cedar Fair Management, Inc.

December 16, 2009

information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the holders of the L.P. Units, excluding the Excluded L.P. Units.

Very truly yours,

/s/ Guggenheim Securities, LLC

GUGGENHEIM SECURITIES, LLC

ANNEX D

December 16, 2009

Personal and Confidential The Board of Directors Cedar Fair Management, Inc., the General Partner of Cedar Fair, L.P. One Cedar Point Drive Sandusky, Ohio 44870 Members of the Board of Directors:

You have requested our opinion (our “Opinion”) as to the fairness, from a financial point of view, to the holders of units of the limited partnership interests (other than (x) affiliates of Parent (as defined below) and (y) the holders of Excluded LP Units (as defined below)) of Cedar Fair, L.P., a Delaware limited partnership (the “Company”), of the Merger Consideration (as defined below) to be received in the Merger (as defined below). The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger, to be dated on or about the date hereof (the “Merger Agreement”), among Siddur Holdings, Ltd., a New York corporation (“Parent”) and an affiliate of Apollo Management, L.P. (together with its affiliates, “Apollo”), Siddur Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Cedar Fair Management, Inc., an Ohio corporation and the general partner of the Company (the “Company General Partner”). We understand that, pursuant to the Merger Agreement, among other things, Merger Sub shall be merged with and into the Company (the “Merger”) and the Company shall be the surviving entity in the Merger and continue its existence as a limited partnership, or in certain events a limited liability company, under Delaware law. We further understand that each unit of limited partnership interest in the Company, including limited partnership interests underlying depositary units representing limited partnership interests on deposit (each, as may be converted prior to the Merger pursuant to the Merger Agreement, an “LP Unit”), issued and outstanding immediately prior to the effective time of the Merger (other than (v) LP Units owned by Parent or Merger Sub, all of which shall be cancelled without any consideration being exchanged therefor, (w) LP Units owned by the Company, all of which (other than LP Units in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by or held for the benefit of third parties) at the effective time of the Merger shall be cancelled without any consideration being exchanged therefor, (x) LP Units owned by any direct or indirect wholly owned subsidiary of the Company (including Magnum Management Corporation), all of which, immediately following the effective time of the Merger, shall be cancelled without any consideration being exchanged therefor, (y) LP Units as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which LP Units shall be treated as so agreed, and (z) the Special LP Interests (as such term is defined in the limited partnership agreement of the Company) all of which, at the effective time of the Merger, shall be converted into the right to receive $5,290,500 in the aggregate, without interest, with such aggregate amount payable to the holders thereof pro rata based on the holders’ relative capital accounts) (collectively, and in any event including the senior management of the Company and the Company General Partner, who may be holders of Excluded LP Units, “Excluded LP Units”)) shall, by virtue of the Merger, be converted into the right to receive in cash an amount per LP Unit equal to $11.50, without interest (the “Merger Consideration”). We further understand that all of the general partner interests of the Company issued and outstanding immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, at the option of Parent, either (A) be cancelled without any consideration in respect thereof, or (B) be transferred by the Company General Partner to an entity selected by Parent at its sole discretion with such entity being admitted as a successor general partner of the Company. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

Rothschild Inc. 1251 Avenue of the Americas New York, NY 10020	Telephone 212 403-3500 Facsimile 212 403-3501 www.rothschild.com

The Board of Directors Cedar Fair Management, Inc., the General Partner of Cedar Fair, L.P. December 16, 2009 Page 2

In arriving at our Opinion, we have, among other things: (i) reviewed a draft of the Merger Agreement dated December 16, 2009; (ii) discussed the proposed Merger with the management of the Company (and/or the management of the Company General Partner on behalf of the Company); (iii) reviewed certain publicly available business and financial information relating to the Company; (iv) reviewed certain audited and unaudited financial statements of the Company, and certain other financial and operating data, including financial forecasts, relating to the Company, provided to us by the management of the Company (and/or the management of the Company General Partner on behalf of the Company); (v) held discussions with the management of the Company (and/or the management of the Company General Partner on behalf of the Company) regarding the past and current operations and financial condition and prospects of the Company; (vi) compared the historical and projected financial performance of the Company with that of certain publicly traded companies that we deemed to be relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain transactions that we deemed to be relevant; (viii) reviewed the historical market prices and trading volumes of the LP Units; and (ix) considered such other factors and information, and conducted such other analyses, as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company or any of its subsidiaries, including, without limitation, any financial information considered by us in connection with the rendering of our Opinion. Accordingly, in the course of our analyses and for purposes of our Opinion, we have relied upon the accuracy and completeness of all such information. We have not prepared or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries. In particular, we do not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, whether at current market prices or in the future. We have not prepared or obtained any independent evaluation with respect to the solvency of any party to the Merger or any of its subsidiaries and do not express any opinion as to the solvency of any party to the Merger, including under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. We have assumed that any forward-looking information made available to us and used in our analyses has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company (and/or the management of the Company General Partner on behalf of the Company) as to the matters covered thereby. In rendering our Opinion, we express no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based.

For purposes of rendering our Opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries was made available to us. We have assumed that, in all respects material to our analysis, the representations and warranties contained in the Merger Agreement and any agreement contemplated thereby are and will be as of all dates made or deemed made true and correct, that each of the parties to the Merger Agreement or any agreement contemplated thereby will perform all of the covenants and agreements to be performed by it under such agreement and that the Merger will be consummated in accordance with the terms and conditions set forth in the Merger Agreement without any waiver or modification thereof, including that Parent will obtain the financing necessary to consummate the Merger. We have assumed that the material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any party to the Merger Agreement is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments,

The Board of Directors Cedar Fair Management, Inc., the General Partner of Cedar Fair, L.P. December 16, 2009 Page 3

modifications or waivers made that would have an adverse effect on any party to the Merger Agreement or the expected benefits of the Merger to any party to the Merger Agreement in any way meaningful to our analysis. We have further assumed that the final Merger Agreement as executed will not differ in any material respect from the latest draft of the agreement reviewed by us.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect our Opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this Opinion. We do not express any opinion as to the price at which any LP Unit or any other security may trade at any time, including subsequent to the date of our Opinion.

We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our Opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. We express no view or opinion as to the financing of the Merger or the terms or conditions upon which it is to be obtained.

In connection with our services as financial advisor to the Company in connection with the Merger, Rothschild Inc. will be paid certain fees (including fees payable upon the delivery of our Opinion), a substantial portion of which are contingent upon consummation of the Merger. The Company has also agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, in the past we have provided financial advisory services to the Company and one or more of the equity holders of Parent, or to one or more of their respective portfolio companies or other affiliates, and we may have provided and may currently be providing, or may provide in the future, investment banking services to the Company, Parent or one or more of the equity holders of Parent, or to one or more of their respective portfolio companies or other affiliates, for which we have received and/or may receive customary fees. In particular, we have served as a financial advisor to the Company in connection with the Company’s acquisition of all of the outstanding shares of capital stock of Paramount Parks, Inc. from a subsidiary of CBS Corporation in June 2006, and we have received customary fees for such services. In addition, during the past two years, we have served as a financial advisor to (i) Apollo in connection with the acquisition of Smart & Final Inc. by an affiliate of Apollo, and (ii) Vinson & Elkins LLP, counsel to Huntsman Corporation, in connection with certain litigation between Huntsman Corporation and Hexion Specialty Chemicals, Inc., an affiliate of Apollo, and we have received customary fees for such services. As you are aware, Steven H. Tishman, a member of the Board of Directors of the Company General Partner, has been a managing director at Rothschild Inc. since November 2002. In addition, in the ordinary course of business, we and our affiliates may trade the securities of the Company or affiliates of Apollo for our own and/or their own accounts or for the accounts of customers and may at any time hold a long or short position in such securities.

Our Opinion is addressed to, and is solely for the use and benefit of, the Board of Directors of the Company General Partner as the General Partner of the Company in connection with its evaluation of the Merger and is not on behalf of, and is not intended to confer rights or remedies or be relied upon by, any other entity or person, and may not be used for any other purpose without our prior written consent. Our Opinion is limited to the evaluation of the fairness, from a financial point of view, to the holders of the LP Units (other than (x) affiliates of Parent and (y) the holders of Excluded LP Units) of the Merger Consideration to be received in the Merger, and we express no opinion as to the merits of the underlying decision by the Company to engage in

The Board of Directors Cedar Fair Management, Inc., the General Partner of Cedar Fair, L.P. December 16, 2009 Page 4

the Merger or as to any term or aspect of the Merger or any other transactions contemplated by the Merger Agreement except for those terms specifically identified in this letter. Our Opinion is not intended to be and does not constitute a recommendation to the Board of Directors of the Company General Partner to approve or enter into the Merger. We express no opinion as to the relative merits or fairness of the Merger as compared to the consideration that would have been received by the holders of LP Units under any other transaction or strategy. In that regard, in arriving at our Opinion, we have not been authorized to contact, and have not contacted, any third parties to solicit indications of interest in a possible transaction involving all or a part of the Company, nor have we negotiated or held discussions with any party (other than Parent and its affiliates) concerning a possible transaction with the Company. Our Opinion is not intended to and does not constitute a recommendation to any unitholder, stockholder, policyholder or creditor of the Company, the Company General Partner or any of their respective subsidiaries or any other person as to how such person should act in connection with the Merger or any matter related thereto.

This Opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that our Opinion may be included in any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law, provided that our Opinion is reproduced in such filing in full and any description of or reference to us or summary of our Opinion and the related analyses in such filing is in a form acceptable to us and our counsel. This Opinion has been approved by the Investment Banking Commitment Committee of Rothschild Inc., with the advice and counsel of members of its Opinion Subcommittee. Steven H. Tishman did not participate in any proceedings of the Investment Banking Commitment Committee of Rothschild Inc. with respect to the evaluation of this Opinion.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the holders of the LP Units (other than (x) affiliates of Parent and (y) the holders of Excluded LP Units).

Very truly yours,

/s/ Rothschild Inc.

ROTHSCHILD INC.

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED JANUARY 8, 2010	PROXY VOTING INSTRUCTIONS

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MAIL - Date, sign and mail your proxy card in the postage-paid envelope provided as soon as possible.

You may enter your voting instructions at [—] or [—] up until 11:59 PM Eastern Time the day before the special meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

    CEDAR FAIR, L.P.

The Board of Directors recommends a vote FOR Proposals 1 and 2.	For	Against	Abstain

1.     To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2009, by and among Siddur Holdings, Ltd., a New York corporation (“Parent”), Siddur Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Cedar Fair and Cedar Fair Management, Inc., an Ohio corporation and general partner of Cedar Fair and approve the transactions contemplated therein, including the merger of Cedar Fair and, if requested by Parent, the conversion of Cedar Fair to a limited liability company under the laws of the State of Delaware to be effective immediately prior to the closing of the merger (collectively, the “Transactions”).

	☐	☐	☐

2.    To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement and approve the Transactions.

	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN THE BOX]	Date	Signature (Joint Owners)	Date

CEDAR FAIR, L.P.

[—], 2010

Dear Cedar Fair, L.P. Unitholder:

It is my pleasure to invite you to a special meeting of limited partner unitholders of Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), which will be held on [—] at [—] a.m., local time, at [—]. The attached materials contain details regarding the business to be conducted at the special meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the proxy materials and proxy card.

We look forward to seeing you at the special meeting.

Sincerely,

RICHARD L. KINZEL
Chairman, President and Chief Executive Officer

THE SPECIAL MEETING PROXY STATEMENT IS AVAILABLE AT WWW.CEDARFAIR.COM/IR/PROXY.

CEDAR FAIR, L.P.

PROXY

SPECIAL MEETING OF LIMITED PARTNERS, [—], 2010

This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s

General Partner, Cedar Fair Management, Inc.

The undersigned unitholder of Cedar Fair, L.P., a Delaware limited partnership, hereby acknowledges receipt of the proxy statement dated [—], 2010, and hereby appoints Richard L. Kinzel and Peter J. Crage and each of them jointly and severally, Proxies and attorneys-in-fact, with full power of substitution, to vote as designated on the reverse side, and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder, all of the Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on [—], 2010, at the Special Meeting of Limited Partners to be held on [—], 2010, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

(Continued and to be signed on the reverse side)